REGISTRATION NO. 333-23555
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------


                             ITHACA INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          2251, 2341 & 2322                        56-1385842
(State or other jurisdiction of        (Primary Standard Industrial                (IRS Employer
incorporation or organization)          Classification Code No.)                Identification No.)


                                HIGHWAY 268 WEST
                                  P.O. BOX 620
                        WILKESBORO, NORTH CAROLINA 28697
                                 (336) 667-5231

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                RICHARD P. THRUSH
                Senior Vice President-Finance and Administration
           Secretary, Principal Financial and Chief Accounting Officer
                                Highway 268 West
                                  P.O. Box 620
                        Wilkesboro, North Carolina 28697
                                 (336) 667-5231


(Name, address, including zip code, and telephone number, including area code, of registrant's agent for service of process)

                                 ---------------


                                   COPIES TO:


                              CARL L. REISNER, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064
                                 (212) 373-3000


                                 ---------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of the Registration Statement.

                                   -----------


   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                               Dated July 24, 1998
PROSPECTUS
                                10,109,290 Shares

                             Ithaca Industries, Inc.

                                  Common Stock

                          -----------------------------


        This Prospectus relates to the offering from time to time of up to 10,109,290 shares ("Shares") of Common Stock, par value $.01 per share (the "Common Stock"), issued by Ithaca Industries, Inc. (the "Company" or "Ithaca Industries" or "Ithaca"), a Delaware corporation, to certain creditors of the Company pursuant to the Company's Plan of Reorganization dated as of August 29, 1996 ("Plan of Reorganization") under Section 1121(a) of the United States Bankruptcy Code (the "Bankruptcy Code") and pursuant to a Management Agreement entered into with Alvarez & Marsal, Inc. dated December 17, 1996 (the "Management Agreement"). The Plan of Reorganization became effective on December 16, 1996 (the "Effective Date of the Plan of Reorganization"). Pursuant to the Plan of Reorganization, 10,000,000 shares of Common Stock were issued following the Effective Date of the Plan of Reorganization and as of October 29, 1997, constituted all of the shares of Common Stock outstanding. Pursuant to the Management Agreement, an option to purchase 109,290 shares of Common Stock was granted to Alvarez & Marsal, Inc., the Company's financial and business advisor, as of January 31, 1997. As of the date of this Prospectus, Alvarez & Marsal, Inc. has not exercised its option.

        The Shares may be sold to the public from time to time by certain holders thereof (the "Selling Stockholders") in the amount and the manner described herein or as may be set forth in a Prospectus Supplement accompanying this Prospectus. The Company will receive no proceeds from the sale of any of the Shares by any of the Selling Stockholders. See "Plan of Distribution."

                          -----------------------------


        SEE "RISK FACTORS" ON PAGE 9 FOR INFORMATION CONCERNING CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN ANY OF THE SHARES.

                          -----------------------------


        Through the date hereof, there has been no established public trading market for the Common Stock. Application was made to list the Common Stock on the NASDAQ National Market. This application was withdrawn because the Company was advised by NASDAQ that it would not qualify. The Company intends to reapply if and when it believes it meets the criteria. There can be no assurance that this will occur. Further there can be no assurance that any active trading market will develop or will be sustained for the Common Stock or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of the Common Stock to sell shares in a timely manner, if at all, or to recoup their investment in the Common Stock. See "Risk Factors--Liquidity; Absence of Market for Common Stock."

                          -----------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------


                  The date of this Prospectus is July 24, 1998.

        The Selling Stockholders directly, through agents designated from time to time or through dealers or underwriters also to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices, public offering prices, historical trading information for the Common Stock, the names of any such agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." If the Company is advised that an underwriter has been engaged with respect to the sale of any Shares offered hereby or in the event of any other material change in the plan of distribution, the Company will cause an appropriate amendment to the Registration Statement of which this Prospectus forms a part to be filed with the Securities and Exchange Commission (the "Commission") reflecting such engagement or other change. See "Additional Information."

        The Company will not receive any proceeds from this offering, but agreed to pay substantially all of the expenses of this offering other than applicable transfer taxes, seller's counsel fees, commissions, fees and discounts payable to dealers, agents or underwriters. The Selling Stockholders and any broker dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Description of Capital Stock--Registration Rights Agreement" and "Plan of Distribution" for a description of certain indemnification arrangements.

                             ADDITIONAL INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith is obligated to file reports and other information with the Commission. Reports and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. Reports, proxy, information statements and other information regarding the Company filed electronically with the Commission are available on the Commission's web site (http://www.sec.gov).

        The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments and exhibits thereto) under the Securities Act with respect of the Shares offered hereby. This Prospectus, which forms a part of such Registration Statement, does not contain all the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, with respect to each such contract, agreement or other document filed as an exhibit to such Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference. Any interested parties may inspect such Registration Statement, without charge, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. Neither the delivery of this Prospectus or any Prospectus Supplement, nor any sales made hereunder or thereunder shall under any circumstances create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof.

                               PROSPECTUS SUMMARY

        THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR PURPOSES OF PRESENTING FINANCIAL INFORMATION IN THIS PROSPECTUS (OTHER THAN THE FINANCIAL STATEMENTS), THE COMPANY'S FISCAL YEARS ARE INDICATED AS ENDING ON JANUARY 31, ALTHOUGH BEFORE DECEMBER OF 1996 SUCH PERIODS ACTUALLY ENDED ON THE FRIDAY NEAREST SUCH DATE AND AFTER NOVEMBER OF 1996 SUCH PERIODS ACTUALLY END ON THE SATURDAY NEAREST SUCH DATE.

                                   THE COMPANY

        The Company believes it is the largest manufacturer of private brand men's underwear and women's hosiery products and the second largest private brand manufacturer of women's underwear in the United States, operating distribution and manufacturing facilities in the Southeastern United States and off-shore manufacturing facilities in Central America. The Company has three principal product lines: (1) men's and boys' underwear and outerwear T-shirts,
(2) women's and girls' underwear and (3) women's hosiery. In marketing its products the Company utilizes the private label names or trade names of its customers as well as licensed brand names. The Company's products are sold through a wide range of retail distribution channels and are offered to the public through more than 10,000 customer outlets, including discount stores, department stores, specialty stores, drug stores and supermarkets. The key elements of the Company's strategy are to supply a wide variety of product offerings at a number of price points, to maintain a strong presence in multiple channels of distribution, to maintain close customer relationships by developing products and programs that suit individual customer needs and to maintain low cost and flexible manufacturing or sourcing capabilities.

        The Company was founded in 1948 in Ithaca, New York as a manufacturer of women's underwear. Since that time, Ithaca has evolved from a specialized producer of women's underwear for J.C. Penney to become a leading diversified producer and marketer of undergarments to major retailers throughout the United States. Over the years, Ithaca expanded its product lines and manufacturing capacity, adding women's hosiery in 1968, men's and boys' underwear in 1972 and T-shirts in 1983. In 1983, Ithaca's founder sold the business to an investor group led by Merrill Lynch Capital Partners Inc. ("MLCP"), a private investment firm affiliated with Merrill Lynch & Co., Butler Capital Corporation ("Butler") and senior management. The Company was recapitalized in 1988 and in December 1992, the Company completed a public offering of $125,000,000 of 11.125% Senior Subordinated Notes due 2002 (the "Notes"). In connection with the completion of the offering, the Company and its stockholders completed a reorganization whereby the Company became a wholly owned subsidiary of Ithaca Holdings, Inc., a Delaware corporation ("Holdings").

        During fiscal 1996, the Company incurred covenant defaults under its bank credit agreement, originally dated as of December 10, 1992 and amended and restated as of December 16, 1996 (the "Credit Agreement"). Under the terms of a series of waivers between the Company and the parties to the Credit Agreement, the Company was unable to pay the interest due on the Notes. In the third and fourth quarters of fiscal 1996 the Company undertook an extensive review of its manufacturing capacity, overhead structure, product lines and customer base. These efforts resulted in the promulgation of a three-year business plan, revised in May 1996 (as revised, the "Business Plan"), to enhance performance and reduce overhead expenses. The Company consolidated its distribution centers and production capacity to increase efficiencies, consolidated the operations of certain plants to off-shore facilities and accelerated the process of moving sewing operations off-shore. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        In furtherance of its restructuring efforts, on October 8, 1996, the Company filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code ("Chapter 11") with the Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On December 16, 1996, the Company emerged from bankruptcy pursuant to the Plan of Reorganization. Pursuant to the Plan of Reorganization, among other things, 10,000,000 shares of Common Stock were distributed to the holders of the Notes, the Notes were retired, the Company ceased to be a subsidiary of Holdings and the Credit Agreement was amended and restated. In August 1997, the Credit Agreement was amended principally to modify certain financial covenants to more closely reflect the Company's operating results.

        On March 24, 1998, the Company acquired substantially all of the assets of Glendale Hosiery Company ("Glendale"), a manufacturer of women's hosiery. Also on March 24, 1998, the Company's existing Credit Agreement was replaced by $110 million in new credit facilities.

        The Company is organized under the laws of the State of Delaware and its principal executive offices are located at Highway 268 West, P.O. Box 620, Wilkesboro, North Carolina 28697, telephone number (336) 667-5231.

                                  RISK FACTORS

        See "Risk Factors" for information concerning certain risks associated with an investment in the Shares.

                          SUMMARY FINANCIAL INFORMATION

        The summary financial information set forth below is qualified by and should be read in conjunction with the "Financial Statements" and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following table sets forth selected financial information with respect to the Company for the thirteen-week period ended May 2, 1998 (unaudited), the year ended January 31, 1998, the 10-week period ended February 1, 1997, the 42-week period ended November 22, 1996 and each of the three fiscal years prior to the fiscal year ended February 1, 1997. Net income per share for periods prior to November 22, 1996 is not meaningful because during such periods the Company was a wholly owned subsidiary of Ithaca Holdings, Inc. The Company's Results of Operations for the 10-week period ended February 1, 1997 and the 42-week period ended November 22, 1996 reflect the consummation of the Plan of Reorganization and the transactions contemplated thereby and the application of Fresh Start Reporting rules and procedures. Results of Operations of the Company for the thirteen weeks ended May 2, 1998, the year ended January 31, 1998 and the 10-week period ended February 1, 1997 will generally not be comparable to the prior periods due to the effects of the Plan of Reorganization.

                                        Post-Confirmation                                        Pre-Confirmation
                              ------------------------------------------     -------------------------------------------------------
                                 13-Week                       10-Week         42-Week
                              Period Ended   Year Ended     Period Ended     Period Ended             Fiscal year Ended
                                  May 2,     January 31,     February 1,     November 22,               January 31,
                                   1998         1998            1997             1996         1996          1995            1994
                              ------------   ----------     ------------     ------------ ------------  ------------   ------------
                              (unaudited)                     (Dollars in thousands)
STATEMENT OF OPERATIONS
DATA:
Net sales                     $  60,388      $ 237,021      $  42,708        $ 297,603     $  398,819    $  414,800    $  414,671
Gross profit                      7,745         34,653          4,487           42,060         44,882        72,859        68,072
Selling, general and
  administrative
  expenses                        7,032         26,052          7,354           27,670         43,486        37,075        39,711(1)
(Recovery of) provision
  for asset write-downs
  and restructuring                  --             --             --           (2,964)        51,591(2)         --            --
Operating income (loss)             713          8,601         (2,867)          17,354        (50,195)       35,784        28,361
Interest expense--net(3)          1,685          6,875          1,385           17,489         26,905        23,147        23,455
Reorganization items                 --             --             --           (1,176)(4)         --            --            --
Income (loss) before
  income taxes and
  extraordinary
  items                            (938)         2,339         (4,157)           1,666        (76,802)       13,166         4,968
Income tax (expense)
  benefit                           334            803          1,400           (4,218)        27,157        (5,653)       (2,086)
Income (loss) before
  extraordinary item                 --          1,536         (2,757)          (2,552)       (49,644)        7,513         2,882
Extraordinary item(5)                --             --             --           67,924             --            --            --
Net income (loss)             $    (604)     $   1,536      $  (2,757)       $  65,372     $  (49,644)    $   7,513    $    2,882
                              ============   ==========     ============     ============  ============   ==========   =============
Net income (loss) per
    common share(8)           $   (0.06)     $    0.15      $   (0.28)           n/a           n/a            n/a            n/a
                              ============   ==========     ============     ============  ============   ==========   =============
BALANCE SHEET DATA (AT
  END OF PERIOD)(7):                    Post-Confirmation                                        Pre-Confirmation
                              ------------------------------------------                   -----------------------------------------
Working capital (deficit)     $  66,024      $  51,496      $  63,523       $   75,591     $ (145,909)    $ 113,028    $  123,222
Total assets                    145,470        115,990        133,687          155,993        208,642       224,471       235,997
Long-term debt exclusive
  of current maturities          77,346         53,519         66,069           77,255         n/a (6)      221,819       242,785
Total stockholders' equity
  (deficit)                   $  21,555      $  20,895      $  19,359       $   22,116     $  (93,558)    $ (43,914)   $  (51,427)

--------------------------------

(1) Includes a bad debt provision of $4 million to cover the bankruptcy of a major T-shirt customer during the second quarter of fiscal 1994.

(2) In fiscal 1996 the Company initiated a restructuring plan to improve operating performance and reduce costs. In connection with this plan, the Company recorded charges totaling $51,591,000 ($33,379,000 after related income tax benefits). Such charges related to (i) the closing and consolidation of certain manufacturing and distribution facilities, (ii) the write-down of certain equipment associated with closed facilities,
     (iii) the write-off and establishment of reserves for inventory and accounts receivable associated with customers, product lines, and specific products that the Company elected to discontinue manufacturing and distributing, (iv) severance and other costs associated with plant closures and overhead reductions, and (v) the write-off of certain impaired intangible assets.

(3) Principally includes interest expense on long-term debt and amortization of deferred debt expense, offset by interest income from the short-term investment of excess cash. During the period from August 29, 1996 through November 22, 1996, the Company did not accrue interest on the Senior Subordinated Notes due 2002 which were canceled in connection with the Plan of Reorganization.

(4) Reorganization items for the 42-week period ended November 22, 1996 include $3,765,000 of adjustments to record assets and liabilities at fair value in connection with the application of Fresh Start Reporting.

(5) Gain on debt discharge (net of income tax expense of $23,056,000) pursuant to confirmation of Plan of Reorganization at November 22, 1996.

(6) Due to continuing covenant violations, temporary waivers granted and events of default, as further discussed in "Management's Discussion and Analysis," all of the Company's outstanding debt was classified as current at February 2, 1996.

(7) Amounts prior to November 22, 1996 do not reflect the consummation of the Plan of Reorganization.

(8) Net income (loss) per share amounts for periods prior to the Plan of Reorganization effective date of November 22, 1996 are not presented since they do not reflect the new capitalization using Fresh Start Reporting.

                                  RISK FACTORS

        PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS IN THE COMMON STOCK SHOULD CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

EMERGENCE FROM REORGANIZATION PROCEEDING

        On December 16, 1996, the Company emerged from bankruptcy pursuant to the Plan of Reorganization. The Plan of Reorganization left all the Company's creditor's claims unimpaired except for parties to the Credit Agreement, which was restructured and the holders of the Notes (the "Noteholders"), who received 10,000,000 shares of Common Stock in exchange for all of their Notes, which were then retired. While trade creditors were paid in full, it is believed that the bankruptcy had some adverse impact on the Company's relationship with customers and suppliers and its access to capital.

SUBSTANTIAL LEVERAGE

        The Company is significantly leveraged. The Company's prior Credit Agreement was replaced by $110.0 million in new credit facilities on March 24, 1998 (collectively referred to as the "Loan Agreements"). One portion of the new facility consists of a $25.0 million term loan facility ("Term Loan") and a revolving loan facility of up to $70.0 million. A separate portion of the new facility consists of an additional $15.0 million term loan facility ("Second Term Loan"). The revolving loan facility includes a sub-limit of $15.0 million for the issuance of letters of credit. As of June 26, 1998, the Company had $38.8 million of term loans outstanding, $37.5 million of borrowings under its revolving loan facility, and $5.4 million of outstanding letters of credit. The Company at June 26, 1998 had $14.7 million of additional borrowing capacity under its revolving loan facility.

        The degree to which the Company is leveraged could have important consequences for holders of the Common Stock, including: the Company's future ability to obtain additional financing for working capital, capital expenditures, product development, acquisitions, general corporate purposes or other purposes may be impaired; a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal and interest on its indebtedness; terms of the Loan Agreements restrict the Company's ability to pay dividends and impose other operating and financial restrictions; and the Company's degree of leverage may make it vulnerable to economic downturns and may limit its ability to withstand competitive pressures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

        The Company believes that, based on current levels of operations, its cash flow from operations will be adequate to make scheduled payments of principal and interest on its indebtedness prior to final maturity, to permit anticipated capital expenditures and to fund working capital requirements. The ability of the Company to meet its debt service obligations generally will be dependent upon the future performance of the Company, which, in turn, will be subject to general economic conditions, financial, competitive, business factors and other factors, including factors beyond the Company's control.

        The Loan Agreements contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, make capital expenditures, pay dividends, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations or engage in certain transactions with affiliates and otherwise restrict corporate activities (including change of control and asset sale transactions). In addition, under the Loan Agreements, the Company is required to maintain specified financial ratios and comply with tests, including minimum tangible net worth, minimum cash flow, minimum fixed charge coverage ratio and maximum funded indebtedness to cash flow ratio. The Company believes that based on its current and anticipated levels of operations it will maintain compliance with the financial covenants set forth in the Loan Agreements; however, there can be no assurance that the Company will be able to do so if its actual financial results in the future are significantly below the Company's current expectations. Any significant deterioration in the Company's future operating or financial performance could result in a breach of these provisions. The Company's obligations under the Loan Agreements are secured by substantially all the assets of the Company. The breach of any of these covenants or restrictions could result in a default under the Loan Agreements, which could permit the lenders party to the Loan Agreements to declare all amounts borrowed thereunder to be due and payable together with accrued and unpaid interest, to terminate their commitments to make further loans and issue letters of credit and to proceed against the collateral securing the obligations owed to them. Any such default could have a significant adverse effect on the market value and the marketability of the Common Stock.

RISKS INHERENT IN BUSINESS PLAN

        In the third and fourth quarters of fiscal 1996 the Company undertook an extensive review of its manufacturing capacity, overhead structure, product lines and customer base. These efforts resulted in the promulgation of the Business Plan to enhance performance and reduce overhead expenses. The Company consolidated its distribution centers and production capacity to increase efficiencies, consolidated the operations of certain plants to off-shore facilities and accelerated the process of moving sewing operations off-shore. Beginning in fiscal 1998, the Company has been unable to attain the level of sales revenue anticipated by the Business Plan and therefore has not and may continue to be unable to achieve the Operating Results set forth in the Business Plan. The Company believes this resulted from customers' reluctance to place new or additional programs with the Company while it was implementing its financial restructuring as well as increased pressure from the Company's competitors to place programs with both existing and potential new customers. See "Management's Discussion and Analysis of Financial Condition" and "Results of Operations--Business Plan."

        The Business Plan is dependent upon, among other things, the Company's ability to increase its foreign sourcing capabilities and to otherwise manufacture its products at a competitive cost. A key element of the Business Plan is to develop foreign contracting sources, particularly for women's and girls' underwear. The Company is also engaged in ongoing efforts to consolidate its women's hosiery operations and to consolidate other operations in offshore facilities. The success of the Company's foreign sourcing efforts is dependent, among other things, upon the absence of political or economic disruptions, quotas, labor disruptions, embargoes or currency fluctuations that might adversely affect the Company, particularly in Honduras and Mexico and other foreign countries where the Company currently or in the future sources its products.

        The Business Plan is also dependent upon the efficient operation of new centralized distribution centers, the success of the Company's efforts to streamline its stock keeping units ("SKU's") to eliminate unprofitable and low-profit lines and products, to reduce its selling, general and administrative expenses and to efficiently manage its inventory levels.

RISK ASSOCIATED WITH THE GLENDALE HOSIERY COMPANY ACQUISITION

        On March 24, 1998, the Company acquired substantially all of the assets of Glendale. There can be no assurance that problems will not arise in combining Glendale with the Company; for example, difficulties may be encountered by the Company as a result of the integration of Glendale's corporate, accounting, financial reporting and management information systems with the Company's system or Glendale may be subject to unanticipated business uncertainties or legal liabilities. In addition, one of the factors considered by the Company in connection with the acquisition of Glendale were the opportunities for synergies expected to be achieved. There can be, however, no assurance the Company will achieve the desired levels of synergies when anticipated or at all. Failure to achieve the desired levels of synergies could have a material adverse effect on the business, results of operations, liquidity and financial condition of the Company.

FRESH START REPORTING

        The Company adopted Fresh Start Reporting on November 22, 1996, the date the Plan of Reorganization was confirmed by the Bankruptcy Court. Accordingly, the Company's Consolidated Balance Sheets as of May 2, 1998, January 31, 1998 and February 1, 1997 and its Consolidated Statement of Operations, Consolidated Statements of Stockholders' Equity (Deficit) and Consolidated Statements of Cash Flows for the thirteen weeks ended May 2, 1998; the year ended January 31, 1998; and the 10-week period ended February 1, 1997 will not be comparable to the Consolidated Financial Statements for prior periods included elsewhere herein.

IMPORTANCE OF MAJOR CUSTOMERS

        For the 52-week period ended January 31, 1998, J.C. Penney accounted for approximately 52% of the total net sales of the Company. No other customers accounted for 10% or more of total net sales for the 52-week period ended January 31, 1998. The loss of a material amount of sales to J.C. Penney, or a decline in J.C. Penney's business, or the loss of one of the Company's other major customers would have a material adverse effect on the Company's Results of Operations. See "Business--Importance of Major Customers."

COMPETITION

        The underwear and women's hosiery businesses are highly competitive. While a number of the Company's competitors have moved to foreign sourcing to a significantly greater degree, a substantial portion of the Company's operations remain located in the United States. A key element of the Business Plan is to develop foreign sourcing, particularly for women's and girls' underwear. The Company's failure to develop such sourcing capabilities could materially adversely affect the Company.

        The Company believes that suppliers in the underwear and women's hosiery businesses compete primarily on the basis of price, quality and customer service. The Company competes with other private label manufacturers as well as manufacturers of branded products. Several of the Company's competitors have significantly greater financial resources and market recognition than the Company. Many of the Company's customers purchase a portion of their private label program's requirements from competitors as well as from Ithaca. See "Business--Competition."

FOREIGN SOURCING

        The Company currently relies and anticipates increasing reliance on the foreign sourcing of its products. The Company's ability to utilize foreign sourcing is dependent on the absence of political or economic disruptions, quotas, labor disruptions, embargoes or currency fluctuations in the countries in which the Company sources its products.

DEPENDENCE ON KEY PERSONNEL

        The Company is dependent on the continued services of certain senior executives, including: Jim D. Waller, Chief Executive Officer, President and Chairman of the Board of Directors (the "Board"), Richard P. Thrush, Senior Vice President-Finance and Administration, Secretary, Principal Financial and Chief Accounting Officer, R. Dean Riggs, Executive Vice President-Manufacturing,
David H. Jones, Executive Vice President-Sales, Brian F. Slagle, Executive Vice President-Hosiery, and Brian T. Fearn, Treasurer. The Company believes the loss of the services of one or more of these senior executives could have a material adverse effect on the Company.

LIQUIDITY; ABSENCE OF MARKET FOR COMMON STOCK

        There is no currently existing formal trading market for the Common Stock. Pursuant to the Plan of Reorganization and the Management Agreement, the Shares were issued to a limited number of holders. Application was made to list the Common Stock on the NASDAQ National Market. This application was withdrawn because the Company was advised by NASDAQ that it would not qualify. The Company intends to reapply if and when it believes it meets the criteria. There can be no assurance that this will occur. Further, there can be no assurance that any active trading market for the Common Stock will develop or be sustained or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of the Common Stock to sell shares in a timely manner, if at all. The trading market, if such market develops, may be unstable and illiquid for an indeterminate period of time. In addition, holders of the Common Stock who are deemed to be "underwriters" as defined in subsection 1145(b) of the Bankruptcy Code or who are otherwise deemed to be "affiliates" or "control persons" of the Company within the meaning of the Securities Act, will be unable to freely transfer or sell their respective Shares (which securities will be "restricted securities" within the meaning of the Securities Act), except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or "blue sky" laws. However, as described below, certain holders of Common Stock have certain registration rights. See "Description of Capital Stock--Registration Rights Agreement."

EFFECT OF FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS

        No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for future sale will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

        An aggregate of 10,000,000 shares of Common Stock were issued pursuant to the Plan of Reorganization. Pursuant to Section 1145 of the Bankruptcy Code, all of such shares of Common Stock are freely tradeable without registration under the Securities Act, except for shares that were issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy Code) or that are acquired by an "affiliate" of the Company. With respect to all of the shares of Common Stock issued to the Noteholders pursuant to the Plan of Reorganization (together with any securities issued or issuable in respect thereof by way of a dividend, stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, the "Registrable Securities") the Company has entered into a registration rights agreement with certain stockholders (the "Registration Rights Agreement") which requires Ithaca to use its reasonable best efforts to file, cause to be declared effective and keep effective for three years or until all registerable securities are sold, a "shelf" registration statement (the "Shelf Registration"). The Registration Statement of which this Prospectus is a part is the Shelf Registration referred to in the Registration Rights Agreement. See "Description of Capital Stock--Registration Rights Agreement."

DIVIDENDS

        The Company presently intends to retain earnings for working capital and to fund capital expenditures. Accordingly, there is no present intention to pay cash dividends on any shares of the Common Stock. In addition, the Loan Agreements prohibit the payment of cash dividends on the Company's equity securities.

CERTAIN CORPORATE GOVERNANCE MATTERS

        It is possible that certain provisions of the Company's Certificate and certain provisions of the General Corporation Law of Delaware (the "DGCL"), may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. In addition, the Rights Agreement (as defined below) entered into by the Company may inhibit a change of control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the Common Stock in connection with such a transaction. Such provisions may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that might result in the receipt of a premium over the market price for the shares held by stockholders. See "Description of Capital Stock."

FORWARD-LOOKING STATEMENTS

        Certain statements in this Prospectus including information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," constitute "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Ithaca desires to take advantage of certain "safe harbor" provisions of the Reform Act and is including this special note to enable the Company to do so. Forward-Looking statements included in this Prospectus, involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ materially from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The Company believes a change in the following important factors could cause such a material difference to occur: (1) the level of sales to the Company's major customers, in particular J.C. Penney which accounted for approximately 52% of the Company's total net sales for the 52-week period ended January 31, 1998; (2) the Company's ability to source or manufacture its products at a competitively favorable cost; (3) the general strength of retailing particularly in the apparel categories in which the Company operates and at the retail outlets which are major customers of the Company; (4) the continued services of certain of the Company's senior executives; (5) the comparative strength of the Company's principal competitors, particularly the impact of foreign sourcing in certain of the Company's product categories; (6) the absence of political or economic disruptions, quotas, labor disruptions, embargoes or currency fluctuations that might adversely affect the Company, particularly in Honduras and other foreign nations where the Company currently or in the future sources its products; (7) the success of the Company's recent Business

Plan and reorganization, particularly (a) the success of the Company's ongoing efforts to consolidate its women's hosiery operations and certain other operations in offshore facilities and to increase its foreign sourcing capabilities (especially in women's and girls' underwear categories), (b) the level of efficiency of operation of the Company's new centralized distribution centers, (c) the success of the Company's efforts to streamline its SKU's and eliminate unprofitable and low-profit lines and products, (d) the success of the Company's efforts to reduce its selling, general and administrative expenses and
(e) the success of the Company's efforts to efficiently manage its inventory levels; (8) the success of integrating Glendale's operations with the Company;
(9) the impact of price fluctuations for raw materials utilized by the Company, particularly cotton and spandex, and the Company's ability to pass on to retailers and consumers any possible price increases; (10) the continued improvement of the Company's information systems; or (11) the ability of the Company to have access to adequate capital to meet its working capital needs and to fund necessary capital expenditures.

        Many of the foregoing factors have been discussed in the Company's prior filings with the Commission and other publicly available documents. Had the Reform Act been effective at an earlier time, this special note would have been included in earlier Commission filings. The foregoing review of significant factors should not be construed as exhaustive or as an admission regarding the adequacy of disclosures previously made by the Company prior to the effective date of the Reform Act.


                                 USE OF PROCEEDS

        The Company will receive none of the proceeds from the sale of the Shares by the Selling Stockholders. A total of 10,000,000 shares of Common Stock were issued to Noteholders of the Company in accordance with the Plan of Reorganization under which the Company emerged from a Chapter 11 bankruptcy proceeding. An option to purchase 109,290 shares of the Company's Common Stock was issued to Alvarez & Marsal, Inc. as part of the compensation due under the Management Agreement for the turnaround-management and financial restructuring advisory services rendered to the Company.


                                 DIVIDEND POLICY

        The Company has no present intention of paying any dividends on the Common Stock. The declaration and payment of future dividends to holders of Common Stock will be at the discretion of the Company's Board and will depend upon many factors, including the Company's financial condition, earnings, the capital requirements of its operating subsidiaries, legal requirements and such other factors as the Board deems relevant. In addition, the Loan Agreements prohibit the payment of cash dividends on the capital stock of the Company.

        Under the DGCL, the Company may only declare and pay dividends out of surplus (as defined in the DGCL) or if there is no surplus and subject to certain conditions, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                           MARKET FOR THE COMMON STOCK

        Through the date hereof there has been no established public trading market. Application was made to list the Common Stock on the NASDAQ National Market. This application was withdrawn because the Company was advised by NASDAQ that it would not qualify. The Company intends to reapply if and when it believes it meets the criteria. There can be no assurance that this will occur. See "Risk Factors--Liquidity; Absence of Market for Common Stock." Pursuant to the Plan of Reorganization, 10,000,000 Shares were issued following the Effective Date of the Plan of Reorganization and as of October 29, 1997, constituted all of the outstanding shares of Common Stock. In reliance on the exemption provided by Section 1145 of the Bankruptcy Code, none of the 10,000,000 Shares issued pursuant to the Plan of Reorganization was registered under the Securities Act in connection with its issuance pursuant to the Plan of Reorganization; however, those shares are being registered hereby for resale by the Selling Stockholders pursuant to certain registration rights. Shares issued pursuant to the Plan of Reorganization are freely tradeable without registration under the Securities Act, except for any shares that were issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy Code) or that are subsequently acquired by an "affiliate" of the Company, all of which shares will be "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144"). Shares which are "restricted securities" within the meaning of Rule 144 may not be resold in the absence of registration under the Securities Act other than in accordance with Rule 144 or another exemption from registration. See "Description of Capital Stock--Registration Rights Agreement" for a discussion of the rights of certain stockholders of the Company to request registration of sales of their Shares. Also registered hereby are 109,290 shares of Common Stock which Alvarez & Marsal, Inc. hold an option to purchase. As of June 29, 1998, there were approximately 14 holders of record of Common Stock and there were no outstanding options or warrants to purchase, or securities convertible into, Common Stock or Preferred Stock, par value $.01 per share ("Preferred Stock"), other than options to purchase 822,811 shares of Common Stock, including the options granted to Alvarez & Marsal, Inc., issuable under the Company's 1996 Long Term Stock Incentive Plan ("LTIP"), and the 1997 Stock Option Plan for Non-Employee Directors (the "Director Option Plan"), of which options to purchase 479,377 shares are currently exercisable.

                                 CAPITALIZATION

        The following table sets forth the consolidated capitalization of the Company at May 2, 1998. This table should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, found elsewhere in this Prospectus.


                                                               May 2, 1998
                                                         -----------------------
                                                              (in thousands)

Current Installments of Long Term Debt                   $              413
Long Term Debt
  Credit Facility:                                                   76,460
   Other                                                                886
                                                         -----------------------
   Total                                                 $           77,759
                                                         -----------------------

Stockholders' Equity:
  Preferred Stock, par value $.01 per share; 2,500,000                   --
  Shares authorized; none issued
  Common Stock par value $.01 per share, 27,500,000                     104
  authorized, 10,400,000 issued and outstanding
  Additional Paid-In Capital                                         23,276
  Retained (Deficit) Earnings                                        (1,825)
                                                         -----------------------
   Total Stockholders' Equity                                        21,555
                                                         -----------------------
Total Capitalization                                                 99,314
                                                         =======================

                             SELECTED FINANCIAL DATA

        The selected financial information set forth below is qualified by and should be read in conjunction with the "Financial Statements" and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Prospectus. The Company's Results of Operations for the 10-week period ended February 1, 1997 and the 42-week period ended November 22, 1996 reflect the consummation of the Plan of Reorganization and the transactions contemplated thereby and the application of Fresh Start Reporting rules and procedures. Results of Operations of the Company for the thirteen-week period ending May 2, 1998, year ended January 31, 1998 and the ten-week period ended February 1, 1997 will generally not be comparable to the prior periods due to the effects of the Plan of Reorganization. Net income per share for periods prior to November 22, 1996 is not meaningful because during such periods the Company was a wholly owned subsidiary of Ithaca Holdings, Inc.


                                        Post-Confirmation                                        Pre-Confirmation
                              ------------------------------------------     -------------------------------------------------------
                                 13-Weeks                      10-Weeks        42-Weeks
                              Period Ended   Year Ended     Period Ended     Period Ended             Fiscal year Ended
                               May 2, 1998    January 31,     February 1,     November 22,               January 31,
                               (unaudited)      1998            1997             1996         1996          1995            1994
                              ------------   ----------     ------------     ------------ ------------  ------------   ------------
                                                         (Dollars in thousands)
STATEMENT OF OPERATIONS
DATA:
Net sales                     $  60,388      $ 237,021      $  42,708        $ 297,603     $  398,819    $  414,800    $  414,671
Gross profit                      7,745         34,653          4,487           42,060         44,882        72,859        68,072
Selling, general and
  administrative
  expenses                        7,032         26,052          7,354           27,670         43,486        37,075        39,711(1)
(Recovery of) provision
  for asset write-downs
  and restructuring                  --             --             --           (2,964)        51,591(2)         --            --
Operating income (loss)             713          8,601         (2,867)          17,354        (50,195)       35,784        28,361
Interest expense--net(3)          1,685          6,875          1,385           17,489         26,905        23,147        23,455
Reorganization items                 --             --             --           (1,176)(4)         --            --            --
Income (loss) before
  income taxes and
  extraordinary
  items                            (938)         2,339         (4,157)           1,666        (76,802)       13,166         4,968
Income tax (expense)
  benefit                           334            803          1,400           (4,218)        27,157        (5,653)       (2,086)
Income (loss) before
  extraordinary item                 --          1,536         (2,757)          (2,552)       (49,644)        7,513         2,882
Extraordinary item(5)                --             --             --           67,924             --            --            --
Net income (loss)             $    (604)     $   1,536      $  (2,757)       $  65,372     $  (49,644)    $   7,513    $    2,882
                              ============   ==========     ============     ============  ============   ==========   =============
Net income (loss) per
    common share(8)           $   (0.06)     $    0.15      $   (0.28)           n/a           n/a            n/a            n/a
                              ============   ==========     ============     ============  ============   ==========   =============
BALANCE SHEET DATA (AT
  END OF PERIOD)(7):                    Post-Confirmation                                        Pre-Confirmation
                              ------------------------------------------                   -----------------------------------------
Working capital (deficit)     $  66,024      $  51,496      $  63,523       $   75,591     $ (145,909)    $ 113,028    $  123,222
Total assets                    145,470        115,990        133,687          155,993        208,642       224,471       235,997
Long-term debt exclusive
  of current maturities          77,346         53,519         66,069           77,255         n/a (6)      221,819       242,785
Total stockholders' equity
  (deficit)                   $  21,555      $  20,895      $  19,359       $   22,116     $  (93,558)    $ (43,914)   $  (51,427)

--------------------------------

(1) Includes a bad debt provision of $4 million to cover the bankruptcy of a major T-shirt customer during the second quarter of fiscal 1994.

(2) In fiscal 1996 the Company initiated a restructuring plan to improve operating performance and reduce costs. In connection with this plan, the Company recorded charges totaling $51,591,000 ($33,379,000 after related income tax benefits). Such charges related to (i) the closing and consolidation of certain manufacturing and distribution facilities, (ii) the write-down of certain equipment associated with closed facilities, (iii) the write-off and establishment of reserves for inventory and accounts receivable associated with customers, product lines, and specific products that the Company elected to discontinue manufacturing and distributing, (iv) severance and other costs associated with plant closures and overhead reductions, and (v) the write-off of certain impaired intangible assets.

(3) Principally includes interest expense on long-term debt and amortization of deferred debt expense, offset by interest income from the short-term investment of excess cash. During the period from August 29, 1996 through November 22, 1996, the Company did not accrue interest on the Senior Subordinated Notes due 2002 which were canceled in connection with the Plan of Reorganization.

(4) Reorganization items for the 42-week period ended November 22, 1996 include $3,765,000 of adjustments to record assets and liabilities at fair value in connection with the application of Fresh Start Reporting.

(5) Gain on debt discharge (net of income tax expense of $23,056,000) pursuant to confirmation of Plan of Reorganization at November 22, 1996.

(6) Due to continuing covenant violations, temporary waivers granted and events of default, as further discussed in "Management's Discussion and Analysis," all of the Company's outstanding debt was classified as current at February 2, 1996.

(7) Amounts prior to November 22, 1996 do not reflect the consummation of the Plan of Reorganization.

(8) Net income (loss) per share amounts for periods prior to the Plan of Reorganization effective date of November 22, 1996 are not presented since they do not reflect the new capitalization using Fresh Start Reporting.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

        The following discussion should be read in conjunction with the Consolidated Financial Statements and the related notes included elsewhere in this Prospectus.

        The following table sets forth the percentage relationship to total net sales of certain items included in the Company's Statements of Operations:



                                  Post-Confirmation                     Pre-Confirmation
                     -------------------------------------------  --------------------------
                      13-WEEK  13-WEEK
                       PERIOD   PERIOD  FISCAL YEAR    10-WEEK      42-WEEK     FISCAL YEAR
                       ENDED    ENDED      ENDED    PERIOD ENDED  PERIOD ENDED     ENDED
                       MAY 2,   MAY 3,  JANUARY 31,  FEBRUARY 1,  NOVEMBER 22,  JANUARY 31,
                        1998     1997      1998         1997          1996         1996
                        ----     ----      ----         ----          ----         ----
Net sales:
Men's & boys'
   underwear and
   T-shirts            59.8%    59.9%     61.8%         51.2%         56.4%        52.0
   Women's and girls'
   underwear           11.5     14.5      13.5          17.1          17.2         18.7
   Women's hosiery     26.3     21.2      21.3          28.6          24.5         27.3
      Other             2.4      4.4       3.4           3.1          1.9           2.0
                     --------  -------   -----------  ---------   ------------  -----------

               Total  100.0%   100.0%    100.0%        100.0%       100.0%        100.0%

   Cost of sales       87.2     86.0      85.4          89.5         85.9          88.7
                     --------  --------  -----------  ---------   ------------  -----------

Gross profit           12.8     14.0      14.6          10.5         14.1          11.3

Selling, general and
   administrative
   expenses            11.6     11.6      11.0          17.2         9.3           10.9
(Recovery of)
   provisions for asset
   write-downs and       --       --        --            --        (1.0)%         12.9%
   restructuring     --------  -------   -----------  ---------   ------------  -----------
Operating income
   (loss)               0.1      2.4       3.6          (6.7)        5.8          (12.6)
Interest expense-net   (0.3)    (2.5)     (2.9)         (3.2)       (5.9)          (6.6)
Other net                --      0.1       0.3          (0.2)        0.2             --
Reorganization items     --       --        --             --        0.4%            --
                     --------  -------   -----------  ---------   ------------  -----------
Income (loss) before
   income taxes and
   extraordinary items (0.2)      --       1.0          (9.7)        0.5          (19.2)
Income tax (expense)
   benefit              0.1       --      (0.4)          3. 3       (1.4)           6.8
Extraordinary
item-gain on             --        --        --            --        22.8             --
debt discharge       --------  -------   -----------  ---------   ------------  -----------
Net income (loss)      (1.0)%    0.0%      0.6%         (6.4)%      21.9%         (12.4)%
                     ========  ========  ===========  =========   ============  ===========

RESULTS OF OPERATIONS

COMPARISON OF FISCAL 1998 TO THE COMBINED 10-WEEK PERIOD ENDED FEBRUARY 1, 1997 AND THE 42-WEEK PERIOD ENDED NOVEMBER 22, 1996.

        Net sales declined 30% to $237.0 million. This decline reflected, in part, the Company's previously announced decision to exit unprofitable lines of business. Sales of continuing products also decreased reflecting lower sales to the Company's major customers. The 1998 fiscal year's revenue included $5.3 million in sales of discontinued products compared to $45.5 million in the comparable period last year. Men's and boys' underwear and T-shirt sales were down 22.8%, women's and girls' underwear sales were down 45.3% and women's hosiery sales were down 40.6%. Unit volume was down 35.3% with men's and boys' underwear and T-shirts down 23.7%, women's and girls' underwear down 48.6% and women's hosiery down 41.1%. The average selling price per dozen for fiscal 1998 was $21.89 versus $20.32 in the comparable period last year, primarily reflecting a change in the mix among product lines. There were no significant pricing changes to the Company's customers during fiscal 1998.

        Gross profit declined $11.9 million or 25.6% as compared to the comparable period last year as a direct result of the lower sales volume. Gross profit margins for fiscal 1998 improved to 14.6% of net sales from 13.7% in the prior period. The improved margins resulted from the elimination of revenues with low gross margins, the continuing emphasis of moving production to lower-cost, offshore locations, and decreased depreciation expense as a result of fresh start reporting.

        Selling, general and administrative expenses decreased by $9.0 million or 25.7% in fiscal 1998 versus the comparable period last year. This decrease was a result of reduced employee related costs and reduced overhead support cost for the discontinued sales revenues. As a percentage of net sales, selling, general and administrative expense increased to 11.0% in fiscal 1998 against 10.3% in the comparable period last year reflecting the impact of lower sales on operating leverage.

        Net interest expense fell to $6.9 million for fiscal 1998, a decrease of $12.0 million or 63.4% for the comparable period last year. This decrease resulted from the conversion of $125 million of senior subordinated notes into common stock as part of the Company's financial restructuring, which was recorded on November 22, 1996, and lower average levels of borrowings.

        The income tax expense for fiscal 1998 was 34% of income before income taxes compared to a benefit of 34% on the pre-tax loss incurred in the prior year's post confirmation period.

COMPARISON OF THE 10-WEEK PERIOD ENDED FEBRUARY 1, 1997 TO THE 10-WEEK PERIOD ENDED FEBRUARY 2, 1996.

        Net sales declined 33.0% to $42.7 million in the 10-week period ended February 1, 1997, from $63.7 million in the 10-week period ended February 2, 1996. Men's and boys' underwear and T-shirt sales were down 30.8%, women's and girls' underwear sales were down 34.2% and women's hosiery sales were down 36.4%. Unit volume was down 29.8% with men's and boys' underwear and T-shirts down 20.3%, women's and girls' underwear down 39.8% and women's hosiery down 32.0%. The average selling price per dozen in the 10-week period ended February 1, 1997 decreased to $18.75 from $19.63 in the comparable prior period, primarily reflecting a change in the mix among product lines.

        The sales declines reflect, in part, the implementation of the Company's Business Plan, which was designed in part to eliminate unprofitable products. While the Company does not consider its business to be seasonal, the relative level of sales for the 10-week period ended February 1, 1997, proportionate to the Company's sales in other periods, is consistent with the Company's past experience as that period is traditionally a period of relatively low sales activity. The sales level is not believed to be representative of the Company's sales level and financial results on an annualized basis. Net sales in the 10-week period ended February 1, 1997 included approximately $3.8 million of sales resulting from the wind-down of discontinued products, which will not recur in future periods. Sales of discontinued products were not included in the projections made in the Business Plan as it only included sales of products which the Company intended to sell in future periods.

        Gross profit, excluding provisions for asset write-down and restructuring charges incurred in the 10-week period ended February 2, 1996, increased by $4.7 million from ($0.2) million to $4.5 million during the 10-week period ended February 1, 1997, compared to the 10-week period ended February 2, 1996; with gross margin improving to 10.5% of sales from (0.3%) in the comparable prior period, as product costs fell proportionately faster than the sales decline. The improved gross margin was principally attributable to lower costs of production resulting from the offshore sourcing of men's and boys' underwear and outerwear T-shirts and women's and girls' underwear and improved efficiencies in hosiery operations.

        The Company recorded provisions for workforce reductions and asset write-downs of $37.4 million in the 10-week period ended February 2, 1996. There were no provisions for workforce reductions and asset write-downs in the 10-week period ended February 1, 1997.

        Selling, general, and administrative expenses, excluding the provisions for workforce reductions and asset write-downs incurred in the 10-week period ended February 2, 1996, decreased by $2.3 million (23.2%) in the 10-week period ended February 1, 1997 to $7.3 million from $9.5 million in the 10-week period ended February 2, 1996. Shipping expense was $1.6 million lower in the 10-week period ended February 1, 1997 as compared to the 10-week period ended February 2, 1996. Lower shipping costs were realized, in part, because during the 10-week period ended February 1, 1997 the Company's consolidated distribution centers were fully operational, while in the comparable prior period, the Company's consolidated distribution centers could not be fully utilized. In addition, the Company experienced lower sales levels in the current period compared to the comparable prior period. Selling costs were $1.4 million lower in the current period, reflecting staffing reductions implemented early in fiscal 1997.

        Interest expense, net of interest income, decreased to $1.4 million in the 10-week period ended February 1, 1997 compared to $4.9 million in the 10-week period ended February 2, 1996. The decrease in the 10-week period ended February 1, 1997, compared to the 10-week period ended February 2, 1996, was due to lower average borrowings, including the effect of the retirement of the Notes pursuant to the Plan of Reorganization, partially offset by higher interest rates.

        The income tax benefit in the 10-week period ended February 1, 1997 was 34% of the loss before income taxes, compared to a benefit of 46% of the loss before income taxes in the 10-week period ended February 2, 1996.

COMPARISON OF 42-WEEK PERIOD ENDED NOVEMBER 22, 1996 TO 43-WEEK PERIOD ENDED NOVEMBER 24, 1995.

        Net sales declined 11.2% to $297.6 million in the 42-week period ended November 22, 1996 from $335.1 million in the 43-week period ended November 24, 1995. Men's and boys' underwear sales were up 1.2%; women's and girls' underwear sales were down 19.5% and women's hosiery sales were down 18.8%. Outerwear T-shirts sales decreased 16.6%. Unit volume was down 12.9% with men's and boys' underwear down 3.3%, women's and girls' underwear down 18.6% and women's hosiery down 17.3%, and outerwear T-shirt volume down 18.7%. The average selling price per dozen in the 42-week period ended November 22, 1996 increased to $20.57 from $20.18, primarily reflecting a mix change among product lines.

        The sales declines reflected, in part, the implementation of the Company's Business Plan which was designed, among other objectives, to eliminate unprofitable products. Net sales in the 42-week period ended November 22, 1996 included $39.9 million of sales resulting from the wind-down of discontinued products, which will not recur in future periods. These sales of discontinued products were not included in the Business Plan which reflected only sales of products that the Company intends to continue selling.

        Gross profit declined $3.0 million or 6.6% during the 42-week period ended November 22, 1996 compared to the 43-week period ended November 24, 1995; however, gross margin improved to 14.1% of sales from 13.4% in the prior period, as product costs fell proportionately faster than the sales decline. The improved gross margin was attributable to lower costs from offshore sourcing of men's and boys' underwear and women's and girls' underwear. In the 42-week period ended November 22, 1996, the Company reduced its excess domestic manufacturing capacity in the men's and boys' underwear, women's and girls' underwear and outerwear T-Shirt divisions by closing plants. Approximately 1,500 manufacturing and overhead jobs were eliminated by these closings in the 42-week period ended November 22, 1996. Women's hosiery was favorably impacted by improved production efficiency and progress in eliminating unprofitable products.

        The Company recorded a reversal in the 42-week period ended November 22, 1996 of $3.0 million of asset writedowns taken during fiscal 1996 (related to recovery of receivables previously identified as impaired assets) compared to provisions for workforce reductions and assets writedown of $14.2 million in the 43-week period ended November 24, 1995.

        Selling, general and administrative expenses decreased by $6.3 million (18.5%) in the 42-week period ended November 22, 1996 to $27.7 million from $34.0 million in the 43-week period ended November 24, 1995, which represented a decrease from 10.9% as a percentage of sales in the 43-week period ended November 24, 1995 to 9.3% as a percentage of sales in the 42-week period ended November 22, 1996. The primary component of this decrease was lower employee related costs, resulting from headcount reductions early in fiscal 1997. Shipping expense was $2.0 million lower in the current period reflecting operation of the consolidated distribution centers in the current period compared with the transition to these distribution centers in the prior period and lower sales levels in the 42-week period ended November 22, 1996 as compared to the 43-week period ended November 24, 1995.

        Interest expense, net of interest income, decreased to $17.5 million for the 42-week period ended November 22, 1996 compared to $22.0 million in fiscal 1996. The decrease in the 42-week period ended November 22, 1996 was due to nonaccrual of bondholder interest after August 29, 1996 ($3.2 million lower than the 43-week period ended November 24, 1995) and lower average borrowings in fiscal 1997, partially offset by higher interest rates during the period.

        Income tax expense in the 42-week period ended November 22, 1996 was 253.3% of income before income taxes, compared to 35.3% in full year fiscal 1996. The increase is due primarily to the provision for deferred tax liabilities resulting from tax bases reductions in connection with the gain from the debt discharge associated with the confirmation of the Plan of Reorganization and to the non-deductibility of certain restructuring charges.

THIRTEEN WEEKS ENDED MAY 2, 1998 COMPARED WITH THIRTEEN WEEKS ENDED MAY 3, 1997

        Net sales increased from $58.7 million for the thirteen weeks ended May 3, 1997 to $60.4 million (2.9%) for the thirteen weeks ended May 2, 1998. The sales increase reflected the results of Glendale, which was acquired on March 24, 1998. During this year's first quarter the Glendale sales were $3.8 million.

        Gross profit for the first quarter of fiscal 1999 was 12.8%. Included in this year's first quarter was $0.7 million, or 1.2% in costs for the closing of the Company's Robbins, NC hosiery plant. Without this one-time non-recurring cost, this year's gross margin would have equaled last year's gross margin of 14.0%.

        Selling, general and administrative expenses for the first quarter of fiscal 1999 increased to $7.0 million from $6.8 million (2.9%) last year primarily due to higher sales volume. As a percentage of net sales, this year's 11.6% was the same as the prior year.

        Operating profit decreased to $0.7 million for the first quarter of fiscal 1999 from $1.4 million for the comparable period last year primarily due to the lower gross profit.

        Interest expense remained constant with last year's first quarter at $1.7 million.

LIQUIDITY AND CAPITAL RESOURCES

        On March 24, 1998, the Company completed the acquisition of Glendale for a combination of stock, cash and the assumption of certain indebtedness. In conjunction with the acquisition, the Company's prior Credit Agreement was replaced by a $110.0 million new credit facility. One part of the new facility provides for a term loan of $25.0 million and a revolving loan facility of up to $70.0 million. A separate part of the new credit facility provides for an additional $15.0 million term loan. The revolving loan facility includes a sub-limit of $15.0 million for the issuance of letters of credit. As of June 26, 1998, the Company had $38.8 million of term loans outstanding, $37.5 million of borrowings under the revolving loan facility, and $5.4 million of outstanding letters of credit. The Company at June 26, 1998 had $14.7 million of availability under its revolving loan facility.

        At January 31, 1998 the Company's net working capital was $51.5 million and the current ratio was 2.8:1. At February 1, 1997 the Company's net working capital was $63.5 million and the current ratio was 2.9:1. The Company reported a working capital deficit at the end of fiscal 1996 because of the presentation of substantially all outstanding debt as currently payable. The calculation of a current ratio under such circumstance would not be meaningful.

        Capital additions were $4.2 million for the fiscal year ended January 31, 1998 and were related primarily to purchases of machinery and equipment. Capital additions of the comparable prior year period were $ 4.0 million and were also primarily related to purchases of machinery and equipment. In fiscal year 1996, capital additions of $13.9 million related principally to the Company's new centralized distribution facilities.

        The Company's cash on hand as of January 31, 1998 was $0.7 million compared with $0.1 million at February 1, 1997. The increase in cash was due to slightly higher bank balances from outstanding bank borrowings. The Company's cash on hand as of May 2, 1998 was a $0.9 million compared to $0.7 million at January 31, 1998.

        Inflation has had only a minimal impact on the Company in the past. The Company has minimized the impact of inflation on costs and expenses through cost controls and increased manufacturing efficiency. The Company has at times experienced some increase in the cost of labor, supplies, raw materials and administrative expenses. The Company is not always able to promptly pass on cost increases to its customers, principally due to time of raw materials purchases and customer orders as well as competitive pressures.

IMPACT OF YEAR 2000 ("Y2K")

        Some of the Company's computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

        The Company's focus and goal has been to identify all Y2K issues and to develop plans to resolve those issues. The primary plan for remediation of the Company's legacy systems, is to replace those systems as part of its overall implementation of its Enterprise Resource Planning ("ERP") system. The ERP project is supervised and supported by senior management. Areas outside the scope of the ERP project such as time clocks, phone systems and manufacturing machines, are also being addressed.

        The project is estimated to be completed not later than March 31, 1999, which is prior to any anticipated impact on its operating systems. The Company believes that with modifications to existing software and a conversion to new software, the Y2K issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Y2K issue could have a material impact on the operations of the Company.

        The Company has had formal communications with its major customers and suppliers regarding standardizing systems for Y2K compliance. There is no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems.

        The incremental cost of the Y2K project is not material and the date on which the Company believes it will complete the Y2K modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and costs of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

FINANCIAL CONDITION

        On October 8, 1996 the company filed a voluntary petition for reorganization under Chapter 11 with the Bankruptcy Court. The filing of the voluntary petition resulted from a sequence of events stemming from the Company's default under the Credit Agreement.

        The Company emerged from bankruptcy on December 16, 1996 and a final order was issued by the Bankruptcy Court on April 7, 1997. Pursuant to the Plan of Reorganization, the Company has repaid all of the secured and unsecured claims allowed by the Bankruptcy Court as follows: general unsecured claims were satisfied in the ordinary course of business. Noteholder claimants received the right to a pro rata share of 10,000,000 shares of Ithaca Common Stock (representing, in the aggregate, all of the outstanding shares of Ithaca Common Stock except for Common Stock issued pursuant to the LTIP). Prior equity interests in the Company were canceled, annulled and extinguished. Administrative claims were paid in full, in cash, in the ordinary course of business. Tax claims were paid in full. Priority claims were paid in full. The Credit Agreement was amended and restated. General secured claims were paid in full. Each holder of an allowed general secured claim was either paid in full on December 16, 1996 (or the date upon which there is a final order allowing such claim as an allowed secured claim), or was otherwise to be rendered unimpaired.

BUSINESS PLAN

        In the third and fourth quarters of fiscal 1996 the Company undertook an extensive review of its manufacturing capacity, overhead structure, product lines and customer base. The Company analyzed its strategic plans in connection with the utilization of its plants located in Honduras, as well as obtaining products from other foreign sources. These efforts resulted in the promulgation of the Business Plan. In general, to enhance its performance and reduce overhead expenses, the Company consolidated its distribution centers and production capacity to increase efficiencies, consolidated certain plants to off-shore facilities and accelerated the process of moving more sewing operations off-shore. As part of the implementation of the Business Plan, the Company terminated certain real property leases and unprofitable license agreements, and made certain payments in connection therewith. In addition, the Company reduced the number of styles and products it produced, eliminated certain unprofitable customers and product lines, began the process of establishing Far East outsourcing capability and closed selected plants. Beginning in fiscal 1998, the Company has been unable to obtain the level of sales revenue anticipated by the Business Plan and was unable to achieve the Operating Results set forth in the Business Plan. The Company believes this resulted from customers' reluctance to place new or additional programs with the Company while it was implementing its financial restructuring as well as increased pressure from the Company's competitors to place programs with both existing and potential new customers.

        The Company has previously made its Business Plan, which contained projections regarding the Company's future net sales and operating income, publicly available. Projections contained in the Business Plan were not prepared with a view to complying with published guidelines of the Commission nor with the accounting profession's principles regarding projections. In addition, such information was based on a number of assumptions and was subject to significant uncertainties and contingencies, many of which are beyond the Company's control. Further, the Business Plan did not reflect any tax expense or credits during the projection period, and utilized asset and liability valuations from the Company's Historical Financial Statements, modified for the impact of the exchange of the Notes for equity and the resultant elimination of bondholder interest during the projection period. Such information does not reflect the impact of Fresh Start accounting rules, does not conform to generally accepted accounting principles, and constitutes Forward Looking Statements under the Reform Act as discussed on the first page of this report.


                                       BUSINESS

GENERAL

        Ithaca is a leading designer, marketer and manufacturer of private brand men's and boys' underwear and outerwear T-shirt products, women's and girls' underwear and women's hosiery. The Company believes it is the largest manufacturer of private brand men's underwear and women's hosiery products and the second largest manufacturer of women's underwear in the United States, operating distribution and manufacturing facilities in the southeastern United States and off-shore manufacturing facilities in Central America. The key elements of the Company's strategy are to supply a wide variety of product offerings at a number of price points, to maintain a strong presence in multiple channels of distribution, to maintain close customer relationships by developing products and programs that suit individual customer needs and to maintain a low cost and flexible manufacturing capability.

PRODUCTS AND SALES

        The Company's three principal product lines are (1) men's and boys' underwear and outerwear T-shirts, (2) women's and girls' underwear and (3) women's hosiery. The Company offers a large selection of products in a wide range of styles, sizes and colors. Ithaca has worked closely with its customers over the years to develop a wide variety of products in each of its product lines to meet the needs of retailers in varied distribution channels. The Company's offerings within each product line range from lower priced goods sold by supermarkets and discount stores to higher quality, higher priced styles sold by department stores. Management believes that this product breadth gives it a competitive advantage over other U.S. private brand manufacturers who do not offer such a wide selection and over foreign manufacturers who generally are not as capable of providing prompt delivery on a broad range of products. Ithaca's products are sold through a wide range of retail distribution channels and are offered to the public through more than 10,000 customer outlets, including discount stores, department stores, specialty stores, drug stores and supermarkets.

        MEN'S AND BOYS' UNDERWEAR AND OUTERWEAR T-SHIRTS

        Ithaca designs and manufactures over 160 styles of crew-neck T-shirts, V-neck T-shirts, briefs, athletic shirts and fashion underwear for its line of men's and boys' underwear. Ithaca also designs and manufactures over 30 styles of tank top shirts, mock turtleneck shirts, white and colored pocket T-shirts and white and colored T-shirt blanks for screen printing for its T-shirt product line. Products are made of 100% cotton, cotton and polyester blends and for fashion underwear, nylon.

        Men's and boys' underwear and outerwear T-shirts accounted for approximately 62% of the Company's net sales in the 52-week period ending January 31, 1998, 51% of the Company's net sales in the 10-week period ended February 1, 1997, 56% in the 42-week period ended November 22, 1996, and 52% in fiscal 1996.

        WOMEN'S AND GIRLS' UNDERWEAR

        Ithaca designs and manufactures over 100 styles of briefs, hip huggers and bikini panties for its line of women's and girls' underwear.

        Women's and girls' underwear sales accounted for approximately 14% of the Company's net sales in the 52-week period ending January 31, 1998, 17% in the 10-week period ended February 1, 1997, 17% in the 42-week period ended November 22, 1996, and 19% in fiscal 1996.

        WOMEN'S HOSIERY

        Ithaca designs and manufactures over 130 styles of regular sheer pantyhose, control top and support pantyhose, knee-highs and stockings for its line of women's hosiery.

        Women's hosiery sales accounted for approximately 21% of the Company's net sales in the 52-week period ending January 31, 1998, 29% in the 10-week period ended February 1, 1997, 25% for the 42-week period ended November 22, 1996, and 27% in fiscal 1996.

RAW MATERIALS

        The principal materials used in the Company's production of goods are cotton, polyester, nylon and spandex yarns as well as tricot and powernet fabrics. The Company does not produce its own yarns and believes that purchasing yarns from the wide range of available sources in the United States is cost-effective. Ithaca also purchases dyestuffs and packaging materials. The Company is not always able to promptly pass on to its customers price increases in raw materials principally due to the timing of raw material purchases and customer orders as well as competitive conditions.

        Management believes its sources of raw materials are adequate and does not currently anticipate difficulty in obtaining raw materials to meet its needs. The Company has not experienced any significant shortages of raw materials during the past 30 years.

MANUFACTURING AND SOURCING

        Ithaca manufactures its products at 13 plants in the southeastern United States and Central America, and sources a portion of its products from contractors located in other countries throughout the world. Goods typically are produced in anticipation of customer demand and the Company maintains a general inventory which turned over 3.0 times in the 52-week period ending January 31, 1998. In both its women's hosiery and fabric production facilities, Ithaca has the flexibility to shift its manufacturing processes easily among many styles, colors and sizes in response to changes in demand. Approximately 59% of the Company's men's and boys' and women's and girls' products are either assembled off-shore from components that are cut in the United States or sourced from the Far East. Approximately 89% of the Company's women's hosiery products are produced domestically.

TRADEMARKS, LICENSES AND PATENTS

        Ithaca's products are predominantly sold under the private brand names or trade names of its customers. The Company usually seeks to obtain trademark registration protection for those private brand names developed by the Company, although such protection generally is not as critical as with branded products. The Company has registered over 48 trademarks in the United States, and has 5 trademark applications pending as of April 24, 1998.

        Ithaca has license agreements permitting it to manufacture and sell specific underwear products using the trademarks of others. The Company has the exclusive U.S. license from Hang Ten International to use the Hang Ten trademark on men's and boys' underwear through January 31, 1999. Ithaca has a license agreement with International Licensing Corporation to use the Lightning Bolt trademark on specified underwear products for men through January 31, 1999. The Company has exclusive U.S. licenses from Salant Corporation to use the Lady Manhattan trademark on specified women's underwear products through December 31, 1999. Ithaca holds a patent for an Automatic Labeling Machine & Method which expires on February 3, 2001.

        The Company does not believe that the loss of any trademark or license with respect to any product or products or the expiration or invalidation of any patent would have a material adverse effect on the overall business of the Company.

DELIVERY REQUIREMENTS

        All purchase orders are taken for current delivery and the Company has no long-term sales contracts with any customer, or any contract entitling Ithaca to be the exclusive supplier of merchandise to any retailer. The Company's standard payment terms are net 30 days and are shipped F.O.B.--distribution center.

SEASONALITY

        The Company does not regard its overall business as highly seasonal.

IMPORTANCE OF MAJOR CUSTOMERS

        For the 52-week period ended January 31, 1998, J.C. Penney accounted for approximately 52% of the total net sales of the Company, compared to nearly 48% in fiscal 1997. No other customers accounted for 10% or more of net sales in the 52-week period ended January 31, 1998, or the 10-week period ended February 1, 1997 or the 42-week period ended November 22, 1996. The loss of a material amount of sales to J.C. Penney, or a decline in J.C. Penney's business, or the loss of one of the Company's other major customers would have a material adverse effect on Ithaca's Results of Operations.

BACKLOG

        The dollar amount of backlog of orders believed to be firm is not material for an understanding of the business of the Company.

COMPETITION

        The underwear and women's hosiery markets in the United States are highly competitive. The Company's products compete with products manufactured by other private brand suppliers as well as with products manufactured under recognized name brands.

        Ithaca believes it is the largest manufacturer of private brand merchandise in its men's underwear and women's hosiery business and the second largest manufacturer in its women's underwear line, offering a broad selection of styles, sizes and colors. The private brand underwear and women's hosiery products business is generally comprised of small scale, privately owned companies with limited product lines. However, management is aware of several large private brand manufacturers with substantial resources. Ithaca's principal private brand competitors include: Beltex, Springford, Nantucket, Oneita, Tultex and Delta Woodside in men's and boys' underwear or outerwear T-shirts; Fitzgerald and Wundies Industries Inc. in women's and girls' underwear; and Americal Corp., Holt, and Acme-McCrary Corp. in women's hosiery.

        The supply of branded underwear and women's hosiery products is dominated by a few large manufacturers, some of which have substantially greater financial resources and market recognition than Ithaca. Many of these manufacturers also produce some private brand underwear and women's hosiery products. The Company's largest competitors among branded product manufacturers are: Jockey International Inc. ("Jockey" and "Jockey for Her" brands), Sara Lee Corp. ("Hanes" and "Hanes Her Way" brands) and Fruit of the Loom, Inc. ("Fruit of the Loom" and "BVD" brands) in underwear; and Sara Lee Corp. ("Hanes" and "L'eggs" brands), Kayser-Roth Corp. ("No Nonsense" brand) and Pennaco Hosiery Inc. ("Round the Clock" brand) in women's hosiery.

        Competition in the underwear and women's hosiery products market is generally based on price, quality and service. The Company believes that it offers a higher level of merchandising and marketing services to retailers implementing private brand programs.

IMPORTS AND EXPORT SALES

        Ithaca's products compete with goods produced worldwide. Over the past decade, US imports of underwear and hosiery have increased substantially. US manufacturers have responded to the influx of lower cost products by shifting production offshore. Ithaca's management believes that a significant portion of US imports represent goods for which cut components have been shipped overseas for assembly. Given the variety of sources for industry data and differences in categorization, it is difficult to compare retail spending categories to imports, but according to the American Apparel Manufacturers Association ("AAMA"), imports represented approximately 49% of underwear and 13% of sheer hosiery sales in calendar 1997, up from approximately 29% and 5%, respectively, in 1994. The Company believes that it is important to have the capability of sourcing a portion of its products from outside the United States. The Company has consolidated certain plants to off-shore facilities and has continued the process of moving more sewing operations off-shore. The Company has established four Honduran subsidiaries which operate three sewing plants in that country, primarily for men's and boys' underwear and outerwear T-shirts. With respect to women's and girls' underwear, Ithaca sources certain products from the Far East. The Company's ability to utilize foreign sourcing is dependent on the absence of political or economic disruptions, quotas, labor disruptions, embargoes or currency fluctuations in the countries in which the Company sources its products.

        Less than 1% of the Company's sales for the 52-week period ended January 31, 1998 were made to firms outside the United States. The Company believes that changes in the level of sales outside of the United States would not have a material adverse effect on Ithaca's Results of Operations.

ENVIRONMENTAL MATTERS

        The Company believes that its facilities and operations are substantially in compliance with current federal, state and local regulations regarding safety, health and environmental pollution. Ithaca generally has experienced no difficulty in complying with these regulations and such compliance has not had a material adverse effect on the Company's capital expenditures, earnings or competitive position.

EMPLOYEES

        The Company employed approximately 6,000 people as of May 31, 1998, of which approximately 5,450 were engaged in manufacturing and approximately 480 were engaged in managerial, administrative or sales and marketing functions. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its relations with employees to be satisfactory and has never experienced any interruption of operations due to labor disputes.

PROPERTIES

        The Company owns its corporate headquarters in Wilkesboro, North Carolina. The Company leases sales offices in New York City and Dallas, Texas. The Company manufactures and distributes its women's and girls' underwear at its owned facilities in Cairo, Georgia. Cutting and distribution for men's and boys' underwear and T-shirt products takes place at an owned centralized distribution and cutting facility in Vidalia, Georgia. Men's and boys' underwear and outerwear T-shirts are sewn in two owned plants in the southeastern United States and at three facilities leased by the Company in Honduras. The Company manufactures and distributes its women's hosiery products at two owned facilities in North Carolina. Fabric for use in the Company's underwear and T-shirt products is knit and finished at the Company's owned facility in Gastonia, North Carolina and narrow fabrics, such as waistbands, are manufactured at an owned facility in Graham, North Carolina. The Company also utilizes leased storage facilities at several plant locations. All of the Company's facilities are kept in good repair and have well-maintained equipment.

LEGAL PROCEEDINGS

        From time to time the Company is involved in legal proceedings relating to claims arising out of its operations in the normal course of business. The Company believes that there are no material legal proceedings pending or threatened against the Company or any of its properties.

                            DIRECTORS AND MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANTS

The directors and executive officers of the Company are as follows:



   NAME                AGE               PRESENT POSITION WITH THE COMPANY
-------------------- ------    -----------------------------------------------
Walter J. Branson      38      Director
Marvin B. Crow         65      Director
Francis Goldwyn        44      Director
Morton Handel          63      Director
Jim D. Waller          58      Chairman of the Board, Chief Executive
                               Officer, President, Director
David N. Weinstein     38      Director
James A. Williams      55      Director
Richard P. Thrush      50      Senior Vice President-Finance and Administration,
                               Chief Financial Officer, Secretary
David H. Jones         55      Executive Vice President-Sales
R. Dean Riggs          46      Executive Vice President-Manufacturing
Brian F. Slagle        36      Executive Vice President-Hosiery
Brian T. Fearn         56      Treasurer

        Walter J. Branson has been a director since 1996. Since 1996, Mr. Branson has been the Senior Vice President of Development of The Big Party Corporation, a party supplies retailer. From 1993 to 1996, Mr. Branson was Senior Vice President and Chief Financial Officer of CWT Specialty Stores, Inc., a women's apparel retailer.

        Marvin B. Crow has been a director since 1996. Mr. Crow has been the President since 1989 of KBO Enterprises, Inc., which operates TCBY Yogurt stores and is involved in management consulting. Mr. Crow also serves on the Board of Directors of Dyersburg Corporation, National Spinning Company, Inc., The Bibb Company and Ameritex Fabric Yarn Company.

        Francis Goldwyn has been a director since 1996. Mr. Goldwyn for the past five years has been the President of Chapman Management Inc., a provider of strategic operating and financial consulting services.

        Morton Handel has been a director since 1996. Since 1997, Mr. Handel has been the President and Chief Executive Officer of Ranger Industries, Inc., an inactive company. Before 1997, Mr. Handel served as President of S&H Consulting Ltd., a financial consulting company. Presently, Mr. Handel is a director of CompUSA, Inc., Concurrent Computer Corp., Toy Biz, Inc. and Ranger Industries, Inc.

        Jim D. Waller has been a director since 1985. Mr. Waller became Chief Executive Officer of the Company in 1991 and President of the Company in 1987.

        David N. Weinstein has been a director since 1996. Mr. Weinstein has been a Managing Director of the High Yield Capital Markets Group at BancBoston Securities, Inc. since 1996. From 1993 to 1996, Mr. Weinstein was Managing Director and Co-Head of the High Yield Capital Markets Group at Chase Securities, Inc. Mr. Weinstein also serves on the Board of Directors of Homeland Holding Corporation.

        James A. Williams has been a director since 1996. In December 1997, Mr. Williams became a board member of Maidenform Worldwide, Inc., a manufacturer of women's intimate apparel, and became Chairman of the Board in January 1998. In addition, since 1993 he has been President and Chief Executive Officer of Great American Knitting Mills, Inc., a division of Biderman Industries, Inc. which filed for bankruptcy in July 1995. Mr. Williams also serves on the Board of Directors of The Bibb Company.

        Richard P. Thrush joined the Company in March 1998 as Senior Vice President-Finance and Administration, Chief Financial Officer, Secretary and Treasurer. Prior to joining Ithaca, Mr. Thrush was the President of Coralstone Associates, which provides business advisory services to consumer product companies, since 1997. From 1992 to 1997, Mr. Thrush was the Chairman and Chief Executive Officer of Block Industries, Inc., a men's sportswear company, which filed for bankruptcy in July 1996.

        David H. Jones joined the Company in January 1997 as Executive Vice President-Sales. Prior to joining Ithaca, Mr. Jones was with Gerber Childrenswear, Inc., which manufactures and distributes bed and bath products and apparel for children, where he served as President and Chief Executive Officer from 1994 to 1996 and as Vice President-Sales prior thereto.

        R. Dean Riggs joined the Company in August 1996 as Executive Vice President-Manufacturing. Mr. Riggs was previously employed by Sara Lee Knit Products, which manufactures and distributes men's, women's and children's underwear and activewear. From 1994 to 1995, Mr. Riggs was Vice President-Operations Planning, and from 1991 to 1994, Mr. Riggs was Vice President-Operations and Manufacturing.

        Brian F. Slagle joined the Company in March 1998. Prior to joining Ithaca, Mr. Slagle was the President of Glendale, a manufacturer of women's hosiery, since 1995. From 1991 to 1995, Mr. Slagle was the Vice President of Glendale.

        Brian T. Fearn joined the Company in May 1995. Prior to being elected Treasurer in April 1998, he was the Director-Treasury Operations. Mr. Fearn was previously employed by Quantum Chemical Corporation, a manufacturer and marketer of petrochemical and energy products. He held numerous positions with that company and from 1993 to 1994 served as Treasurer and a director of several subsidiary and joint venture companies. During the same period, he also served on the board of the Hopewell International insurance syndicate.

COMMITTEES OF THE BOARD OF DIRECTORS

        The Board has established an Audit Committee and a Compensation and Stock Option Committee.

        The "Audit Committee" is responsible for meeting with representatives of the Company's independent certified public accountants and financial management to review accounting, internal control, auditing and financial reporting matters and is responsible, among other things, for maintaining liaison with and exercising supervision over the actions of said accountants in whatever manner and to whatever extent deemed, at its discretion, necessary, proper and in the best interest of the Company and its stockholders. The Audit Committee consists of Messrs. Crow, Goldwyn and Handel, three Directors who are not and never have been employees of the Company.

        The "Compensation and Stock Option Committee" is responsible for reviewing and approving officer and executive salaries and for reviewing and recommending for approval by the Board executive and key employee compensation plans, including incentive compensation and other benefits and consists of Messrs. Branson, Weinstein and Williams, all of whom are not and never have been employees of the Company.

DIRECTOR COMPENSATION

        Currently, non-employee directors of the Company (Messrs. Branson, Crow, Goldwyn, Handel, Weinstein and Williams) are paid retainer fees of $20,000 per year and a fee of $1,500 for each day of Board or committee meetings attended. Non-employee directors are eligible to participate in the Company's Director Option Plan. See "Director Option Plan" below. Pursuant to the Director Option Plan, each person who served as a non-employee director on July 24, 1997 was granted an option to purchase 1,500 shares of Common Stock at an exercise price of $6.00 per share and each person who served as a non-employee director on June 11, 1998 was granted an option to purchase 1,500 shares of Common Stock at an exercise price of $6.00. Each option granted under the Director Option Plan becomes exercisable on the date immediately preceding the Company's annual stockholders' meeting which first occurs after the date of grant, provided the director is in service with the Company on such date. The Company and its subsidiaries do not pay fees to directors who are employees of the Company or its subsidiaries.

EXECUTIVE COMPENSATION

        The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to the Company and its subsidiaries during each of the fiscal years 1998, 1997 and 1996 to the Chief Executive Officer and the other three executive officers of the Company.


                          SUMMARY COMPENSATION TABLE(1)

                                                                                  Long-Term
                                                                                 Compensation
                                              Annual Compensation                   Awards
                                     ----------------------------------------- ----------------
                                                                                  Securities
                              Fiscal                             Other Annual   Underlying No.
Name and Principal Position    Year      Salary       Bonus      Compensation     of Options
----------------------------  ------   ----------    ---------  -------------- ----------------
                                          ($)          ($)          ($) (2)

Jim D. Waller                 1998      498,346            0         1,296              0
Chairman, President and Chief 1997      490,988      422,005         1,219        273,224
Executive Officer             1996      490,984            0         1,219              0
R. Dean Riggs(3)              1998      202,326            0         1,293              0
Executive Vice President-     1997       80,641       46,369             0         75,000
Manufacturing                 1996            0            0             0              0

David H. Jones(4)             1998      216,614            0        58,549(5)           0
Executive Vice President-     1997        8,267        4,755             0         70,000
Sales                         1996            0            0             0              0

Eric N. Hoyle(6)              1998      203,080            0         1,270              0
Sr. Vice President            1997      190,500      109,538         1,219         65,000
Finance & Administration      1996      190,000            0         1,544              0
Chief Financial Officer

(1) As the Company only had three executive officers (other than the Chief Executive Officer), only such three executive officers are included in this table.

(2) Excluded perquisites and other personal benefits, securities or property which, in the aggregate did not exceed the lesser of $50,000 or 10% of the annual salary and bonus for each named executive officer.

(3)  Mr. Riggs joined the Company in August, 1996.

(4)  Mr. Jones joined the Company in January, 1997.

(5)  Includes moving expenses of $58,499.

(6)  Mr. Hoyle left the Company in March, 1998.

EMPLOYMENT AND CONSULTING AGREEMENTS

        The Company entered into an employment agreement with Jim D. Waller in February 1997 (the "Employment Agreement"). The Employment Agreement, which expires on December 31, 1999, calls for Mr. Waller to serve as the Company's Chief Executive Officer at an annual base salary of $490,000. Mr. Waller is eligible to participate in the Company's Cash Bonus Plan (as defined below) and the Company's LTIP.

        If Mr. Waller's employment is terminated during the term of the Employment Agreement, he will be entitled to receive his base salary until termination. If such termination is without cause (defined as gross negligence that is materially detrimental to the Company; willful, material, continued and bad faith failure to perform and discharge his duties and responsibilities; or conviction of a felony involving personal dishonesty) or if Mr. Waller resigns for good reason (defined as either a failure to re-elect him as Chief Executive Officer, an assignment of duties significantly different from Chief Executive Officer, a material limitation of the powers of Chief Executive Officer, a reduction in base salary, relocation from Wilkesboro, North Carolina or a failure to obtain the assumption of the Employment Agreement by a successor), until the expiration of the Employment Agreement, Mr. Waller will be entitled to receive 65% of his base salary if his employment terminates during the fiscal year ending in the third year prior to the expiration date, 80% of his base salary if his employment terminates during the fiscal year ending in the second year prior to the expiration date and 100% of his base salary if his employment is terminated thereafter. In the case of Mr. Waller's death during the term of the Employment Agreement, his designee, estate, personal or legal representative, as the case may be, shall be entitled to receive his then current base salary until the earlier of one year after his death or the date of expiration of the Employment Agreement. If Mr. Waller is mentally or physically incapacitated during the term of the Employment Agreement and is unable to perform his duties, he will be entitled to receive 50% of his base salary until the earlier of one year after his replacement or the expiration of the Employment Agreement.

        The Employment Agreement contains restrictions on disclosure by Mr. Waller of confidential information and restricts Mr. Waller's right to compete with the Company anywhere the Company does business during the term of his employment and for 24 months thereafter. As described above, the Employment Agreement is terminable upon the death of Mr. Waller, by the Company for cause (as defined above), upon disability or by Mr. Waller under certain circumstances. In addition, unless Mr. Waller's employment is terminated for cause (as defined above) by the Company, or Mr. Waller terminates his employment other than for good reason (as defined above), Mr. Waller is entitled to continue to participate in all group health, medical and employee benefits plans and programs to which he was previously entitled for the remaining term of the Employment Agreement.

CASH BONUS PLAN

        Approximately 150 employees, as recommended by management, are eligible to participate in the Cash Bonus Plan (the "Cash Bonus Plan"). Under the provisions of the Cash Bonus Plan, 85% of the amount available for cash bonuses will be paid out if 85% of the target performance level is achieved and will be increased pro rata as actual performance meets or equals up to 115% of the Business Plan targets. In fiscal 1998, a bonus of $123,400 was awarded by the Board at the recommendation of the Compensation and Stock Option Committee.

        The following summary is qualified in its entirety by the provisions of the LTIP, the Directors Option Plan, and the Management Agreement, copies of which have been filed previously as exhibits to the Registration Statement of which this prospectus is a part.

LONG-TERM STOCK INCENTIVE PLAN

        The stockholders have approved the Ithaca Industries, Inc. 1996 Long-Term Stock Incentive Plan (previously defined as the "LTIP"), to be administered by the Compensation and Stock Option Committee which is intended to be comprised of two or more members of the Board each of whom is a "Non-Employee Director" (within the meaning of Rule 16b-3 promulgated under the Exchange Act) and an "outside director" (within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") Section 162 (m)) although, the mere fact that the Compensation and Stock Option Committee does not consist of Non-Employee Directors and outside directors will not invalidate any awards made by it. Any officer, other key employee or consultant to the Company or any of its subsidiaries who is not a member of the Compensation and Stock Option Committee is eligible to participate in the LTIP. The Compensation and Stock Option Committee has the sole and complete authority to determine the participants to whom awards shall be granted ("Participant" or "Participants").

        The LTIP authorizes the grant of awards to Participants with respect to a maximum of 928,962 shares of the Company's Common Stock, which awards may be made in the form of (1) nonqualified stock options, (2) stock options intended to qualify as incentive stock options under Section 422 of the Code, (3) stock appreciation rights, (4) restricted stock and/or restricted stock units, (5) performance awards and (6) other stock based awards. In any calendar year, a Participant may not receive stock options or stock appreciation rights for more than 273,224 of the Company's Common Stock. No more than 109,290 shares of Common Stock or the equivalent cash value thereof, may be paid to a Participant in connection with the settlement of any award(s) designated as a Performance Compensation Award (as defined below) in respect of a single performance period. Any Performance Compensation Award (as defined below) that is deferred shall not (between the date that the award is deferred and the payment date), increase (1) with respect to an award payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Compensation and Stock Option Committee or (2) with respect to an award payable in shares of the Company, by an amount greater than the appreciation of a share of the Common Stock from the date such award is deferred to the payment date. If any award granted under the LTIP is forfeited, or if an award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the shares of Common Stock covered by such award may be granted to another Participant pursuant to the terms of the LTIP, to the maximum extent permitted under Section 162(m) of the Code.

        Stock options intended to qualify as incentive stock options will be subject to terms, conditions and such rules as may be prescribed by Section 422 of the Code. Additionally, nonqualified and incentive stock options granted under the LTIP shall be subject to such terms, including exercise price and conditions and timing of exercise, as may be determined by the Compensation and Stock Option Committee and specified in the applicable award agreement. Payment in respect of the exercise of an option granted under the LTIP may be made (1) in cash, (2) its equivalent or if and to the extent permitted by the Compensation and Stock Option Committee and subject to such rules as may be established by the Compensation and Stock Option Committee, (3) by exchanging Common Stock owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least 6 months), (4) through the delivery of irrevocable instructions to a broker to sell the Common Stock being acquired upon exercise of the option and to deliver promptly to the Company an amount equal to the aggregate exercise price or (5) by a combination of the foregoing, provided that the combined value of all cash, cash equivalents and the fair market value of shares of Common Stock so tendered to the Company (as of the date of such tender) is at least equal to the aggregate exercise price of the option.

        Stock appreciation rights granted under the LTIP may not be exercisable earlier than six months after the date of grant but shall otherwise be subject to such terms, including grant price and conditions and limitations applicable to exercise as may be determined by the Compensation and Stock Option Committee and specified in the applicable award agreement. Stock appreciation rights may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. A stock appreciation right shall entitle the Participant to receive an amount equal to the excess of the fair market value of a share of Common Stock over the grant price on the date of exercise thereof. The Compensation and Stock Option Committee shall determine whether a stock appreciation right shall be settled in cash, Common Stock or a combination of cash and Common Stock.

        Restricted stock and restricted stock units granted under the LTIP shall be subject to such terms and conditions as may be determined by the Compensation and Stock Option Committee in its sole discretion, including, without limitation, the duration of the period during which, and the conditions, if any, under which, the restricted stock and restricted stock units may be forfeited to the Company. Each restricted stock unit shall have a value equal to the fair market value of a share of Common Stock. Upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable award agreement, restricted stock units shall be paid in cash, shares of Common Stock, other securities or other property, as determined in the sole discretion of the Compensation and Stock Option Committee. Dividends paid on any shares of restricted stock may be paid directly to the participant, withheld by the Company subject to vesting of the restricted shares or may be reinvested in additional shares of restricted stock or in additional restricted stock units, as determined by the Compensation and Stock Option Committee in its sole discretion.

        Performance awards granted under the LTIP shall consist of a right denominated in cash or shares of Common Stock, payable at such time and in such form as the Compensation and Stock Option Committee shall determine, payable in amounts determined by the Compensation and Stock Option Committee, based upon the achievement of such performance goals during such performance periods as the Compensation and Stock Option Committee shall establish. Subject to the terms of the LTIP and any applicable award agreement, the Compensation and Stock Option Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Compensation and Stock Option Committee, on a deferred basis.

        In addition to the foregoing types of awards, the Compensation and Stock Option Committee shall have the authority to grant to Participants an "Other Stock-Based Award," which shall consist of any right which is (1) not a stock option, stock appreciation right, restricted stock or restricted unit award or performance award, and (2) an award of shares of Common Stock or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock), as deemed by the Compensation and Stock Option Committee to be consistent with the purposes of the LTIP; provided that any such rights must comply, to the extent deemed desirable by the Compensation and Stock Option Committee, with Rule 16b-3 and applicable law. Subject to the terms of the LTIP and any applicable award agreement, the Compensation and Stock Option Committee shall determine the terms and conditions of any such other stock-based award, including the price, if any, at which securities may be purchased pursuant to any other stock-based award granted under the LTIP. In the sole and complete discretion of the Compensation and Stock Option Committee, an award, whether made as any other stock-based award or as any other type of award issuable under the LTIP, may provide the participant with dividends or dividend equivalents, payable in cash, shares of Common Stock, other securities or other property on a current or deferred basis.

        The Compensation and Stock Option Committee shall also have the discretion to designate any award as a "Performance Compensation Award." While awards in the form of stock options and stock appreciation rights are intended to qualify as "Performance-Based Compensation" under Section 162(m) of the Code, provided that the exercise price or the grant price, as the case may be, is established by the Compensation and Stock Option Committee to be equal to the fair market value per share of Common Stock as of the date of grant, this form of award enables the Compensation and Stock Option Committee to treat certain other awards under the LTIP as Performance Based Compensation and thus preserve deductibility by the Company for federal income tax purposes of such awards which are made to participants in the LTIP.

        Each Performance Compensation Award shall be payable only upon achievement over a specified performance period of a duration of at least one year of a pre-established objective performance goal established by the Compensation and Stock Option Committee for such period. The Compensation and Stock Option Committee may designate one or more performance criteria for purposes of establishing a performance goal with respect to Performance Compensation Awards made pursuant to the LTIP. The performance criteria that will be used to establish such performance goals shall be based on the attainment of specific levels of performance of the Company (or subsidiary, affiliate, division or operational unit of the Company) and shall be limited to the following: return on net assets, return on shareholders' equity, return on assets, return on capital, shareholder returns, profit margin, EBITDA, earnings per share, net earnings, operating earnings, price per share, sales or market share.

        With regard to a particular performance period, the Compensation and Stock Option Committee shall have the discretion, subject to the terms of the LTIP, to select the length of the performance period, the type(s) of Performance Compensation Award(s) to be issued, the performance goals that will be used to measure performance for the period and the performance formula that will be used to determine what portion, if any, of the Performance Compensation Award has been earned for the period. Such discretion shall be exercised by the Compensation and Stock Option Committee in writing no later than 90 days after the commencement of the period. Performance for the period shall be measured and certified by the Compensation and Stock Option Committee upon the period's close. In determining entitlement to payment in respect of a Performance Compensation Award, the Compensation and Stock Option Committee may through use of negative discretion reduce or eliminate such award, provided such discretion is permitted under Section 162(m) of the Code. The Compensation and Stock Option Committee may not use negative discretion with respect to any option or stock appreciation right other than an option or stock appreciation right that is intended to be a Performance Compensation Award.

        In the event that the Compensation and Stock Option Committee determines that any corporate transaction or event affects the shares of Common Stock awarded pursuant to the LTIP, such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the LTIP, then the Compensation and Stock Option Committee shall, in such manner as it may deem equitable, adjust any or all of
(1) the number of shares or other securities of the Company (or number and kind of other securities or property) with respect to which awards may be granted,
(2) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding awards and (3) the grant or exercise price with respect to any award or (4) if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award; provided, in each case that no such adjustment shall be authorized to the extent such authority would cause an award designated by the Compensation and Stock Option Committee as a Performance Compensation Award or an option or stock appreciation right with an exercise price or grant price (as applicable) equal to the fair market value of a share of Common Stock to fail to qualify as Performance Based Compensation.

        In the event of a Change of Control of the Company (as defined in the LTIP), any outstanding awards which are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested as of immediately prior to the Change of Control.

        Each award and each right under any award, shall be exercisable only by the Participant during the Participant's lifetime or if permissible under applicable law, by the Participant's guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

        The Board of Directors may amend, alter, suspend, discontinue, or terminate the LTIP or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act or Code Section 162(m) (provided that the Company is subject to the requirements of Section 16 of the Exchange Act or Code Section 162(m), as the case may be, as of the date of such action).

        As of June 29, 1998, options representing 822,811 shares of common stock are outstanding to 40 individuals and Alvarez & Marsal, Inc. Options representing 527,734 shares of common stock are outstanding as nonqualified stock options, of which 356,017 were vested as of June 29, 1998. Options representing 295,077 shares of common stock are outstanding as performance compensation awards, of which 123,360 were vested as of June 29, 1998.

        In addition, the Company presently (1) maintains a medical and dental benefits plan (the "Medical Plan") which covers substantially all employees and
(2) sponsors a qualified defined contribution retirement plan for its employees under section 401(k) of the Internal Revenue Code of 1986 (the "Retirement Plan"). The Medical Plan is funded currently by contributions from the Company and employees based on anticipated claim costs. Company contributions to the Retirement Plan are based upon a percentage of the employees' contributions.

DIRECTOR OPTION PLAN

        The stockholders have approved the Ithaca Industries 1997 Stock Option Plan for Non-Employee Directors (previously defined as the "Director Option Plan"). The Director Option Plan enables the Company to make nonqualified stock option grants to directors of the Company who are not employees of the Company or its affiliates. The Director Option Plan was adopted as of May 14, 1997 and will remain in effect until May 13, 2007 unless sooner terminated by the Board. The Board may terminate or amend the Director Option Plan at any time, provided that (1) any such amendment complies with all applicable laws and applicable stock exchange listing requirements, (2) any amendment or termination for which stockholder approval is necessary to comply with any tax or regulatory requirement will not be effective until such approval has been obtained and (3) no amendment or termination, without the consent of the holder of an option under the Director Option Plan, may adversely affect the rights of such person with respect to any option previously granted.

        The purpose of the Director Option Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of Common Stock by Non-Employee Directors and to help the Company secure and retain the services of such Non-Employee Directors. The Director Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 401(a) of the Code. All options granted under the Director Option Plan will be nonqualified stock options subject to Section 83 of the Code. The Director Option Plan is intended to be a self-governing formula plan and to require minimal discretionary action by any administrative body with regard to related transactions. To the extent, if any, that questions of administration arise, such questions will be resolved by the Board.

        Options representing 45,000 shares of Common Stock ("Director Shares") are available for award under the Director Option Plan. If, and to the extent that, options granted under the Director Option Plan terminate, expire or are canceled for any reason before they are exercised, new options may be granted in respect of the Director Shares covered by such terminated, expired or canceled options. In addition, the Director Option Plan provides the Board with discretion to adjust any or all of (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which options may be granted, (2) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding options and (3) the grant or exercise price with respect to any option or if deemed appropriate, make provision for a cash payment to the holder of an outstanding option in consideration for the cancellation of such option, if the Board determines that certain corporate transactions or events affect the Director Shares such that an adjustment would be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Director Option Plan.

        Pursuant to the Director Option Plan, each person who served as a Non-Employee Director on July 24, 1997 was granted an option to purchase 1,500 Director Shares and each person who served as a Non-Employee Director on June 11, 1998 was granted an option to purchase 1,500 Director Shares. Thereafter, during the term of the Director Option Plan, each year, each person who is a Non-Employee Director on the date immediately after the Company's annual meeting of stockholders will receive an option to purchase 1,500 shares of Common Stock.

        Each option granted under the Director Option Plan will vest and become exercisable on the date immediately preceding the Company's annual stockholders' meeting which first occurs after the date of grant, provided that the director is in the service of the Company on such date. If a director ceases to serve the Company as a director, any options which have not vested will be canceled by the Company without consideration.

        Each vested option will terminate on the earliest of the following (1) ten years from the date of grant, (2) one year from the termination of the optionee's service as a Non-Employee Director due to death or disability (as defined in the Director Option Plan), (3) six (6) months from the termination of the optionee's service as a Non-Employee Director due to the expiration (and non-renewal) of the term for which the optionee was elected to serve, or (4) the date the optionee is removed as a director or resigns as a director prior to the end of the term for which such director was elected to serve.

        All options granted on July 24, 1997 and June 11, 1998 have an exercise price of $6.00 per share. If the Common Stock is trading on an over-the-counter market. The exercise price for any future grants under the Director Option Plan will be equal to the mean between the reported high and low sales prices of the Common Stock on the date immediately preceding the date of grant, or if there were no sales on such date, on the closest preceding date on which there were sales of Common Stock; however, if the Common Stock is not trading on an over-thecounter-market, the exercise price of an Annual Director Option will be the fair market value of a share of Common Stock as of the date such option is granted, as determined in good faith by the Board.

        Any Director Shares purchased are to be paid for in cash, or its equivalent or (1) by exchanging Common Stock owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least 6 months), (2) subject to such rules as may be established by the Board, through delivery of irrevocable instructions to a broker to sell the Common Stock deliverable upon the exercise of the option and to deliver promptly to the Company an amount equal to the aggregate exercise price or (3) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of any Common Stock so tendered to the Company, as of the date of such tender, is at least equal to such aggregate exercise price.

        In the event of a Change of Control, any outstanding awards then held by an optionee which are unexercisable or otherwise unvested will automatically be deemed exercisable or otherwise vested immediately prior to such Change of Control.

        Director Shares may be shares of authorized and unissued Common Stock, issued Common Stock held in the Company's treasury or both. In the case of any purchase of Common Stock that is not made on the open market, no fee, commission or other charge will be paid.

        During the optionee's lifetime, only the optionee (or, if permissible under applicable law, the optionee's legal guardian or representative) may exercise an option. Furthermore, no option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by an optionee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its affiliates, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

        During the Company's last fiscal year there were no Compensation and Stock Option Committee interlocks or insider participation in compensation decisions.

CONSULTING ARRANGEMENTS

        During parts of fiscal 1997 and 1998, Alvarez & Marsal, Inc. and the Company were party to a Management Agreement, pursuant to which Peter Cheston served as the Company's Acting Chief Operating Officer at a monthly fee of $35,000. Mr. Cheston received remuneration from Alvarez & Marsal, Inc. and was not compensated by the Company directly. In addition, Alvarez & Marsal, Inc. received an option to purchase 109,290 shares of the Company's Common Stock as of January 24, 1997 at an exercise price of $6.00 per share and received $313,950 under the Cash Bonus Plan. As of the date of this Prospectus, Alvarez & Marsal, Inc. has not exercised any portion of its option. The Management Agreement was terminated on August 15, 1997.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

        The Company's authorized capital stock consists of 30,000,000 shares including 2,500,000 shares of Preferred Stock, par value $.01 per share and 27,500,000 shares of Common Stock, par value of $.01 per share. American Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock. As of May 2, 1998, 10,400,000 shares of Common Stock were issued and outstanding. Pursuant to the LTIP, options representing a maximum of 928,962 shares of Common Stock may be awarded. Pursuant to the Director Option Plan, options representing a maximum of 45,000 shares of Common Stock may be awarded. Of the options issued pursuant to the LTIP (including the Shares issued to Alvarez & Marsal, Inc.) and the Director Option Plan, options representing 479,377 shares are exercisable as of June 29, 1998. See "Employment and Consulting Agreements" for a description of the terms and conditions of options distributed pursuant to the LTIP or the Director Option Plan.

PREFERRED STOCK

        The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,500,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

COMMON STOCK

        The holders of the Common Stock are entitled to one vote for each share held of record and shall vote as a single class on all matters on which stockholders are entitled to vote. There are no cumulative voting rights in the election of directors. The quorum required at any stockholders' meeting for consideration of any matter is a majority of all outstanding shares entitled to vote, represented in person or by proxy. All matters will be decided by a majority of the votes cast at stockholder meetings by holders of shares present in person or by proxy who are entitled to vote.

        Holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available for dividends. See "Risk Factors--Dividends" and "Dividend Policy." In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares of Common Stock held by them, after payment of all obligations of the Company. The holders of Common Stock are not entitled to pre-emptive rights to any securities issued by the Company.

        The Shares offered hereby are duly authorized, validly issued, fully paid and nonassessable.

        The Company is authorized to issue additional shares of capital stock from time to time. There are no specific restrictions upon such issuances, except that the Company's Certificate prohibits the issuance of non-voting equity securities if, and only to the extent that and so long as, Section 1123 of the Bankruptcy Code is applicable and would prohibit such issuance.

STOCKHOLDERS RIGHT PLAN

        On July 10, 1998, the Board of Directors of Ithaca Industries, Inc. (the "Company") declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on July 23, 1998 (the "Record Date") (the "Stockholders Right Plan"). The adoption of the Stockholders Right Plan is likely to make it more difficult for a third party to acquire the Company or large portions of its Common Stock.

        Except as set forth below, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $0.01 per share ("Series A Shares"), at a price of $30.00 (the "Purchase Price"), subject to adjustment. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a rights agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent.

        Initially, no separate Right Certificates (as defined below) will be distributed. Until the earlier to occur of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock or (b) 15 business days following the commencement of a tender offer or exchange offer if, upon consummation hereof, such person or group would be the beneficial owner of 15% or more of such outstanding Common Stock (the earlier of such dates being called the "Separation Date"), the Rights will be evidenced, with respect to any Common Shares outstanding as of the Record Date, by the certificates representing such Common Shares. The Rights Agreement provides that, until the Separation Date, the Rights will be transferred with, and only with, Common Stock certificates. From as soon as practicable after the Record Date and until the Separation Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Separation Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the Separation Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Separation Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Separation Date and will expire on July 10, 2008, unless earlier redeemed by the Company as described below.

        In the event that, at any time following the Separation Date, (a) the Company is the surviving corporation in a merger with an Acquiring Person and the Company's Common Stock is not changed or exchanged, (b) a person (other than the Company and its affiliates) becomes an Acquiring Person and also becomes the beneficial owner of 20% or more of the then outstanding Common Stock in any manner, (c) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement or (d) during such time as there is an Acquiring Person, an event occurs that results in such Acquiring Person's ownership interest being increased by more than one percent (e.g., a reverse stock split), the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right.

        In the event that, at any time following the first date of public announcement by the Company or an Acquiring Person indicating that an Acquiring Person has become such (the "Shares Acquisition Date"), (a) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (b) the Company engages in a merger or other business combination transaction with another person in which the Company is the surviving corporation, but in which its Common Stock is changed or exchanged or
(c) 50% or more of the Company's assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, common shares of the acquiring company having a value equal to two times the exercise price of the Right.

        The Board may, at its option, at any time after the right of the Board to redeem the Rights has expired or terminated (with certain exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for Common Stock at a ratio of one Share per Right, as adjusted; provided, however, that such Right cannot be exercised once a Person, together with such Person's Affiliates and Associates, becomes the owner of 50% or more of the outstanding Common Stock. If the Board authorizes such an exchange, the Rights will immediately cease to be exercisable.

        Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in the fourth and fifth paragraphs of this section, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements that could have the effect of rendering ineffective or circumventing the beneficial ownership rules set forth in the Rights Agreement.

        The Purchase Price payable, and the number of Series A Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a dividend of Series A Shares on, or a subdivision, combination or reclassification of, the Series A Shares, (b) upon the grant to holders of the Series A Shares of certain rights or warrants to subscribe for Series A Shares or securities convertible into Series A Shares at less than the current market price of the Series A Shares or (c) upon the distribution to holders of the Series A Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series A Shares) or of subscription rights or warrants (other than those referred to above).

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares that are not integral multiples of one one-hundredth of a Series A Share will be issued and, in lieu thereof, an adjustment in cash will be made based on the closing price of the Series A Shares on the last trading date prior to the date of exercise.

        At any time after the date of the Rights Agreement until 10 Business Days (a period that can be extended) following the Shares Acquisition Date, the Board of Directors of the Company (the "Board"), may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment (the "Redemption Price"). Thereafter, the Board may only redeem the

Rights in certain specified circumstances including in connection with certain events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, the Company's right of redemption may be reinstated if (a) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding Common Shares in a transaction or series of transactions not involving the Company and (b) there is at such time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will no longer be exercisable, except upon the occurrence of certain events that have the effect of deferring the effective time of the redemption. In general, thereafter the only right of the holders of Rights will be to receive the Redemption Price.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common shares of the Acquiring Person as set forth above.

        Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Agreement, any of the provisions of the Rights Agreement may be amended by the Board. Thereafter, the period during which the Rights may be redeemed may be extended (by action of the Board), and other provisions of the Rights Agreement may be amended by action of the Board; provided, however, that (a) such amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at such time as the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE AND AMENDED AND RESTATED BY-LAWS

        Certain provisions of the Certificate and the Amended and Restated By-laws ("By-laws") of the Company summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in a premium over the market price for shares held by stockholders.

        The following summary is qualified in its entirety by the provisions of the Company's Certificate and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

        The Certificate or By-laws provide that (1) that no director may be removed from office during his term except for cause, (2) vacancies on the Board may be filled only by the remaining directors and not by the stockholders, (3) any action required or permitted to be taken by the stockholders may only be taken at an annual or special meeting of the stockholders and stockholder action by written consent in lieu of a meeting is prohibited, (4) special meetings of stockholders may be called only by a majority of the Board, by the Chairman of the Board or the President of the Company, (5) stockholders are not permitted to call a special meeting or require that the Board call a special meeting of stockholders, (6) the nomination of candidates for election as directors, other than by or at the direction of the Board, requires advance notice and (7) the consideration of stockholder proposals at annual meetings of stockholders requires advance notice. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 or more than 90 days prior to the anniversary of the previous year's annual meeting and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

        The By-laws provide that the Board is to consist of seven (7) members. The terms of the directors, one of whom pursuant to the Plan of Reorganization is Jim D. Waller, Chief Executive Officer of the Company, will expire at the annual meeting of the stockholders of the Company next following the Company's fiscal year ending January 30, 1999. For the relevant period, it is possible that such provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interest. Such provisions may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that might result in the receipt of a premium over the market price for the securities held by stockholders.

CERTAIN PROVISIONS OF DELAWARE LAW

        Section 203 of the DGCL ("Section 203") prohibits, subject to certain exceptions specified therein, certain transactions between a Delaware corporation and an Interested Stockholder (as defined below) of a Delaware corporation. An Interested Stockholder may not engage in any business combination, including mergers, consolidations or acquisitions of additional shares of the corporation having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the Interested Stockholder's proportionate share ownership in the corporation, for a three-year period following the date on which such stockholder becomes an Interested Stockholder unless (1) prior to such date, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) on or subsequent to such date, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the Interested Stockholder. Except as otherwise specified in Section 203, an "Interested Stockholder" is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an Interested Stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate does not exclude the Company from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if a majority of the directors then in office approve the business combination of the transaction which results in the stockholder becoming an Interested Stockholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

REGISTRATION RIGHTS AGREEMENT

        The Company entered into a Registration Rights Agreement, dated as of the Effective Date of the Plan of Reorganization, with certain holders of Common Stock pursuant to which the Company agreed to use its reasonable best efforts to file within 90 days after the consummation of the Plan of Reorganization a Registration Statement, use its reasonable best efforts to cause the Shelf Registration to be declared effective and to keep such Shelf Registration continuously effective until the earlier of the disposition of all Registrable Securities and three (3) years after the initial date of the Shelf Registration; provided, however, that Ithaca will be permitted to suspend the availability of the Self Registration for up to ninety (90) days during any twelve-month period and, during any period in which Ithaca is not eligible to use Form S-3 for the Shelf Registration, for such additional reasonable periods as are necessary to cause any post-effective amendments to the Shelf Registration to become effective. The Shelf Registration may not be used to effect any underwritten offering unless such an offering relates to a Demand Registration (as defined below). Ithaca will pay certain expenses in connection with registrations made under the Shelf Registration (which expenses will not include, unless such registration is a Demand Registration, any fees or expenses of counsel for any holder of Registerable Securities ("Holder" or "Holders").

        Ithaca will also effect up to three (3) registrations (the "Demand Registrations") at the request of the Designated Holders (as defined in the Registration Rights Agreement) in the event the Shelf Registration is unavailable or in the case of an underwritten offering, at the request of the Approved Underwriter (as defined below); provided, however, that no such Demand Registration is required to be effected earlier than one-hundred eighty (180) days after the effective date of any Registration Statement (other than the Shelf Registration or a Registration Statement on Form S-4 or From S-8 (or any successor form thereto)) of Ithaca, under the Securities Act, covering securities of the same class as any Registrable Securities. The Registration Rights Agreement provides that, subject to certain conditions, Butler and The Northwestern Mutual Life Insurance Company ("Northwestern") will each have the right to request one (1) Demand Registration. Designated Holders owning at least 20% of the Registrable Securities held by all of the Designated Holders will have the right to request the remaining one (1) Demand Registration; provided, however, that Northwestern and the Butler Noteholders shall not be included as a requesting Holder in determining whether Holders holding at least 20% of the Registrable Securities have requested such Demand Registration unless such Holder shall have previously exercised or forfeited prior to exercise its right to request its Demand Registration described in the preceding sentence; and, provided, further, however, that for each Demand Registration described in the preceding sentence that shall have been forfeited prior to exercise, the number of Demand Registrations permitted to be made as described in this sentence shall be increased by one. The Butler Noteholders sold their Notes prior to the execution of the Registration Rights Agreement and, accordingly, the Company believes that they are deemed to have forfeited their right to request a Demand Registration.

        Pursuant to the Registration Rights Agreement, Ithaca is required to use its best efforts to file a Demand Registration within sixty (60) days after the period within which requests for registration may be given to Ithaca. Ithaca has the right, in the case of a Demand Registration, to postpone the filing or effectiveness of, or to withdraw, any Registration Statement if in the good faith judgment of its Board, such registration would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction involving Ithaca or any subsidiary thereof; provided, however, that such postponement or withdrawal will last only for so long as such material interference would exist, but in no event for more than one-hundred eighty (180) days.

        The Holders initiating a Demand Registration (the "Initiating Holders") owning a majority of the Registrable Securities owned by the Initiating Holders to be included in the registration may elect to cause a Demand Registration to be underwritten, in which case, the lead or managing underwriter (the "Approved Underwriter") made pursuant to a Demand Registration will be selected by Ithaca and must be reasonably acceptable to the Initiating Holders owning a majority of the Registrable Securities owned by the Initiating Holders to be included in the registration. Other Holders will, and Ithaca and other persons holding registration rights in certain circumstances may, be permitted to participate in a Demand Registration. Notwithstanding the foregoing sentence, if the Approved Underwriter determines that the aggregate amount of securities requested to be included in such offering is sufficiently large to have an adverse effect on the success of such offering, then Ithaca will include in such registration only the aggregate amount of Registrable Securities that in the opinion of the Approved Underwriter may be sold without any such effect on the success of such offering (the "Approved Underwriter Amount") and (1) if the number of Registrable Securities to be included in such registration is greater than the Approved Underwriting Amount, then each Holder will be entitled to have included in such registration Registrable Securities equal to its pro rata portion of the Approved Underwriter Amount, based on the amounts of Registrable Securities and neither Ithaca nor any person who is not a Holder will not be permitted to include any securities therein, and (2) to the extent that the number of Registrable Securities to be included by the Holders is less than the Approved Underwriter Amount, securities that Ithaca and any person who is not a Holder proposes to register may also be included. Ithaca will pay substantially all expenses in connection with the Demand Registration (including certain fees and expenses of a single counsel for all Holders participating in such registration).

        If Ithaca proposes to file or files a Registration Statement under the Securities Act with respect to an offering by Ithaca for its own account of any class of security (other than a Registration Statement on Form S-4 or S-8 (or any successor form thereto)) under the Securities Act, then Ithaca will offer the Holders the opportunity to register the number of Registrable Securities as each such Holder may request. Subject to certain conditions, Ithaca will use its best efforts to permit the Holders to include such Registrable Securities in such offering on the same terms and conditions as the securities of Ithaca included therein. Notwithstanding the foregoing, if such registration involves an underwritten offering and the managing underwriter or underwriters (the "Company Underwriter") determines that the total amount of securities requested to be included in such offering (the "Total Securities") is sufficiently large so as to have an adverse effect on the success of the distribution of the Total Securities, then, Ithaca will include in such registration, to the extent of the number of Registrable Securities which Ithaca is so advised can be sold in (or during the time of) such offering without having such adverse effect, first, all Common Stock or securities convertible into, or exchangeable or exercisable for Common Stock that Ithaca proposed to register for its own account, second, all securities proposed to be registered by the Holders, pro rata among such Holders, and third, all other securities proposed to be registered. Ithaca will pay certain expenses attributable to the Holders in connection with such registrations (which expenses will not include any fees or expenses of counsel for any Holder).

        Ithaca will indemnify and hold harmless each Holder, its directors, officers, partners, employees, advisors and agents, and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Holder, to the extent permitted by law, from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable costs of investigation and fees, disbursements and other charges of counsel) or other liabilities resulting from or arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, notification or offering circular (as amended or supplemented if Ithaca has furnished any amendments or supplements thereto) or other disclosure document or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Ithaca by or on behalf of such Holder expressly for use therein. Ithaca will also indemnify any underwriters of the Registrable Securities, their officers, directors and employees and each person who controls any such underwriter (within the meaning of the Securities Act and the Exchange
Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

        Each Holder agrees to indemnify and hold harmless Ithaca, any underwriter retained by Ithaca and their respective directors, officers, employees, advisors, agents and each person who controls (within the meaning of the Securities Act and the Exchange Act) Ithaca or such underwriter to the same extent as the foregoing indemnity from Ithaca to the Holders (subject to the proviso to this sentence and applicable law), but only with respect to any information furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the liability of any Holder will be limited to the amount of the net proceeds received by such Holder in the offering giving rise to such liability.

                              SELLING STOCKHOLDERS

        The following tables provide certain information with respect to the Common Stock held by each Selling Stockholder, which information has been furnished to the Company by the Selling Stockholders and other sources and which the Company has not verified. Because the Selling Stockholders may sell all or some part of the Common Stock which they hold pursuant to this Prospectus and the fact that this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Common Stock that will be held by the Selling Stockholders upon termination of this Offering. See "Plan of Distribution." The Common Stock offered by this Prospectus may be offered from time to time in whole or in part by the persons named below or by their transferees, as to whom applicable information will, to the extent required, be set forth in a Prospectus Supplement.


                                                                  Amount to be
                                               Amount of Stock     offered for
                                               owned prior to     Stockholder's
Name                                              Offering           Account
----                                           ---------------    --------------
The Northwestern Mutual
    Life Insurance Company                     2,400,000 1/2/     2,400,000 1/2/

Northwestern Mutual Series Fund, Inc.            136,000 3/         136,000 3/

Merrill Lynch, Pierce Fenner & Smith
    Incorporated                               1,252,080          1,252,080
------------------------------

1/ Includes 120,000 shares of Common Stock held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

2/ See the Selling Stockholder listed immediately following for additional shares of Common Stock which The Northwestern Mutual Life Insurance Company indirectly beneficially owns as the parent of Northwestern Mutual Series Fund, Inc.

3/      Held in its High Yield Bond Portfolio.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the names and addresses of the only persons known to the Company as of July 15, 1998 to be the beneficial owners (individually, each "Owner") of more than five percent of the Company's outstanding Common Stock and the number of shares of Common Stock so owned, to the Company's knowledge, as of such date. Such information is based upon a
Schedule 13D or Schedule 13G filed by each Owner with the Securities and Exchange Commission (the "Commission").


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 OF MORE THAN FIVE PERCENT OF OUTSTANDING SHARES


Name and Address                      Amount and Nature of       Percent of
of Beneficial Owner                   Beneficial Ownership        Class (1)
-------------------                   --------------------       ----------
The Northwestern Mutual Life          2,536,000 shares (2)         24.38%
   Insurance Company
720 East Wisconsin Ave.
Milwaukee, WI  53202

DDJ Capital Management LLC            1,820,920 shares (3)         17.5%
141 Linden Street, Suite 4
Wellesley, MA 02181

Merrill Lynch & Co.                   1,252,080 shares (4)         12.04%
Merrill Lynch, Pierce
   Fenner & Smith, Incorporated
World Financial Center
250 Vesey St.
New York, NY  10281

The Equitable Companies                 967,520 shares (5)          9.3%
   Incorporated
1290 Ave of the Americas
New York, NY  10104

Morgan Stanley, Dean Witter,            770,800 shares (6)          7.41%
   Discover & Co.
1585 Broadway
New York, NY  10036

Pacholder Associates, Inc.              764,400 shares (7)          7.35%
8044 Montgomery Road
Suite 382
Cincinnati, Ohio 45236


(1) Percentages are based upon the 10,400,000 shares of Common Stock outstanding at April 23, 1998. Percentages disclosed in the Schedule 13Gs submitted by each Owner are based on the number of shares of Common Stock outstanding at or before December 31, 1997, which was 10,000,000 shares.

(2) Based on information contained in a Schedule 13G filed with the Commission as of February 10, 1998, Northwestern Mutual Life Insurance Company claimed sole voting power and sole dispositive power with respect to 2,280,000 shares and shared voting power and shared dispositive power with respect to 256,000 shares. Of the 2,536,000 shares of Common Stock listed in such schedule, 136,000 shares of Common Stock are owned by the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc., a wholly owned subsidiary of the Northwestern Mutual Life Insurance Company and 120,000 shares of Common Stock are held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account. Such schedule also reports that Northwestern Mutual Investment Services, Inc., an indirect wholly owned subsidiary of The Northwestern Mutual Life Insurance Company serves as an investment advisor to the High Yield Bond Portfolio.

(3) Based on information contained in a Schedule 13D filed with the Commission as of May 20, 1998, DDJ Capital Management, LLC claimed sole voting power and sole dispositive power with respect to all 1,820,920 shares of Common Stock. The Galileo Fund, L.P. and DDJ Galileo, LLC claimed sole voting and sole dispositive power over 396,000 shares of Common Stock, Kepler Overseas Corp. claimed sole voting and sole dispositive power over 4,000 shares of Common Stock and B III Capital Partners, L.P. and DDJ Capital III, LLC claimed sole voting and sole dispositive power over 1,420,920 shares of Common Stock. According to such schedule, of such 1,820,920 shares of Common Stock, the Galileo Fund, L.P. owns, and DDJ Galileo, LLC and DDJ Capital Management, LLC beneficially own, as general partner and investment manager, respectively, of The Galileo Fund, L.P., 396,000 shares of Common Stock, Kepler Overseas Corp. owns, and DDJ Capital Management, LLC, as investment manager for Kepler Overseas Corp. beneficially owns, 4,000 shares of Common Stock and B III Capital Partners, L.P. owns, and DDJ Capital III, LLC and DDJ Capital Management, LLC beneficially own, as general partner and investment manager, respectively, of B III Capital Partners, L.P., 1,420,920 shares of Common Stock. Other than Kepler Overseas Corp., whose principal office is c/o Goldman Sachs (Cayman), Harbour Centre, Georgetown, Post Office Box 896, Grand Cayman Islands, all such entities' principal office is located at 141 Linden Street, Suite 4, Wellesley, MA 53202.

(4) Based on information contained in a Schedule 13G filed with the Commission as of May 9, 1997, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated claimed shared voting power and shared dispositive power with respect to all 1,252,080 shares.

(5) Based on information contained in a Schedule 13G filed jointly by The Equitable Companies Incorporated, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtauge Assurance Mutuelle and AXA-UAP with the Commission as of February 10, 1998, each such entity claimed sole voting power and sole dispositive power with respect to all 967,520 shares of Common Stock. Such Schedule further indicates all 967,520 shares are held by Donaldson, Lufkin & Jenrette Securities Corporation, a subsidiary of the Equitable Companies Incorporated.

(6) Based on information contained in a Schedule 13G by filed with the Commission as of February 13, 1998, Morgan Stanley, Dean Witter, Discover & Co. claimed shared voting power and shared dispositive power with respect to all 770,800 shares of Common Stock, of which Morgan Stanley & Co., International Limited, a subsidiary of Morgan Stanley, Dean Witter, Discover & Co. claimed shared voting power and shared dispositive power with respect to 520,800 shares of Common Stock. Morgan Stanley & Co. International Limited principal place of business is 25 Cabot Square, Canary Wharf, London, E14 4QA, England.

(7) Based on information contained in a Schedule 13G filed with the Commission as of April 23, 1988, Pacholder Associates, Inc. claimed sole voting power and sole dispositive power with respect to all 764,400 shares.

        The following table sets forth, as of July 15, 1998, the beneficial ownership of the Company's Common Stock by: (a) the Company's executive officers named in the Summary Compensation Table below, (b) directors and (c) all executive officers and directors as a group. The following information was furnished by the respective directors or officers or obtained from the records of Ithaca.

                           SECURITY OWNERSHIP OF MANAGEMENT


                                   Shares Which
                     Number of        May Be        Total Shares
                        Shares    Acquired Within   Beneficially    Percent of
Name                    Owned       60 Days (1)        Owned         Class (2)
----                   -------     -------------    ------------    ----------
Jim D. Waller            8,000        136,611          144,611         1.36%
R. Dean Riggs            2,000         37,500           39,500            *
David H. Jones           6,000         34,999           40,999            *
Eric N. Hoyle(3)             0         32,499           32,499            *
Walter J. Branson            0          1,500            1,500            *
Marvin C. Crow               0          1,500            1,500            *
Francis Goldwyn              0          1,500            1,500            *
Morton E. Handel         1,000          1,500            2,500            *
Richard P. Thrush(4)     2,000              0            2,000            *
David N. Weinstein       2,000          1,500            3,500            *
James A. Williams            0          1,500            1,500            *
                      --------        --------      ------------    ----------
All directors and
officers as a group
(10 persons)            19,000        250,609          269,609         2.54%

---------------
* Less than 1%

(1)  Includes options to purchase shares within 60 days of June 19, 1998.

(2) Percentages are based upon the number of shares of Ithaca Common Stock outstanding at April 25, 1998, which was 10,400,000 shares, plus the number of shares that the group above had a right to acquire within 60 days of April 21, 1998.

(3) As of April 21, 1998, Mr. Hoyle was no longer an executive officer of the Company.

(4) Mr. Thrush, the Company's current Secretary and Chief Financial Officer, was not employed by the Company at its 1998 fiscal year end.

                              PLAN OF DISTRIBUTION

        Of the Shares included in this Prospectus, 10,000,000 were distributed on a pro rata basis to holders of the Notes, which were retired pursuant to the Plan of Reorganization under which the Company emerged from bankruptcy on December 16, 1996. An option to purchase 109,290 of the Shares was issued to Alvarez & Marsal, Inc. pursuant to the Management Agreement as a portion of the compensation for the turnaround-management and financial restructuring advisory services rendered the Company.

        The Company will receive no proceeds from this offering. The Common Stock may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, any of the Selling Stockholders may from time to time, offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of Common Stock may be deemed to be underwriters and any profit on the sale of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the Company is advised that an underwriter has been engaged with respect to the sale of any Common Stock offered hereby or in the event of any other material change in the plan of distribution, including but not limited to, the intention of any such underwriter to engage in passive market making or stabilizing transactions, the Company will cause appropriate amendments to the Registration Statement of which this Prospectus forms a part to be filed with the Commission reflecting such engagement or other change. See "Additional Information."

        At the time a particular offer of Common Stock is made, to the extent required, a Prospectus Supplement will be provided by the Company and distributed by the relevant Selling Stockholder which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders, any discount, commissions or concessions allowed or reallowed or paid to dealers, or any intention by underwriters, if any, to engage in passive market making or stabilizing transactions.

        The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and underwriters or dealers.

        Through the date hereof, there has been no established public trading market for the Common Stock. The Shares were issued to the holders of the Notes pursuant to the Plan of Reorganization and the Management Agreement. Application was made to list the Common Stock on the NASDAQ National Market. This application was withdrawn because the Company was advised by NASDAQ that it would not qualify. The Company intends to reapply if and when it believes it meets the criteria. There can be no assurance that this will occur. There can be no assurance that any active trading market will develop or will be sustained for the Common Stock or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of Common Stock to sell Common Stock in a timely manner, if at all, or to recoup their investment in the Common Stock. See "Risk Factors--Liquidity; Absence of Market for Common Stock" and "Risk Factors--Effect of Future Sales of Common Stock; Registration Rights."

        Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of Common Stock may not simultaneously engage in market-making activities with respect to such Common Stock for a period of nine business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition to and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

        Pursuant to the Registration Rights Agreement, the Company is obligated to pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock of the Selling Stockholders to the public other than commissions and discounts of underwriters, dealers or agents. The Selling Stockholders and any underwriter they may utilize, and their respective controlling persons are entitled to be indemnified by the Company against certain liabilities, including liabilities under the Securities Act. See "Description of Capital Stock --Registration Rights Agreement."


                                  LEGAL MATTERS

        Certain legal matters regarding the Shares were passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.


                                     EXPERTS

        The consolidated financial statements and schedule of the Company as of January 31, 1998 and February 1, 1997 and for the year ended January 31, 1998; the 10-week period ended February 1, 1997; the 42-week period ended November 22, 1996 and the year ended February 2, 1996, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. In addition, the consolidated financial statements of Glendale as of and for the year ended December 27, 1997 have been included herein and in the Registration Statement in reliance upon the report of KPMG, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The report of KPMG covering the November 22, 1996 consolidated financial statements of the Company contains an explanatory paragraph that states the Company emerged from bankruptcy and as of November 22, 1996 adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

        The financial statements of Glendale for the years ended December 28, 1996 and December 30, 1995 included herein and in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
Independent Auditors' Report of KPMG Peat Marwick
     LLP dated March 27, 1998.............................................. F-3

Audited Consolidated Balance Sheets as of January 31, 1998
     and February 1, 1997.................................................. F-4

Audited Consolidated Statements of Operations for the Year
     ended January 31, 1998; the 10-Week Period ended February 1, 1997;
     the 42-Week  Period ended November 22, 1996; and for the Year ended
     February 2, 1996...................................................... F-5

Audited Consolidated Statements of Stockholders' Equity (Deficit)
     for the Year ended January 31, 1998; the 10-Week Period ended
     February 1, 1997; the 42-Week Period ended November 22, 1996;
     and for the Year ended February 2, 1996............................... F-6

Audited Consolidated Statements of Cash Flows for the Year ended
     January 31, 1998; the 10-Week Period ended February 1, 1997; the
     42-Week Period ended November 22, 1996; and for the Year ended
     February 2, 1996...................................................... F-7

Notes to Consolidated Financial Statements for the Years ended
     January 31, 1998 and February 1, 1997................................. F-9

Independent Auditor's Report of KPMG Peat Marwick LLP dated
     March 24, 1998........................................................ F-27

Audited Glendale Hosiery Company Balance Sheet as of
     December 27, 1997..................................................... F-28

Audited Glendale Hosiery Company Statement of Earnings for the Year ended
    December 27, 1997................................. .................... F-29

Audited Glendale Hosiery Company Statement of Shareholders'
     Equity for the Year ended December 27, 1997........................... F-30

Audited Glendale Hosiery Company Statement of Cash Flows for
     the Year ended December 27, 1997...................................... F-31

Notes to Glendale Hosiery Financial Statements for the Year
     ended December 27, 1997............................................... F-32

Independent Auditors' Report of Deloitte & Touche LLP dated
     February 17, 1997..................................................... F-37

Audited Glendale Hosiery Company Balance Sheets as of
     December 28, 1996 and December 30, 1995............................... F-38

Audited Glendale Hosiery Company Statements of Earnings for
     the Years ended December 28, 1996 and December 30, 1995............... F-39

Audited Glendale Hosiery Company Statements of Shareholders'
     Equity for the Years ended Equity December 28, 1996
     and December 30, 1995................................................. F-40

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

Audited Glendale Hosiery Company Statements of Cash Flows
     for the Years ended December 28, 1996 and December 30, 1995........... F-41

Notes to Glendale Hosiery Company for the Years ended
     December 28, 1996 and December 30, 1995............................... F-42

Pro Forma Condensed Consolidated Financial Statements Summary.............. F-47

Unaudited Pro Forma Condensed Statement of Income for the Year ended
     January 31, 1998...................................................... F-48

Unaudited Pro Forma Condensed Statement of Operations for
     the Thirteen Weeks ended May 2, 1998.................................. F-49

Unaudited Consolidated Balance Sheets as of May 2, 1998.................... F-50

Unaudited Consolidated Statements of Operations for the
     Thirteen Weeks ended May 2, 1998 and May 3, 1997...................... F-51

Unaudited Consolidated Statements of Cash Flows for the
     Thirteen Weeks ended May 2, 1998 and May 3, 1997.....................  F-52

Notes to Consolidated Financial Statements for the
     Thirteen Weeks ended May 2, 1998 and May 3, 1997...................... F-53

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Ithaca Industries, Inc.:


We have audited the accompanying consolidated balance sheets of Ithaca Industries, Inc. and subsidiaries as of January 31, 1998 and February 1, 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended January 31, 1998; the 10-week period ended February 1, 1997; the 42-week period ended November 22, 1996; and the year ended February 2, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ithaca Industries, Inc. and subsidiaries as of January 31, 1998 and February 1, 1997, and the results of their operations and their cash flows for the year ended January 31, 1998; the 10-week period ended February 1, 1997; the 42-week period ended November 22, 1996; and the year ended February 2, 1996, in conformity with generally accepted accounting principles.

On December 16, 1996, the Company emerged from bankruptcy. As described in note 1 to the consolidated financial statements, the Company accounted for the reorganization as of November 22, 1996 and adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As a result, the consolidated financial statements as of January 31, 1998 and for the year then ended and as of February 1, 1997 and for the ten-week period then ended present the financial position, results of operations, and cash flows of the reorganized entity and are, therefore, not comparable to the consolidated financial statements for periods prior to the Company's emergence from bankruptcy.

                                            /s/ KPMG PEAT MARWICK LLP
                                            -------------------------
                                            KPMG PEAT MARWICK LLP


Atlanta, Georgia
March 27, 1998

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      JANUARY 31, 1998 AND FEBRUARY 1, 1997
                        (In thousands, except share data)



                                                                    January 31,      February 1,
                     Assets (Note 5)                                   1998             1997
                    ----------------                               -------------    ------------
Current assets:
   Cash and cash equivalents                                       $         680    $         66
   Trade accounts receivable, net of allowance for doubtful
      accounts of $765 at January 31, 1998 and $1,256 at
      February 1, 1997 (note 8)                                           21,561          26,486
   Inventories (note 3)                                                   57,036          65,680
   Prepaid expenses and other current assets                                 454             876
   Assets held for disposition, net of estimated reserves
      notes 3 and 12)                                                        213           3,755
                                                                   -------------    ------------
               Total current assets                                       79,944          96,863
                                                                   -------------    ------------

Net property, plant, and equipment (note 4)                               34,115          35,531
Other assets:
   Intangible assets, net of accumulated amortization of $374 and
      $91 at January 31, 1998 and February 1, 1997,
      respectively                                                           980             362
   Other, net                                                                951             931
                                                                   -------------    ------------
                                                                   $     115,990    $    133,687
                                                                   =============    ============
                      Liabilities and Stockholders' Equity
                      ------------------------------------

Current liabilities:
   Current installments of long-term debt (notes 5, 9, and $3)     $          13    $         70
   Accounts payable                                                       10,102          10,742
   Accrued payroll and related expenses                                    7,860          11,396
   Accrued restructuring costs (note 12)                                     995           2,106
   Income taxes payable (note 6)                                           3,667           3,073
   Deferred income taxes (note 6)                                          4,424           2,255
   Other accrued expenses                                                  1,387           3,698
                                                                   -------------    ------------
               Total current liabilities                                  28,448          33,340
Long-term debt, excluding current installments, due to related
   parties (notes 5, 9, and 13)                                           20,036           9,710
Long-term debt, excluding current installments (notes 5, 9, and
   13)                                                                    33,483          56,359
Deferred income taxes (note 6)                                            13,128          14,919
                                                                   -------------    ------------
      Total liabilities                                                   95,095         114,328
                                                                   -------------    ------------
Stockholders' equity (deficit):
   Preferred stock, $.01 par value 2,500,000 shares authorized,
      none issued                                                             --              --
   Common stock, $0.01 par value; authorized 27,500,000
      shares; issued and outstanding 10,000,000 shares at
      January 31, 1998 and February 1, 1997                                  100             100
   Additional paid-in capital                                             22,106          22,016
   Accumulated deficit                                                    (1,221)         (2,757)
                                                                   -------------    ------------
      Total stockholders' equity                                          20,895          19,359
                                                                   -------------    ------------
Commitments and contingencies (notes 5, 8, 10, and 11)             $     115,990    $    133,687
                                                                   =============    ============

See accompanying notes to consolidated financial statements.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
       YEAR ENDED JANUARY 31, 1998; 10-WEEK PERIOD ENDED FEBRUARY 1, 1997;
     42-WEEK PERIOD ENDED NOVEMBER 22, 1996; AND YEAR ENDED FEBRUARY 2, 1996
                       (In thousands, except share data)

                                                          Post-Confirmation                          Pre-Confirmation
                                                  ----------------------------------       -------------------------------------
                                                                      10-Week Period       42-Week Period
                                                     Year ended       ended February 1,        ended               Year ended
                                                  January 31, 1998        1997             November 22, 1996    February 2, 1996
                                                  ----------------  -------------------    -----------------    ----------------

Net sales (note 8)                                $     237,021    $      42,708           $     297,603        $     398,819
Cost of sales (note 3)                                  202,368           38,221                 255,543              353,937
                                                  -------------    -------------           -------------        -------------
      Gross profit                                       34,653            4,487                  42,060               44,882

Selling, general, and administrative expenses
   (notes 7, 10, and 11)                                 26,052            7,354                  27,670               43,486

(Recovery of) provision for asset write-downs
   and restructuring (note 12)                               --               --                  (2,964)              51,591
                                                  -------------    -------------           -------------        -------------
      Operating income (loss)                             8,601           (2,867)                 17,354              (50,195)
                                                  -------------    -------------           -------------        -------------
Other income (deductions):

   Interest expense - related parties
      (contractual interest of $3,252 at
      November 22, 1996)                                 (1,781)            (196)                 (2,597)              (3,918)

   Interest and other, net of interest income of
      $95, $81, $164, and $237, at
      January 31, 1998; February 1, 1997
      November 22, 1996; and February 2,
      1996, respectively (contractual interest,
      of $17,512 at November 22, 1996)                   (5,094)          (1,189)                (14,892)             (22,987)

   Other, net                                               613               95                     625                  299
                                                  -------------    -------------           -------------        -------------
                                                         (6,262)          (1,290)                (16,864)             (26,606)
                                                  -------------    -------------           -------------        -------------
      Income (loss) before reorganization
          items, income taxes, and
          extraordinary item                              2,339           (4,157)                    490              (76,801)

Reorganization items:

   Adjustments to fair value                                 --                --                   3,765                   --

   Professional fees and other                               --                --                  (2,589)                  --
                                                  -------------    -------------           -------------        -------------
      Income (loss) before income taxes and
      extraordinary item                                  2,339           (4,157)                  1,666              (76,801)

Income tax (expense) benefit (note 6)                      (803)           1,400                  (4,218)              27,157
                                                  -------------    -------------           -------------        -------------
      Income (loss) before extraordinary
      item                                                1,536           (2,757)                 (2,552)             (49,644)

Extraordinary item - gain on debt discharge of
   $90,980 before income taxes of $23,056 at
   November 22, 1996 (notes 1 and 6)                         --               --                  67,924                   --
                                                  -------------    -------------           -------------        -------------
      Net income (loss)                           $       1,536    $      (2,757)          $      65,372        $     (49,644)
                                                  =============    =============           =============        =============
Basic and dilutive net income (loss) per
   common share                                   $        0.15    $       (0.28)
                                                  =============    =============
Weighted-average common shares outstanding           10,000,000       10,000,000
                                                  =============    =============

    See accompanying notes to consolidated financial statements.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
       YEAR ENDED JANUARY 31, 1998; 10-WEEK PERIOD ENDED FEBRUARY 1, 1997;
     42-WEEK PERIOD ENDED NOVEMBER 22, 1996; AND YEAR ENDED FEBRUARY 2, 1996
                       (In thousands, except share data)


                                             Shares                                                          Total
                               -------------------------------
                                                                               Additional     Retained   stockholders'
                                                     Post-         Common       paid-in       earnings       equity
                               Pre-Cofirmation    Confirmation      Stock       capital       (deficit)    (deficit)
                               ---------------    ------------      -----       -------       ---------    ---------

Balance at January 27, 1995            1,000               --      $    --      $  9,000       $ (52,914)  $ (43,914)
Net loss                                  --               --           --            --         (49,644)    (49,644)
                               -------------      -----------      --------     --------      -----------  ----------
Balance at February 2, 1996            1,000               --           --         9,000        (102,558)    (93,558)
  Net income for 42-week period
   ended November 22, 1996
   (Pre-Confirmation)                     --               --           --                        65,372      65,372
Effect of reorganization:
   Elimination of accumulated
   deficit                                --               --           --                        37,186      37,186
   Cancellation of
   Pre-Confirmation shares            (1,000)              --           --        (9,000)             --      (9,000)
   Issuance of Post-Confirmation
   shares                                 --       10,000,000          100        22,016              --      22,116
                               -------------      -----------      --------     --------      -----------  ----------

  Balance at November 22, 1996
   (Post-Confirmation)                    --       10,000,000          100        22,016              --      22,116

  Net loss for 10-week period ended
   February 1, 1997                       --               --           --            --          (2,757)     (2,757)
                               -------------      -----------      --------     --------      -----------  ----------

Balance at February 1, 1997               --       10,000,000          100        22,016          (2,757)     19,359
  Net income for year ended
   January 31, 1998                       --               --           --            --           1,536       1,536
                               -------------      -----------      --------     --------      -----------  ----------

Balance at January 31, 1998               --       10,000,000      $   100      $22,016        $  (1,221)  $  20,895
                               -------------      ===========      ========     ========      ===========  ==========


    See accompanying notes to consolidated financial statements.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
       YEAR ENDED JANUARY 31, 1998; 10-WEEK PERIOD ENDED FEBRUARY 1, 1997;
             42-WEEK PERIOD ENDED NOVEMBER 22, 1996; AND YEAR ENDED
               FEBRUARY 2, 1996 (In thousands, except share data)


                                                                 Post-confirmation                Preconfirmation
                                                       -----------------------------------------------------------------------------
                                                                            10-Week Period      42-Week Period
                                                        Year ended         ended February 1,        ended             Year ended
                                                    January 31, 1998           1997           November 22,-1996   February 2, 1996
                                                   ------------------      -----------------  -----------------  ------------------
Cash provided by operating activities:
Net income (loss)                                   $    1,536             $    (2,757)       $    65,372          $    (49,644)
Adjustments to reconcile net income (loss) to
   net cash provided by operations:
   (Recovery of) provision for asset
   write-downs and restructuring                            --                      --             (2,964)               40,623
   Gain on debt discharge                                   --                      --            (90,980)                   --
   Net adjustments in accounts for fair value               --                      --             (3,765)                   --
   Provision for reorganization items                       --                      --              2,589                    --
   Depreciation and amortization of property,
   plant, and equipment                                  5,038                     853              6,936                 8,713
   Provision for (recovery of) doubtful
      accounts                                            (491)                   (252)               293                    --
   Amortization of intangible assets, deferred
      debt expense, and discount on
      subordinated notes                                   374                      91              1,568                 5,521
   Provision for deferred taxes                            378                  (1,396)            31,578               (15,486)
   (Gain) loss on sale of property, plant, and
      equipment                                           (153)                     --               (292)                   22
   Changes in operating assets and liabilities
      before the effects of restructuring
      reclassifications:
      Trade accounts receivable                          5,416                  19,108            (13,011)                4,668
      Inventories                                        8,644                   3,026               (646)               12,071
      Prepaid expenses and other assets                   (590)                   (264)            14,204               (13,495)
      Assets held for disposition                        3,542                    (781)            18,523                    --
      Accounts payable                                    (640)                 (1,744)            (3,928)                 (725)
      Accrued payroll and related expenses              (3,536)                 (3,347)             4,408                  (941)
      Other accrued expenses                            (2,828)                 (1,811)             1,469                 6,390
                                                   ------------------      -----------------  -----------------  ------------------
      Net cash provided by (used in)
      operating activities                              16,690                  10,726             31,354                (2,283)
                                                   ------------------      -----------------  -----------------  ------------------
Cash flows from investing activities:
   Proceeds from sale of property, plant, and
   equipment                                               740                      59                949                   219
   Additions to property, plant, and
   equipment                                            (4,209)                   (797)            (3,248)              (13,887)
   Decrease (increase) in other assets                      --                      --                 --                 1,251
                                                            --                      --                 --                -----
                                                   ------------------      -----------------  -----------------  ------------------

                                                                 Post-confirmation                Preconfirmation
                                                       -----------------------------------------------------------------------------
                                                                            10-Week Period      42-Week Period
                                                        Year ended         ended February 1,        ended             Year ended
                                                    January 31, 1998             1997           November 22,-1996   February 2, 1996
                                                   ------------------      -----------------  -----------------  ------------------
      Net cash used in investing activities              (3,469)                 (738)                 (2,299)           (12,417)
                                                    ------------           -----------             -----------        -----------
Cash flows from financing activities:
   Repayment of long-term debt                      $   (12,607)           $  (11,251)             $  (38,095)        $  (19,462)
   Proceeds from long-term debt                              --                    --                      --             37,000
                                                    ------------           -----------             -----------        -----------
      Net cash (used in) provided by
         financing activities                           (12,607)              (11,251)             $  (38,095)            17,538
                                                    ------------           -----------             -----------        -----------
      Net increase (decrease) in cash and
         cash equivalents                                   614                (1,263)                 (9,040)             2,838
Cash and cash equivalents at beginning
   period                                                    66                 1,329                  10,369              7,531
                                                    ------------           -----------             -----------        -----------
Cash and cash equivalents at end of period
                                                    $       680            $       66              $    1,329         $   10,369
                                                    ============           ===========             ===========        ==========
Supplemental disclosures -- net cash paid
(received) during the period for:
   Income taxes
                                                    $      (165)           $     (360)             $  (16,835)        $    1,224
                                                    ============           ===========             ===========        ==========
   Interest paid to related parties
                                                    $     1,782            $      301              $      379         $    2,654
                                                    ============           ===========             ===========         ==========
   Interest paid to others
                                                    $     4,450            $    1,690              $    7,632         $   16,309
                                                    ============           ===========             ===========         ==========


See accompanying notes to consolidated financial statements.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      JANUARY 31, 1998 AND FEBRUARY 1, 1997
                        (In thousands, except share data)


(1)     Reorganization and Emergence from Chapter 11 Bankruptcy

        On December 16, 1996 (the "Effective Date"), Ithaca Industries, Inc. emerged from proceedings under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") pursuant to a Prepackaged Chapter 11 Plan of Reorganization (the "Plan"), which was confirmed by United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on November 22, 1996 (the "Confirmation Date"). The Plan implemented a financial restructuring whereby approximately $125,000 ($124,625, net of original issue discount) of previously outstanding Senior Subordinated Notes (the "Notes") and related accrued interest, which were subject to settlement under the Plan were exchanged for approximately 10,000,000 shares of new common stock (the "Common Stock") issued by the Company in connection with the reorganization. Additionally, the Company's Credit Agreement was amended and restructured. The restructured long-term debt outstanding after consummation of the Plan is secured by substantially all of the assets of the Company. All previously outstanding common stock was canceled, annulled, and extinguished.

        Pursuant to the Plan, the Company's certificate of incorporation and bylaws were amended and restated in their entirety by the Amended and Restated Certificate of Incorporation (the "Certificate") and the Amended and Restated Bylaws (the "Bylaws") to provide, among other things, for the restructuring of the Company's equity capitalization under the Plan. As of the Effective Date of the Plan, the Company was authorized to issue 27,500,000 of the Company's $.01 par value, common stock of which an aggregate of 10,000,000 shares was issued and distributed pursuant to the Plan. An aggregate of 928,962 shares of common stock was reserved for issuance pursuant to the 1996 Long-Term Stock Incentive Plan (the "Stock Plan").

        The Company's Certificate authorized 2,500,000 shares of preferred stock with $.01 par value. The Board of Directors is authorized, upon two-thirds affirmative vote, to issue preferred stock subject to restrictions contained in the Amended and Restated Credit Agreement ("Amended Agreement"), in one or more series, for any purpose permitted by law, and is authorized to fix the designations, power, rights, and preferences of the preferred stock. The Certificate provides that the Company will not issue any nonvoting equity securities to the extent prohibited by the Bankruptcy Code. The Certificate may be amended in accordance with applicable law to remove the prohibition.

        During fiscal 1996, as a result of diminished operating performance and profitability, the Company incurred covenant defaults under the Credit Agreement. In addition, the Company did not make the December 15, 1995 and June 15, 1996 scheduled interest payments due on the Notes or scheduled quarterly principal payments due under the Credit Agreement on January 31, April 30, and July 31, 1996. As a result of negotiations between the Company's creditors, owners, and management, the parties agreed to effect a financial restructuring and, accordingly, on October 8, 1996 (the "Petition Date"), the Company filed a voluntary petition for relief under Chapter 11 in the Bankruptcy Court. The Company filed the Plan to consummate a financial restructuring that had been negotiated among the Company, its Noteholders and parties to the Credit Agreement, and the sole stockholder of the Company's outstanding stock. The Company

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


was operated as a debtor-in-possession subject to the supervision of the Bankruptcy Court until December 16, 1996.

        The Company continued to pay its trade creditors and other debt obligations in the ordinary course of business while under the supervision of the Bankruptcy Court.

Fresh-Start Reporting

        For financial reporting purposes, the effective date of the Company's emergence from Chapter 11 was assumed to be November 22, 1996. In accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"), the Company adopted "Fresh-Start Reporting," including the terms of the Amended Agreement and reflected the effects of such adoption in the consolidated financial statements as of November 22, 1996. The Post-Confirmation consolidated financial statements have been separated from the Preconfirmation amounts by a bold line to signify that the PostConfirmation consolidated financial statements are those of a new reporting entity and have been prepared on a basis not comparable to prior periods.

        The Company adopted Fresh-Start Reporting because holders of existing voting shares before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging entity and its reorganization value was less than its post-petition liabilities and allowed claims. The adjustments to reflect the consummation of the Plan, include the pretax gain on debt discharge of $90,980 (principally accrued interest and principal of the Notes) and the adjustment of $3,765 to record assets and liabilities at their estimated fair values, have been reflected in the accompanying consolidated statements of operations for the 42-week period ended November 22, 1996. Deferred taxes of approximately $23,056 were provided as a result of the debt discharge and the resulting reductions to the tax bases of assets in accordance with Section 108 of the Internal Revenue Code.

        The reorganization value of the Company was determined by management utilizing several factors and various valuation methods, including discounted cash flows, cash flow multiple ratios, and other applicable ratios. Reorganization value generally approximates fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity after the restructuring. The primary valuation methodology employed to determine the reorganization value of the Company was a net present value approach. The estimated unleveraged reorganization value of the Company was computed using a discounted cash flow analysis. This analysis included the present values of (i) the discounted projected free cash flows of the Company through fiscal year 1999, (ii) the discounted terminal value of the Company at the end of that 1999 fiscal year, and (iii) projected excess cash on hand at the Confirmation Date. For purposes of discounting values, a discount rate of 9.5% was utilized throughout the analysis. The terminal value was based upon a 3.5% growth factor in perpetuity with a 6% terminal discount rate.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


        Based on information from parties-in-interest and from the Company's financial advisors, the total reorganization value of the Company was estimated to be $155,993 at November 22, 1996. The estimated reorganization value of the Company was allocated to specific asset categories as follows:


Current assets                                      $    118,858
Property and equipment                                    35,647
Other noncurrent assets                                    1,488
                                                    ------------
                                                    $    155,993
                                                    ============

        All payments and distributions required by the Plan to be made by the Company with respect to repetition claims against the Company have been made or provided for at November 22, 1996, and no further material recourse to the Company is available to any person with respect to any repetition claims.

        The effect of the Plan and the implementation of Fresh-Start Reporting on the Company's consolidated balance sheet as of November 22, 1996 was as follows:



                             Preconfirmation                                         Post-confirmation
                             balance sheet at    Adjustments to                       balance sheet at
                               November 22,    record the Plan at    Fair value         November 22,
                                   1996          confirmation(a)   adjustments(b)           1996
                            -----------------  ------------------ ---------------    -----------------
Cash                        $    1,329         $      --           $      --           $   1,329

Other current assets           117,802           (13,549)             13,276             117,529

Property, plant, and
equipment                      139,026                --            (103,379)             35,647

Accumulated depreciation        89,876                --              89,876                  --
                            ----------         ---------           ---------           ---------
   Net property, plant, and
   equipment                    49,150                --             (13,503)             35,647
                            ----------         ---------           ---------           ---------
Other long-term assets           1,035                --                  --               1,035

Other intangible assets          3,042            (2,589)                 --                 453
                            ----------         ---------           ---------           ---------
                            $  172,358         $ (16,138)          $    (227)          $ 155,993
                            ==========         =========           =========           =========

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)

                             Preconfirmation                                         Post-confirmation
                             balance sheet at    Adjustments to                       balance sheet at
                               November 22,    record the Plan at    Fair value         November 22,
                                   1996          confirmation(a)   adjustments(b)           1996
                            -----------------  ------------------ ---------------    -----------------
Current long-term debt      $    202,016       $      (201,881)      $       --        $      135

Other current liabilities         55,847                (8,723)          (3,992)           43,132

Long-term debt                        --                77,255               --            77,255

Noncurrent deferred income         6,651                 5,198            1,506            13,355
taxes

Stockholders' equity
(deficit)                        (92,156)              112,013           2,259(c)          22,116
                            ------------       ---------------       -----------       ----------
                            $    172,358       $       (16,138)      $    (227)        $  155,993
                            ============       ===============       ===========       ==========

---------------

(a) To record the forgiveness of the notes, the issuance of common stock, and the related income tax effects pursuant to the Plan.

(b) To record the adjustments to assets and liabilities to their estimated fair value.

(c) Net adjustment to equity consists of net fair value adjustments of $3,765 less related income tax effects of $1,506.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


(2)     Summary of Significant Accounting Policies and Practices

        (a)    Description of Business and Basis of Presentation

        The Company is a manufacturer of private-label underwear and women's hosiery products, operating distribution and manufacturing facilities in the Southeastern United States and off-shore manufacturing facilities in Central America. Additionally, the Company sources some of its production from various contractors worldwide. The Company has two principal product lines: men's and women's underwear and outerwear T-shirts and women's hosiery. The Company markets its products through a wide range of national and regional retail distribution channels, including discount stores, department stores, specialty stores, drug stores, and supermarkets. The majority of the Company's raw materials are readily available and are not dependent upon a single supplier.

        (b)    Principles of Consolidation

        These consolidated financial statements include the financial statements of Ithaca Industries, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

        (c)    Cash and Cash Equivalents

        Cash balances at year-end reflect short-term interest-earning deposits, net of outstanding checks. Cash balances also include overdraft amounts for which the right of offset with other accounts exists. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. Cash and cash equivalents include interest-earning deposits of $680 and $66 at January 31, 1998 and February 1, 1997, respectively.

        (d)    Inventories

        Inventories consist of raw materials, work in process, and finished goods relating to manufacturing operations and are valued at the lower of cost or market with cost determined using the last-in, first-out (LIFO) method.

        (e)    Property, Plant, and Equipment

        Property, plant, and equipment acquired after November 22, 1996 are stated at cost. Upon emergence from Chapter 11, the Company adopted Fresh-Start Reporting effective November 22, 1996 and, accordingly, all property, plant, and equipment at November 22, 1996 was recorded at its estimated fair value and historical accumulated depreciation was eliminated. Depreciation and amortization expense of property, plant, and equipment is calculated using the straight-line method over the estimated remaining useful lives of the assets as follows:

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


Buildings                                              25-30 years
Property improvements                                   5-10 years
Machinery and equipment                                  3-8 years
Vehicles                                                   3 years

        (f)    Intangibles and Other Assets

        Intangible and other assets consist of patents, organizational costs, deferred debt expense, and deferred acquisition costs and are amortized over their respective remaining terms. On an ongoing basis, management reviews the valuation and amortization of intangible assets. As part of the review, management estimates fair values based upon recent historical results and expected future results, taking into consideration events or circumstances which might affect their fair values.

        Deferred debt expenses are amortized over the term of the loans to which the expenses relate. As a result of the adoption of Fresh-Start Reporting and the related amendment of the Credit Agreement, the unamortized balance of deferred debt expense was included in reorganization expense for the 42-week period ended November 22, 1996.

        (g)    Revenue Recognition

        Sales are recognized at the time the related goods are shipped.

        (h)    Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Prior to its emergence from Chapter 11, the Company was included in an affiliated group and the Company's Federal taxable income was included in such group's consolidated tax return. Pursuant to a tax sharing agreement with the former Parent, the Company recognized income tax expense or benefit as if it were to file separate Federal, state, or local income tax returns. The Company entered into the Intercompany Compromise and Settlement Agreement which included a provision that terminated the tax sharing agreement effective November 22, 1996.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


        (i)    Stock Option Plan

        Effective November 22, 1996, with the adoption of its stock option plan, the Company adopted Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation, which permits the Company to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also permits the Company to apply the provisions of APB Opinion No. 25 where compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price of the option and provide pro forma net income and pro forma income per share disclosures for stock option grants made in future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

        (j)    Fiscal Year

        The Company's fiscal year ends on the Saturday closest to the end of January. The results of operations for the year ended January 31,1998 reflect a 52-week period (fiscal 1998). The results of operations for fiscal 1997 include the 10-week period ended February 1, 1997 (post-confirmation) and the 42-week period ended November 22, 1996 (preconfirmation). The results of operations for the year ended February 2, 1996 reflect a 53-week period (fiscal 1996).

        (k)    Use of Estimates

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at period-end and revenues and expenses for the periods ended to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

        (l)    Net Income Per Share

        In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share, which established new standards for computing and presenting earnings per share information. Basic earnings per share are calculated based upon the weighted-average number of common shares outstanding during the year. Diluted earnings per share are based upon the weighted-average number of common shares and dilutive common equivalent shares outstanding during the year. All potential dilutive common equivalent shares relate to the Company's stock option plan. Potential dilutive common equivalent shares are excluded from weighted-average shares outstanding where their impact is antidilutive.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)



(3)     Inventories

        Inventories consist of the following:




                                          January 31,       February 1,
                                              1998             1997
                                        ----------------  ---------------

Raw materials and supplies                  $13,142           $15,607
Work-in-process                              14,625            12,381
Finished goods                               29,519            41,278
                                            -------           -------
                                             57,286            69,266
Less excess of FIFO over LIFO cost              250                --
Less inventory included in assets
    held for disposition,
    net (note 13)                                --              3,586
                                            --------          --------
                                            $57,036           $65,680
                                            ========          ========

        Upon adoption of Fresh-Start Reporting at November 22, 1996, the excess of first-in, first-out (FIFO) over LIFO cost was adjusted to zero as inventories were restated to their estimated fair value. The adjustment has been included in fair value adjustments in note 1.

        During the year ended January 31, 1998, the 42-week period ended November 22, 1996, and the year ended February 2, 1996, LIFO inventory layers were liquidated. This liquidation resulted in charging lower inventory costs prevailing in prior years to cost of sales, thus reducing cost of sales by $71, $1,367, and $271, respectively, which is lower than the amount that would have resulted from replacing the liquidated inventory at end of period prices on those dates.

(4)     Property, Plant, and Equipment

        Property, plant, and equipment consist of the following:

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


                                        January 31,       February 1,
                                           1998               1997
                                      ---------------    ------------

Land                                    $  1,276          $  1,306
Buildings and improvements                18,104            18,359
Machinery and equipment                   18,974            16,288
Vehicles                                      99               104
Construction in progress                   1,372               327
                                        --------          --------
                                          39,825            36,384
Less accumulated depreciation
and amortization                           5,710               853
                                        --------          --------
                                        $ 34,115          $ 35,531
                                        ========          ========

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


(5)     Long-Term Debt

        A summary of long-term debt follows:


                                               January 31,        February 1,
                                                  1998               1997
                                              -------------     -------------

Borrowings under credit agreements:
   Revolving loans - base rate loans             $17,500           $13,000
   Term loans - base rate loans                   35,963            53,000
9.0% to 10.5% notes, maturing through 1998            69               139
                                                 -------           -------
                                                  53,532            66,139
Less current installments of long-term debt           13                70
                                                 -------           -------
                                                 $53,519           $66,069
                                                 =======           =======


        Pursuant to the Plan, the Credit Agreement was amended and restated and the Notes were canceled and exchanged for all of the Company's outstanding common stock on the Effective Date. The following is a summary description of the Amended and Restated Credit Agreement ("Amended Agreement") issued on the Effective Date.

        REVOLVING CREDIT COMMITMENT

        The total Revolving Credit Commitment ("Revolving Loan") under the Amended Agreement is $77,200 which is inclusive of (i) any outstanding unpaid balance of repetition revolving credit loans and post-petition debtor-in-possession financing, (ii) $22,185 transferred from the Preconfirmation term loan balance, and (iii) a $25,000 letter of credit subfacility. For a 30-day period beginning in May and December of each year, commitments under the Revolving Loan are required to be reduced to $63 million and $68 million, respectively.

        The total outstanding Revolving Loan including letters of credit may not exceed a borrowing base determined by specified percentages of eligible accounts receivable and inventory as defined by the Amended Agreement. A commitment fee of 0.5% of the unused Revolving Loan is due each year. A letter of credit fee of 2.5% per annum of the daily stated amount of all letters of credit and facing fees of 1/4 of 1% per annum of the daily stated amount of all standby and trade letters of credit is payable quarterly in arrears. The Revolving Loan expires August 31, 1999.

        At January 31, 1998 and February 1, 1997, there was $17,500 and $13,000 outstanding under the Revolving Loan provisions and $5,209 and $6,825 issued under the trade and standby letters of credit provisions of the Amended Agreement, respectively. The availability as calculated under the provisions of the Amended Agreement at January 31, 1998 was $28,358.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


        TERM LOAN COMMITMENT

        The total Term Loan Commitment ("Term Loan") under the Amended Agreement is $55,000 which was reduced to $35,963 and $53,000 as a result of payments during fiscal 1998 and the 10-week period ended February 1, 1997, respectively. The remaining amounts are payable in installments of $4,000 on January 31, 1999 and $31,963 on August 31, 1999. At January 31, 1998, $4,000 of the outstanding term loan balance has been excluded from current installments of long-term debt as this amount could be repaid using the Revolving Loan.

        The Term Loan contains mandatory prepayment provisions which require that certain excess cash flows, proceeds from the sale of assets for disposition, other proceeds outside the ordinary course of business, and tax refunds as defined must be used to pay down the outstanding term loan balance in reverse order of maturity. Once repaid, Term Loans may not be reborrowed. The Term Loan Commitment expires August 31, 1999.

        Except in certain limited circumstances, the Revolving Loan and the Term Loan will bear interest at 150 basis points above the base rate which is defined as the higher of (i) 1/2 of 1% in excess of the adjusted certificate of deposit rate, (ii) the prime lending rate, or (iii) 1/2 of 1% in excess of the overnight federal funds rate. Interest is due in arrears on the last day of each month. The interest rate is subject to cumulative increases in the event the Company
(i) does not achieve certain earnings before interest taxes and depreciation (EBITDA) targets or (ii) fails to make annual principal payments, other than regularly scheduled term loan amortization payments, of at least $5,000. In addition, default interest is payable at the base rate plus 2%. On January 29, 1997, the Company entered into a rate protection agreement which limits the base interest rate payable on the first $45 million outstanding term loan principal to 9.5% through July 28, 1998.

        Borrowings under the Amended Agreement are secured by a lien against all assets of the Company and subsidiaries. The Amended Agreement contains certain financial and nonfinancial covenants. As of January 31, 1998, the Company was in compliance with such covenants.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


(6)     Income Taxes

        Components of income tax benefit (expense) consist of:


                      Post-confirmation                   Preconfirmation
               -------------------------------     ---------------------------


                                 10-week            42-week
                Year ended     period ended      period ended       Year ended
                January 31,     February 1,       November 22,      February 2,
                   1998           1997              1996               1996
               -------------  --------------   ----------------    ------------
Current:
    Federal      $  (326)       $     4          $ 3,113             $10,302
    State            (99)             1            1,191               1,369
Deferred            (378)         1,395           (8,522)             15,486
                 ---------      --------         --------             ------
                 $  (803)       $ 1,400          $(4,218)            $27,157
                 =========      ========         ========            =======


        Income tax benefit (expense) for the year ended January 31, 1998; the 10-week period ended February 1, 1997; the 42-week period ended November 22, 1996; and the year ended February 2, 1996 amounted to $(803), $1,400, $(4,218), and $27,157, an effective rate of 34.3%, 33.7%, 253.0%, and 35.3%, respectively, which differs from the "expected" income tax expense (computed by applying the U.S. Federal corporate income tax rate of 34% to income (loss) before income taxes and extraordinary item) as follows:


                                          Post-confirmation                   Preconfirmation
                                   -------------------------------     ---------------------------
                                                     10-week            42-week
                                    Year ended     period ended      period ended       Year ended
                                    January 31,     February 1,       November 22,      February 2,
                                       1998           1997              1996               1996
                                   -------------  --------------   ----------------     -----------
Computed "expected" income tax
   (expense) benefit               $    (795)         $  1,455       $   (583)           $ 26,881
State and local taxes, net of
   Federal income tax benefit            (73)              175            (45)              2,090
Amortization of intangible assets       (127)               --             --              (1,632)
Nondeductible expenses relating
   reorganization               to         --            (216)           (744)                 --
Provision for resolution of tax
   audits and adjustments to
   refund receivable                       --               --         (2,727)                 --
Other, net                                192             (14)           (119)               (182)
                                   ----------         --------        -------           ---------
                                   $    (803)         $  1,400       $ (4,218)          $  27,157
                                   ==========         ========       ========           =========


        The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 31, 1998 and February 1, 1997 are presented below:

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


                                                               Post-confirmation
                                                      -------------------------------------

                                                         January 31,          February 1,
                                                             1998                1997
                                                      -----------------  ------------------
Deferred tax assets:
    Nondeductible accruals                                $  2,631           $  3,387
    Inventory write-downs                                       --              1,349
    Accounts receivable reserves and allowances                 45                173
    Other                                                        2                 --
                                                          --------           --------
        Deferred tax assets                                  2,678              4,909
                                                          --------           --------
Deferred tax liabilities:
    Tax attribute reductions of inventory, receivables,
        and property, plant, and equipment                (17,090)            (21,090)
    Restructuring related reserves and write-downs of
        inventory, receivables, and property, plant,         (259)
        and equipment                                                              --
    State taxes                                              (451)              (579)
    Inventory write-downs                                    (543)                 --
    Other                                                  (1,887)              (414)
                                                          --------           --------
        Deferred tax liabilities                           (20,230)           (22,083)
                                                          --------           --------

        Net deferred tax liability                        $(17,552)          $(17,174)
                                                          ========           ========


(7)     Related Party Transactions

        During the 42-week period ended November 22, 1996 and the year ended February 2, 1996, the Company engaged in transactions with related parties, including (income) expenses incurred on behalf of the former Parent company of approximately $(299) and $325 for those periods, respectively.

        Prior to November 22, 1996, long-term debt to related parties consisted of notes held by parties which were stockholders, or their affiliates, of the former Parent. After November 22, 1996, long-term debt due to related parties consists of borrowings under the Amended Agreement held by a stockholder of the Company.

        In accordance with the Plan, the equity interests of the former Parent were canceled, extinguished, and annulled. Additionally, the Company entered into the Intercompany Compromise and Settlement Agreement as of the Effective Date which included a provision to terminate a license agreement.

(8)     Credit Concentrations

        Most of the Company's sales are concentrated with national retailers. For the year ended January 31, 1998; the 10-week period ended February 1, 1997; and the 42-week period ended

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


November 22, 1996, one customer individually accounted for 52%, 48%, and 47%, respectively, of net sales. For the year ended February 2, 1996, two customers accounted for 42% and 11% of net sales, respectively.

        At February 1, 1997, the Company had $659 of trade accounts receivable due from customers that were believed to be moderate to high credit risks. These accounts were factored under a nonrecourse non-notification factoring arrangement which reduces the credit risk to the Company subject to performance by the factor. There were no amounts factored at January 31, 1998.

(9)     Fair Value of Financial Instruments

        At January 31, 1998 and February 1, 1997, the fair value of the Company's debt is equal to the carrying amount as it was subject to restructuring and is based upon variable market rates. The carrying values of all other financial instruments in the consolidated balance sheets approximate fair values.

(10)    Commitments and Other Matters

        The Company leases certain equipment and warehousing facilities under operating leases expiring at various dates through 2010. Total rent expense under these leases amounted to approximately $3,844, $790, $3,881, and $3,414, for the year ended January 31, 1998; the 10- week period ended February 1, 1997; the 42-week period ended November 22, 1996; and the year ended February 2, 1996, respectively. In addition, the Company is responsible for payment of applicable real estate taxes, insurance, and maintenance expenses.

        At January 31, 1998, future minimum annual rentals under these leases are as follows:

        Fiscal years ending in:


               1999                       $ 3,528
               2000                         2,794
               2001                         1,677
               2002                         1,287
               2003                         1,055
               Thereafter                   1,319
                                          -------
                                          $11,660
                                          =======

        The Company has royalty agreements for certain licensed products. The total royalty expense under these agreements amounted to approximately $630, $92, $479, and $2,541 for the year ended January 31, 1998, the 10-week period ended February 1, 1997, the 42-week period ended November 22, 1996, and the year ended February 2, 1996, respectively. At January 31, 1998, the future minimum royalty expense for the fiscal year ending in 1999 is approximately $553.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


(11)    Employee Benefit Plans

        In fiscal 1997, the Company adopted an incentive compensation plan under which certain employees may receive discretionary bonus awards from a bonus pool calculated based on achievement of specified targets established by the Board of Directors. Bonus amounts expensed for the year ended January 31, 1998; the 10-week period ended February 1, 1997; and the 42- week period ended November 22, 1996 were $489, $560, and $1,740, respectively. No bonuses were earned for the year ended February 2, 1996.

        On the Effective Date, the Company adopted the Stock Plan which permits the Company's Board of Directors to grant stock options to officers and key employees. The Stock Plan initially reserved 928,962 shares of authorized but unissued common stock. Total shares available for grant may be increased by the Board of Directors at their discretion. Stock options may be granted at an exercise price equal to or less than fair market value as stipulated in the applicable option agreement. Excluding a grant of 109,290 options to certain outside consultants, certain options vest one-third on the date of grant and one-third on the subsequent first and second anniversaries from the date of grant. The remaining options are performance based and vest in equal amounts based upon the achievement of certain performance targets for each of the next three years.

        The following table summarizes stock option activity during each of the last two reporting periods:



                                                                  Weighted-
                                                                    average
                                            Number of              exercise
                                               shares                 price
                                            ---------              --------

Options outstanding at November 22, 1996           --               $    --
   Options granted                            901,014                  6.00
   Options canceled                                --                    --
                                             --------
Options outstanding at February 2, 1997       901,014                  6.00
   Options granted                             17,500                  6.00
   Options canceled                           (36,668)                 6.00
                                             --------
Options outstanding at January 31, 1998       881,846               $  6.00
                                             ========


        During the year ended January 31, 1998, 17,500 options were granted at $6 per share; of the 881,846 options outstanding, 492,718 were vested and exercisable at January 31, 1998. The weighted-average contractual life of options outstanding at January 31, 1998 is eight years. If the Company had recognized compensation expense for the "fair value" of option grants under the provisions of SFAS No. 123, the pro forma net income and net income per share for the year ended January 31, 1998 would have been $1,336 and $.13, respectively, based upon the

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


following assumptions related to the options: risk-free interest rate of 5.5%; dividend yield of 0%; expected volatility of 33%; and three-year expected lives.

        During the 10-week period ended February 1, 1997, 901,014 options were granted at $6 per share; of the 901,014 options outstanding, 240,994 were vested and exercisable at February 1, 1997. The weighted-average contractual life of options outstanding at February 1, 1997 is nine years. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under this plan consistent with SFAS 123, the effect on the Company's net income and income per share would not be material, based upon the following assumptions related to the options: risk-free interest rate of 6.2%; dividend yield of 0%; expected volatility of 33%; and three-year expected lives.

        The Company maintains a medical benefits plan and trust which covers substantially all employees of the Company. The plan is funded currently by contributions from the Company and employees based on anticipated claims costs and administrative expenses. Company contributions to the plan were $4,645, $1,250, $5,604, and $8,585, for the year ended January 31, 1998; the 10-week period ended February 1, 1997; the 42-week period ended November 22, 1996; and the year ended February 2, 1996, respectively. Net assets available for plan benefits held in trust were $777 at January 31, 1998 and $1,037 at February 1, 1997.

        The Company sponsors a defined contribution retirement plan for its employees. Company contributions are based upon a percentage of the employees' contributions. Contributions and administrative expenses incurred by the Company on behalf of the plan totaled approximately $226, $53, $319, and $456, for the year ended January 31, 1998; the 10-week period ended February 1, 1997; the 42-week period ended November 22, 1996; and the year ended February 2, 1996, respectively.

(12)    Restructuring

        In the third quarter of fiscal 1996, in response to operating losses resulting from decreasing sales as well as high manufacturing and distribution costs, the Company initiated a restructuring to improve operating performance and reduce costs. In connection with this restructuring, the Company recorded charges totaling $51,591 ($33,379 after related income tax benefits), of which $14,153 ($9,157 net of income tax benefits), and $37,438 ($24,222 after related income tax benefits) were charged to operating expenses in the third and fourth quarters of fiscal 1996, respectively. Such charges related to (i) the closing and consolidation of certain manufacturing and distribution facilities; (ii) the write-down of certain equipment associated with closed facilities to net realizable value; (iii) the write-off and establishment of reserves to reduce inventory and accounts receivable to estimated net realizable value for amounts associated with customers, product lines, and specific products that the Company elected to discontinue manufacturing and distributing; (iv) severance and other costs associated with plant closures and overhead reductions resulting from a total domestic work force reduction in fiscal 1998, fiscal 1997, and fiscal 1996 of approximately 4,900 employees, of which approximately 1,900, 1,900, and 1,100 occurred during fiscal 1998, fiscal 1997, and fiscal 1996, respectively; and (v) the

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


write-off of certain impaired intangible assets, principally deferred debt expenses of $2,672 and goodwill of $2,395.

        As of January 31, 1998 and February 1, 1997, assets held for disposition consist of the following:


                                          January 31,         February 1,
                                             1998                1997
                                         -------------      --------------
Property, plant, and equipment,
    net of estimated reserve of
    $4,642 at January 31, 1998
    and $4,800 at February 1, 1997        $     213                169

Inventory, net of obsolescence
    reserve of $2,044 at
    February 1, 1997                             --              3,586
                                          --------------   -------------
                                          $     213              3,755
                                          ==============   =============


        The reserves reflect management's estimates of the recoverability of the related assets.

(13)    Subsequent Events (Unaudited)

        On March 24, 1998, the Company completed the acquisition of Glendale, an entity with annual revenues of approximately $45 million. Consideration paid includes a cash payment based upon Glendale's closing net worth plus $1.5 million in cash, issuance of $2 million of Ithaca common stock (not to exceed 400,000 shares), subordinated notes, or a combination thereof. In addition, Ithaca will refinance up to $9 million of Glendale's bank indebtedness. The transaction, which will be accounted for using the purchase method of accounting, was financed with the proceeds from the refinancing of the Company's existing Credit Agreement with $110 million in new credit facilities. The new credit facilities include $25 million and $15 million term loans plus up to $70 million in revolving credit facilities.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands, except share data)


(14)    Quarterly Financial Data (Unaudited)


                                               Post-confirmation
                                ----------------------------------------------
                                   First      Second      Third      Fourth
                                  quarter     quarter    quarter     quarter
                                 ---------   ---------  ---------   ----------
Year ended January 31, 1998:

     Net sales                  $ 58,743      60,934     63,184      54,160

     Gross profit                  8,216       9,747      9,577       7,113

     Net income (loss)              (148)      1,004        793        (113)
                                =========   =========  =========   ==========
Basic and dilutive net income
     (loss) per common share       (0.01)       0.10       0.08       (0.01)
                                =========   =========  =========   ==========


                                                                    Preconfirmation     Post-confirmation
                                                                    ---------------     -----------------

                                       Preconfirmation                       Fourth quarter - 1997
                              ----------------------------------    ---------------------------------------

                                                                       3 weeks ended
                                   First     Second     Thrid           November 22,       10 weeks ended
                                  quarter    quarter   quarter             1996           February 1, 1997
                              ----------------------------------    -----------------    ------------------
Year ended February 1, 1997:
   Net sales                    $  97,619     78,883    98,624             22,477               42,708
   Gross profit                    12,691     11,707    13,367              4,295                4,487
   Net income (loss) from
       continuing operations
       before extraordinary
       item                        (1,298)       641    (1,303)              (592)              (2,757)

   Extraordinary item                  --         --        --             67,924                   --

   Net income (loss)               (1,298)       641    (1,303)            67,332               (2,757)
                                ==========   =======    =======        ===========            =========

Basic and dilutive net loss per                                                                 $ (.28)
   common share (1)                                                                             =======


(1)Net income (loss) and per share amounts for periods prior to November 22, 1996 have not been presented because they are not meaningful due to the implementation of Fresh-Start Reporting and the substantial change in the number of shares outstanding subsequent to the consummation of the Plan.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Glendale Hosiery Company:


We have audited the accompanying balance sheet of Glendale Hosiery Company as of December 27, 1997, and the related statements of earnings, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Glendale Hosiery Company as of December 27, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                        /s/ KPMG Peat Marwick LLP
                                        -------------------------
                                            KPMG Peat Marwick LLP

Atlanta, Georgia
March 24, 1998

                            GLENDALE HOSIERY COMPANY
                                  BALANCE SHEET
                                DECEMBER 27, 1997


                                 Assets (Note 4)
                                 ---------------

Current assets:
   Cash                                               $     20,974
   Trade accounts receivable,
      less allowances of $167,000 in 1997                5,358,433
   Inventories (note 2)                                  8,050,676
   Prepaid expenses and other current assets                 5,174
                                                      ------------
      Total current assets                              13,435,257

Property, plant, and equipment, net (note 3)             3,457,143
                                                      ------------
                                                       $16,892,400

                      Liabilities and Shareholders' Equity
                      ------------------------------------

Current liabilities:
   Bank overdrafts                                     $ 1,045,189
   Revolving line of credit (note 4)                     7,864,228
   Current portion of long-term debt (note 4)              417,633
   Accounts payable                                      1,834,629
   Accrued expenses                                        650,908
                                                      ------------
      Total current liabilities                         11,812,587

Shareholders' equity (note 5):
   Preferred stock, $1 par value; authorized
      100,000 shares, none issued                               --
   Common stock:
      Class A, $1 par value, voting - authorized,
         100,000 shares; issued and outstanding,
         33,750 shares                                      33,750
      Class B, $1 par value, nonvoting - authorized,
         100,000 shares; issued and outstanding,
         43,750 shares                                      43,750
   Additional paid-in capital                              647,500
   Retained earnings                                     4,354,813
                                                       -----------
         Total shareholders' equity                      5,079,813

Commitments (notes 7 and 10)                           ___________
                                                       $16,892,400
                                                       ===========
See accompanying notes to financial statements.

                            GLENDALE HOSIERY COMPANY
                              STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 27, 1997


Net sales (note 8)                                        $46,966,584
Cost of goods sold                                         39,677,127
      Gross profit                                          7,289,457

Selling, general, and administrative expenses (note 8)      4,963,742
                                                          -----------
      Operating income                                      2,325,715

Interest expense                                             (833,699)
Other income                                                  226,369

      Net earnings                                        $ 1,718,385
                                                          ===========


See accompanying notes to financial statements.

                            GLENDALE HOSIERY COMPANY
                        STATEMENT OF SHAREHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 27, 1997

                                    Class A                     Class B
                                  common stock                common stock
                               ----------------------      --------------------
                                 Shares      Amount         Shares    Amount

Balances at December 28, 1996    33,750    $ 33,750         43,750  $ 43,750
Shareholder distributions                         -              -         -
Net earnings                                      -              -         -
                                           --------        -------  --------

Balances at December 27, 1997    33,750    $ 33,750         43,750  $ 43,750
                                 ======    ========        =======  ========


                                  Additional      Retained          Total
                               paid-in capital    earnings          -----
                                ---------------   --------
                                    647,500      3,458,813      4,183,813

Balances at December 28, 1996             -      (822,385)      (822,385)
Shareholder distributions                 -     1,718,835      1,718,385
Net earnings                       --------     ----------     -----------

                                    647,500      4,354,813      5,079,813
Balances at December 27, 1997       =======      =========      =========


    See accompanying notes to financial statements.

                            GLENDALE HOSIERY COMPANY
                             STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 27, 1997


Cash flows from operating activities:
Net earnings                                            $ 1,718,385
Adjustments to reconcile net earnings to
   net cash provided
   by operating activities:
   Depreciation and amortization                            833,737
   Decrease in trade accounts receivable                    415,880
   Increase in inventories                                (636,340)
   Decrease in other assets                                 191,072
   Decrease in accounts payable                           (633,793)
   Increase in accrued expenses
                                                           (84,997)
                                                        ------------
     Net cash provided by operating activities
                                                          1,803,944
                                                        ------------

Cash flows from investing activities:
   Capital expenditures                                   (201,980)
   Proceeds from sale of equipment
                                                             66,734
                                                        ------------
     Net cash used in investing activities
                                                          (135,246)
                                                        ------------

Cash flows from financing activities:
   Net increase in revolving line of credit                 655,944
   Payments on long-term debt                           (1,524,800)
   Bank overdrafts                                           23,201
   Shareholder distributions
                                                          (822,385)
                                                        ------------
     Net cash used in financing activities
                                                        (1,668,040)
                                                        ------------

     Net increase in cash                                       658

Cash at beginning of year
                                                             20,316
                                                        ------------

Cash at end of year
                                                        $    20,974
                                                        ============

Supplemental disclosure of cash flow
   information - cash paid during the
   year for interest                                     $  841,234
                                                        ------------
                                                        ------------

See accompanying notes to financial statements.

                            GLENDALE HOSIERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 27, 1997


(1)     Nature of Business and Significant Accounting Policies
        ------------------------------------------------------

        (a)    Description of Business
               -----------------------

               Glendale is a manufacturer of women's hosiery headquartered in Siler City, North Carolina. Glendale's private label products are sold nationwide primarily to mass merchandisers and specialty stores.

        (b)    Accounts Receivable
               -------------------

               Glendale grants credit to customers under credit terms that are customary in the industry. Glendale provides allowances for doubtful accounts, claims, and discounts based upon historical trends and periodic evaluation of the accounts.

        (c)    Inventories
               -----------

               Inventories are valued at the lower of cost (first-in, first-out method) or market.

        (d)    Property, Plant, and Equipment
               ------------------------------

               Property, plant, and equipment are recorded at cost. Depreciation is computed principally using the straight-line method based on the following estimated useful lives of the related assets: buildings and improvements, ten years; machinery and equipment, seven years; furniture and fixtures, five years; and leasehold improvements over the lesser of the lease term or their useful lives. Expenditures for maintenance and repairs are charged to expense as incurred.

        (e)    Leasehold Improvements
               ----------------------

               Leasehold improvements are amortized over a ten-year period using the straight-line method.

        (f)    Income Taxes
               ------------

               Glendale has elected S Corporation status for income tax purposes. Pursuant to the S Corporation election, federal and state income taxes are the responsibility of Glendale's shareholders. Accordingly, no income tax provision is included in Glendale's financial statements.

        (g)    Fiscal Year
               -----------

               Glendale's fiscal year ends on the final Saturday in December. Fiscal year 1997 includes 52 weeks.

                            GLENDALE HOSIERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS


        (h)    Use of Estimates
               ----------------

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        (i)    Stock Options
               -------------

               Prior to January 1, 1996, Glendale accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, Glendale adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. Glendale has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. There were no stock option grants in the current year.

        (j)    Revenue Recognition
               -------------------

               Sales are recognized at the time the related goods are shipped from Glendale's facilities.

(2)     Inventories
        -----------

        Inventories at December 27, 1997 are as follows:


Finished goods                                            $ 3,579,239
Work in progress                                            2,952,216
Raw materials and supplies                                  1,519,221
                                                          -----------
                                                          $ 8,050,676

                            GLENDALE HOSIERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS


(3)     Property, Plant, and Equipment
        ------------------------------

        Property, plant, and equipment at December 27, 1997 are as follows:


Land                                                   $       66,067
Buildings                                                   1,173,378
Machinery and equipment                                    10,742,653
Leasehold improvements                                      2,845,325
Furniture and fixtures                                        540,792
                                                       --------------

                                                           15,368,215
Less accumulated depreciation and amortization             11,911,072
                                                       --------------

      Net property and equipment                       $    3,457,143
                                                       --------------


(4)   Financing Arrangements
      ----------------------

      Glendale has a senior debt facility with a bank at December 27, 1997 which consists of a revolving line of credit and three term loans payable in varying installments. Under the provisions of the revolving line of credit, Glendale can borrow up to specified percentages of accounts receivable and inventories (the borrowing base). The total amount outstanding on the revolving line of credit (plus the aggregate stated amount of outstanding bankers acceptance drafts at any one time) may not exceed the lesser of $8,450,000 or the borrowing base. Interest accrues at the bank's prime rate (8.5% at December 27, 1997) plus .75% to 1.25%. Borrowings under the revolving line of credit are due upon demand, and accordingly, the amount outstanding at December 27, 1997 of $7,864,228 is classified as a current liability in the balance sheet. The revolving line of credit agreement expires on April 30, 1998, and provides for automatic one-year renewal periods thereafter, subject to provisions whereby both Glendale and the bank have the right of termination (see note 10).

      Substantially all of Glendale's assets are pledged to the bank under the revolving credit and term loan obligations.

      The senior debt facility includes certain restrictive covenants. Under the more restrictive of these covenants, Glendale must maintain a minimum level of working capital and specified cash flow coverage and debt-to-equity ratios. In addition, dividend payments are restricted to amounts required to fund shareholder income tax liabilities arising from the allocation of Glendale's taxable income under the S Corporation election, capital expenditures are restricted to specified levels and limits are placed on the reacquisition of Glendale stock. Glendale was in compliance with all covenants as of December 27, 1997.

                            GLENDALE HOSIERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS


Long-term debt as of December 27, 1997 consists of the following:


Term loan to bank, payable in monthly installments of $45,833, plus interest at the bank's prime rate plus 3/4%,
   through April 1998                                                 $ 183,333
Second term loan to bank, payable in monthly installments
   of $32,500, plus interest at the bank's prime rate plus 1-1/4%,
   through April 1998                                                   130,000
Third term loan to bank, payable in monthly installments
   of $10,417, plus interest at the bank's prime rate plus 3/4%,
   through June 1998                                                     62,500
Equipment term loan, noninterest bearing, payable in monthly
   installments of $41,800 through January 1998                          41,800
                                                                      ---------

      Total long-term debt - all current                              $ 417,633
                                                                      =========


(5)   Stock Option Plan
      -----------------

      Under the Glendale 1987 Non-Qualified Stock Option Plan, options must be exercised within two years from date of grant. An aggregate of 10,000 shares of Class B common stock are reserved for issuance under the plan. During 1995, options for 1,250 shares of Class A common stock and 1,250 shares of Class B common stock were granted to a member of the Board of Directors at an option price of $30 per share. These options were fully vested upon grant. No options were granted in 1997, and as of December 27, 1997, no options had been exercised.

(6)   Employee Benefit Plan
      ---------------------

      Glendale has a 401(k) defined contribution plan (Glendale Hosiery Company Retirement Savings Plan). All employees of Glendale are eligible to participate in this plan. Glendale, at its discretion, may annually match a percentage of the employees' contribution. Glendale's matching contribution to the plan for the year ended December 27, 1997 was $55,702.

(7)   Commitments
      -----------

      Leases
      ------

      Glendale has operating lease agreements related to equipment and a plant building. Equipment lease terms are for five years. The building lease-agreement is for five years and provides for seven five-year renewal options. Under the terms of the building lease agreement, Glendale pays utilities, insurance, taxes, and maintenance costs.

                            GLENDALE HOSIERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS


      The future commitments under the noncancelable operating leases are:


Year ending December,
1998                                                     $ 110,491
1999                                                       110,491
2000                                                        52,360
2001                                                        37,380
2002                                                        31,246
Thereafter                                                  30,050
                                                        ----------
      Total minimum lease payments                       $ 372,018
                                                         =========

      Rent expense for year ended December 27, 1997 was $152,255.

(8)   Major Customers
      ---------------

      Net sales for the year ended December 27, 1997 included $20,922,002 and $15,154,341, respectively, to two major customers.

(9)   Fair Value of Financial Instruments
      -----------------------------------

      The following summarizes certain information regarding the fair value of Glendale's financial instruments at December 31, 1997:

           Cash, trade accounts receivable, and accounts payable -- The carrying value approximates fair value because of the short-term maturity of these instruments.

           Revolving line of credit and current portion of long-term debt -- Substantially all of Glendale's revolving credit and long-term debt bears interest at variable rates which management believes are commensurate with rates currently available on similar debt. Accordingly, the carrying value approximates fair value.

(10)    Subsequent Event (Unaudited)
        ----------------------------

        On March 24, 1998, Glendale sold substantially all of its assets and transferred substantially all of its liabilities to Ithaca Industries, Inc. pursuant to an Asset Purchase Agreement dated March 13, 1998. Under the terms of the agreement, Glendale received consideration, including cash, Ithaca Industries, Inc. common stock, and a subordinated note receivable.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Glendale Hosiery Company
Siler City, North Carolina

We have audited the accompanying balance sheets of Glendale Hosiery Company (the "Company") as of December 28, 1996 and December 30, 1995, and the related statements of earnings, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Glendale Hosiery Company as of December 28, 1996 and December 30, 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Charlotte, North Carolina
February 17, 1997

GLENDALE HOSIERY COMPANY

BALANCE SHEETS
DECEMBER 28, 1996 AND DECEMBER 30, 1995
--------------------------------------------------------------------------------

ASSETS (NOTE 5)                                         1996        1995

CURRENT ASSETS:
  Cash                                           $     20,316  $    14,139
                                                 ------------  -----------
  Trade accounts receivable, less allowance
    for doubtful accounts of $16,000 and
    $4,000, respectively                            5,774,313    5,387,360
  Inventories (Note 2)                              7,414,336    6,987,588
  Current portion of note receivable from
    shareholder (Note 4)                               75,000       75,000

  Other                                                85,307      141,849

                                                 ------------  -----------
    Total current assets                           13,369,272   12,605,936

PROPERTY, PLANT AND EQUIPMENT
  (Note 3)                                          4,155,631    4,029,105

NOTE RECEIVABLE FROM SHAREHOLDER
  (Note 4)                                                          75,000

OTHER ASSETS                                           35,939       47,326







                                                 ------------  -----------


                                                 ------------  -----------

TOTAL ASSETS                                     $ 17,560,842  $16,757,367
                                                 ============  ===========

GLENDALE HOSIERY COMPANY

BALANCE SHEETS
DECEMBER 28, 1996 AND DECEMBER 30, 1995
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY              1996             1995

CURRENT LIABILITIES:
  Revolving line of credit (Note 5)           $  7,208,284   $  7,373,179
                                              ------------   ------------
  Current portion of long-term debt              1,524,800      1,498,840
  Accounts payable                               3,490,407      2,662,164
  Accrued salaries, wages and related items        323,758        195,223
  Accrued expenses - other                        412,147         298,885
  Total current liabilities                    12,959,396      12,028,291


LONG-TERM DEBT - Less current portion
  (Note 5)                                        417,633       1,440,834
                                              ------------   ------------


COMMITMENTS (Note 9)

SHAREHOLDERS' EQUITY (Note 6):
  Preferred stock, $1 par value; authorized
    100,000 shares, none issued
  Common stock:
  Class A, $1 par value, voting - authorized,
    100,000 shares; issued and outstanding,
    33,750 shares                                  33,750          33,750
  Class B, $1 par value, nonvoting - authorized,
    100,000 shares; issued and outstanding,
    43,750 shares                                  43,750          43,750
  Additional paid-in capital                      647,500         647,500
  Retained earnings                             3,458,813       2,563,242
                                              ------------   ------------

  Total shareholders' equity                    4,183,813       3,288,242
                                              ------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                      $17,560,842     $16,757,367
                                              ===========     ===========

See notes to financial statements

                            GLENDALE HOSIERY COMPANY
   STATEMENTS OF EARNINGS YEARS ENDED DECEMBER 28, 1996 AND DECEMBER 30, 1995


                                                    1996              1995
NET SALES (Note 10)                            $ 48,256,446      $ 44,425,767
COST OF GOODS SOLD                               43,302,890        40,000,562
                                               ------------      ------------
GROSS PROFIT                                      4,953,556         4,425,205
SELLING, GENERAL AND ADMINISTRATIVE (Note 8)     (2,582,871)       (2,530,407)
INTEREST EXPENSE                                   (877,251)       (1,103,870)
PROCEEDS FROM LIFE INSURANCE (Note 7)                               2,005,588
OTHER INCOME (EXPENSE)                              115,135          (124,048)
                                               ------------     -------------

NET EARNINGS                                   $  1,608,569      $  2,672,468
                                               ============      ============


See notes to financial statements

                            GLENDALE HOSIERY COMPANY
        STATEMENTS OF SHAREHOLDERS' EQUITY YEARS ENDED DECEMBER 28, 1996
                              AND DECEMBER 30, 1995

                                     CLASS A                    CLASS B
                                  COMMON STOCK                COMMON STOCK        ADDITIONAL
                              ------------------------   ----------------------    PAID-IN       RETAINED
                                SHARES        AMOUNT       SHARES       AMOUNT     CAPITAL       EARNINGS
BALANCE,
DECEMBER 31, 1994               35,000     $ 35,000        45,000      45,000     $720,000    $  633,750
Shares repurchased              (1,250)      (1,250)       (1,250)     (1,250)     (72,500)
Shareholder distribution                                                                        (742,976)
Net earnings                                                                                   2,672,468
                                ------     --------        ------      ------     --------    ----------
BALANCE,
DECEMBER 30, 1995               33,750       33,750        43,750      43,750      647,500     2,563,242
Shareholder distributions                                                                       (712,998)
Net earnings                                                                                   1,608,569
                                ------     --------        ------      ------     --------    ----------
BALANCE,
DECEMBER 28, 1996               33,750     $ 33,750        43,750      43,750     $647,500    $3,458,813
                                ======     ========        ======      ======     ========    ==========

See notes to financial statements

                            GLENDALE HOSIERY COMPANY
  STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 28, 1996 AND DECEMBER 30, 1995

                                                                                1996          1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                              $ 1,608,569   $ 2,672,468
                                                                            -----------   -----------
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization                                             1,115,282     1,164,254
    (Gain) loss on disposal of equipment                                          8,821       (20,715)
    Increase in trade accounts receivable                                      (386,953)     (339,890)
    Increase in inventories                                                    (426,748)   (1,291,673)
    Decrease in other current assets                                             56,542        68,099
    Decrease in other assets                                                     11,387       145,038
    Increase in accounts payable                                                828,243       277,646
    Decrease (increase) in accrued salaries, wages and related items            128,535       (13,826)
    Increase in accrued expenses - other                                        113,262        16,218
                                                                            -----------   -----------
        Net adjustments                                                       1,448,371         5,151
                                                                            -----------   -----------
        Net cash provided by operating activities                             3,056,940     2,677,619
                                                                            -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                         (758,029)   (1,005,089)
  Proceeds from sale of equipment                                                 9,000        20,848
  Proceeds from repayment of shareholder note                                    75,000
                                                                            -----------
        Net cash used in investing activities                                  (674,029)     (984,241)
                                                                            ------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES;
  Net increase (decrease) in revolving line of credit                          (164,895)      720,389
  Payments on long-term debt                                                 (1,498,841)   (2,350,160)
  Long-term borrowings                                                                        750,000
  Shareholder distributions                                                    (712,998)     (742,976)
  Repurchase of shares                                                                        (75,000)
                                                                            ------------   -----------
        Net cash used in financing activities                                (2,376,734)   (1,697,747)
                                                                            ------------   -----------

NET INCREASE (DECREASE) IN CASH                                                   6,177        (4,369)

CASH, BEGINNING OF YEAR                                                          14,139        18,508
                                                                            -----------    -----------

CASH, END OF YEAR                                                           $    20,316    $   14,139
                                                                            ===========    ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION -
   Cash paid during the year for interest                                   $   805,251    $1,103,870
                                                                            ===========    ==========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES - Noncash purchases of machinery and equipment totaled $501,600 and $506,600 in 1996 and 1995, respectively.
See notes to financial statements.

                            GLENDALE HOSIERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 28, 1996 AND DECEMBER 30, 1995


1.      Nature of Business and Significant Accounting Policies

        Glendale Hosiery Company is a manufacturer of women's hosiery headquartered in Siler City, North Carolina. Glendale's private label products are sold nationwide primarily to mass merchandisers and specialty stores.

        INVENTORIES - Inventories are valued at the lower of cost (first-in, first-out method) or market.

        PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are recorded at cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to expense as incurred.

        LEASEHOLD INTERESTS - Leasehold interests are amortized over a ten year period using the straight-line method.

        INCOME TAXES - Glendale has elected S Corporation status for income tax purposes. Pursuant to the S Corporation election, federal and state income taxes are the responsibility of Glendale's shareholders. Accordingly, no income tax provision is included in the financial statements.

        FISCAL YEAR - Glendale's fiscal year ends on the final Saturday in December. Fiscal year 1996 and 1995 include 52 weeks.

        USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.      Inventories

        Inventories at December 28, 1996 and December 30, 1995 are as follows:


                                            1996             1995

Finished goods                           $2,751,778        $1,425,748
Work in process                           3,277,022         2,296,247
Raw materials and supplies                1,385,536         3,265,593
                                         ----------        ----------

Total                                    $7,414,336        $6,987,588
                                         ==========        ==========

                               GLENDALE HOSIERY COMPANY
                             NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 28, 1996 AND DECEMBER 30, 1995


3.      Property, Plant and Equipment

        Property, plant and equipment at December 28, 1996 and December 30, 1995 is as follows:


                                           1996             1995

Land                                  $     66,067      $     66,067
Buildings                                1,142,520         1,090,331
Machinery and equipment                 10,723,691         9,599,395
Leasehold improvements                   2,793,266         2,756,941
Furniture and fixtures                     507,424           478,416
                                      ------------      ------------
Total                                   15,232,968        13,991,150
Less accumulated depreciation           11,077,337         9,962,045
     and amortization                  -----------       -----------

Total                                  $ 4,155,631       $ 4,029,105
                                       ===========       ===========


4.      Note Receivable from Shareholder

        During 1993, Glendale loaned $300,000 to its principal shareholder, of which $75,000 remains outstanding at December 28, 1996 from the shareholder's estate. The final installment payment of $75,000 is due in 1997. The note bears interest at 6%, and is collateralized by a deed of trust on certain real estate.


5.      Financing Arrangements

        The senior debt facility with a bank at December 30, 1995 consists of a revolving line of credit and three term loans payable in varying installments. Under the provisions of the revolving line of credit, Glendale can borrow up to specified percentages of accounts receivable and inventories (the borrowing base). The total amount outstanding on the revolving line of credit (plus the aggregate stated amount of outstanding bankers acceptance drafts at any one time) may not exceed the lesser of $8,450,000 or the borrowing base. Interest is at the bank's prime rate (8-1/2% at December 28, 1996) plus 3/4%. Borrowings under the agreement are due upon demand and, accordingly, the amounts outstanding of $7,208,284 at December 28, 1996 and $7,373,179 at December 30, 1995 are classified as current liabilities within the balance sheets. The line of credit agreement expires on April 30, 1997, and the agreement provides for automatic one year renewal periods thereafter, subject to provisions whereby both Glendale and the bank have the right of termination. Long-term debt as of December 28, 1996 and December 30, 1995 consists of the following:

                            GLENDALE HOSIERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 28, 1996 AND DECEMBER 30, 1995


                                                                  1996             1995

Term loan to bank, payable in monthly
   installments of $45,833, plus interest at
   the bank's prime rate plus
   3/4%, through April 1998                                  $   733,333      $ 1,283,334
Second term loan to bank, payable in monthly
   installments of $32,500, plus interest at the bank's
   prime rate plus 1-1/4%, through April 1998                    520,000          910,000
Third term loan to bank, payable in monthly
   installments of $10,417, plus interest at the bank's
   prime rate plus 3/4%, through June 1998                       187,500          312,500
Equipment term loan, non-interest bearing, payable in
   monthly installments of $41,800 through January
   1998                                                          501,600
Equipment term loans repaid in 1996                                 -             433,840
                                                            -------------     -----------
Total                                                          1,942,433        2,939,674
Less current portion                                           1,524,800        1,498,840
                                                            ------------      -----------

Long-term portion                                           $    417,633    $   1,440,834
                                                            ============    =============

        Substantially all of Glendale's assets are pledged to the bank under the revolving credit and term loan obligations.

        The senior debt facility includes certain restrictive covenants. Under the more restrictive of these covenants, Glendale must maintain a minimum level of working capital and specified cash flow coverage and debt to equity ratios. In addition, dividend payments are restricted to amounts required to fund shareholder income tax liabilities arising from the allocation of Glendale's taxable income under the S Corporation election, capital expenditures are restricted to specified levels and limits are placed on the reacquisition of Glendale stock. Glendale was in violation of the covenant restricting 1996 capital expenditures and has received a waiver from the bank.

        Aggregate annual principal payments applicable to long-term debt as of December 28, 1996 are:


1997                                                                  $1,524,800
1998                                                                     417,633
                                                                      ----------

Total                                                                 $1,942,433
                                                                      ==========

                            GLENDALE HOSIERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 28, 1996 AND DECEMBER 30, 1995


6.      Stock Option Plan

        Under the Glendale 1987 Non-Qualified Stock Option Plan, options must be exercised within two years from date of grant. An aggregate of 10,000 shares of Class B common stock are reserved for issuance under the plan, with an option price of $10 per share. During 1995, options for 1,250 shares of Class A common stock and 1,250 shares of Class B common stock were granted to a member of the Board of Directors at an option price of $30 per share. These options were fully vested upon grant. No compensation expense was recorded in 1995 relating to the options granted. No options were granted in 1996, and as of December 28, 1996, no options had been exercised.

        During 1996, Glendale adopted Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. As provided under the provisions of this Statement, Glendale has chosen to retain the previous methodology of calculating compensation expense on stock options granted as provided by Accounting Principles Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The fair value of the stock options granted in 1995 calculated using Statement No. 123 did not differ materially from that calculated by Glendale in 1995 using APB No. 25.


7.      Life Insurance Proceeds

        During 1995, Glendale received proceeds of $2,005,588 on life insurance policies.


8.      Employee Benefit Plan

        Glendale has a 401(k) defined contribution plan (Glendale Hosiery Company Retirement Savings Plan). All employees of Glendale are eligible to participate in this plan. Glendale's contribution to the plan for the years ended December 28, 1996 and December 30, 1995, was $57,122 and $53,780, respectively.


9.      Commitments

        LEASES - Glendale has operating lease agreements covering equipment and a plant building. Equipment lease terms are for five years. The plant building lease required quarterly payments through December 31, 1991, with a six-year moratorium on payments starting January 1, 1992. Thereafter, the lease agreement provides for eight five-year renewal options. Under the terms of the lease agreement, Glendale pays utilities, insurance, taxes and maintenance costs.

                            GLENDALE HOSIERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 28, 1996 AND DECEMBER 30, 1995



        The future commitments under the noncancelable operating leases are:


1997                                                              $  73,386
1998                                                                 62,979
1999                                                                 36,392
2000                                                                  9,869
                                                                 ----------

Total                                                              $182,626

        Rent expense for years ended December 28, 1996 and December 30, 1995 was $90,141 and $81,365, respectively.


10.     Major Customers
        ---------------

        Net sales for the year ended December 28, 1996 includes $20,198,653 and $17,261,784, respectively, to two major retail customers. Net sales for the year ended December 30, 1995 includes $19,300,847 and $16,969,823, respectively, to these customers.

              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                     SUMMARY


        The following Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended January 31, 1998 gives effect to the acquisition of Glendale and the refinancing of Ithaca Industries, Inc. long-term debt (the "Transactions") as if each had occurred at the beginning of the period presented.

        The Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared using the purchase method of accounting for the Glendale acquisition, whereby the total cost is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the acquisition date. For purposes of the Unaudited Pro Forma Condensed Consolidated Statements of Income, such allocations have been made based upon currently available information and management's estimates.

        The Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended January 31, 1998 is based on the respective audited financial statements for the fiscal year ended January 31, 1998 of the Company and the fiscal year ended December 27, 1997 of Glendale Hosiery Company. The Unaudited Pro Forma Condensed Statement of Operations for the 13 weeks ended May 2, 1998 is based on the respective unaudited interim financial statements of the Company and Glendale Hosiery Company.

        The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to represent what the results of operations of the Company would actually have been if any of the Transactions had occurred on such dates or to project the results of operations of the Company for any future date or period.

                             ITHACA INDUSTRIES, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                           YEAR ENDED JANUARY 31, 1998
                 (In thousands except share and per share data)


                              Ithaca         Glendale       Adjustments    Pro Forma

Net sales                   $ 237,021          46,967            --         283,988
Cost of sales                 202,368          39,677         183a/         242,228
                            ---------         --------       ------        ---------
  Gross profit                 34,653           7,290         (183)          41,760

Selling, general and
   administrative expenses     26,052           4,964         230b/          31,246
                            ---------         --------       ------        ---------
  Operating income              8,601           2,326         (413)          10,514

Interest expense -
  related parties               1,781              --       (1,707)c/            74
Interest expense - non
  related parties, net          5,094             834       1,813c/           7,741
Other, net                        613             226            --             839
                            ---------         --------       ------        ---------
  Income before income
     taxes                      2,339           1,718         (519)           3,538

Income tax expense                803              --         420d/           1,223
  Net income
                            $   1,536           1,718        (939)            2,315
                            ---------         --------       ------        ---------

Basic and dilutive net
  income per                $     .15                                           .22
  common share              =========                                      =========

Weighted-average
  common shares
  outstanding              10,000,000                     400,000e/      10,400,000
                           ==========                     =========      ===========

-----------------

a/ Reflects pro forma depreciation expense associated with fair value adjustment to acquired fixed assets.

b/ Reflects pro forma amortization expense related to goodwill and other intangibles associated with the acquisition.

c/ Reflects (i) pro forma interest expense assuming a 10% rate for subordinated notes payable to former Glendale shareholders issued in connection with the acquisition and (ii) pro forma interest expense assuming an effective rate of approximately 11.2% in connection with the Refinancing.

d/   Reflects pro forma tax expense assuming an effective rate of 35%.

e/ Reflects pro forma impact of issuance of 400,000 shares of common stock in connection with the acquisition.

                             ITHACA INDUSTRIES, INC.
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                        13-WEEK PERIOD ENDED MAY 2, 1998
                 (In thousands except share and per share data)



                                Ithaca           Glendale        Adjustments         Pro Forma
                             -------------     ------------     --------------     --------------
Net sales                    $      60,388            6,998                                67,386
Cost of sales                       52,643            6,264                 47a/           58,954
                             -------------     ------------     --------------     --------------
  Gross profit                       7,745              734                (47)             8,432

Selling, general and
administrative expenses              7,032              631                 57b/            7,720
                             -------------     ------------     --------------     --------------
Operating income                       713              103               (104)               712

Interest expense - related
 parties                               296               --             12,000c/              308
Interest expense - non-
related parties, net                  1389              122                112              1,623
Other (income) expense                  34             (202)                                 (236)
                             -------------     ------------     --------------     --------------

Income (loss) before
  income taxes                         938              183              (228)               (983)

Income tax benefit                     334                -                (16)              (350)
                             -------------     ------------     --------------     --------------
  Net (loss) income          $        (604)             183               (212)              (633)
                             =============     ============     ==============     ==============

Basic and dilutive net
  loss per common
  share                              $(.06)                                                  (.06)
                             =============                                         ==============
Weighted-average
  common shares
  outstanding                   10,171,429                           228,571d/        (10,400,000)
                             =============                      ==============     ==============


a/ Reflects pro forma depreciation expense associated with fair value adjustment to acquired fixed assets.

b/ Reflects pro forma amortization expense related to goodwill and other intangibles associated with the acquisition.

c/ Reflects (i) pro forma interest expense assuming a 10% rate for subordinated notes payable to former Glendale shareholders issued in connection with the acquisition and (ii) pro forma interest expense assuming an effective rate of approximately 11.2% in connection with the Refinancing.

d/ Reflects pro forma net adjustment issuance of 400,000 shares of common stock in connection with the acquisition.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                        (In thousands, except share data)



                                                          MAY 2, 1998
                                                         --------------
ASSETS
Current Assets:
    Cash and Cash Equivalents                            $          883
    Accounts Receivable - Net                                    31,963
    Inventories  (Note 2)                                        65,777
    Prepaid Expenses and Other Current Assets                       816
                                                         ---------------
      Total Current Assets                                       99,439

Property, Plant and Equipment Net                                38,321
Intangible Assets, Net of Accumulated Amortization                  763
Other Assets                                                       6,947
                                                         ---------------
      Total Assets                                       $      145,470
                                                          =============

LIABILITIES AND STOCKHOLDERS' EQUITY Current Liabilities:
    Current Installments of Long-Term Debt               $          413
    Accounts Payable                                             14,809
    Accrued Payroll and Related Expenses                          7,301
    Accrued Restructuring Costs                                     708
    Other Accrued Expenses                                        2,472
    Current Deferred Tax Payable                                  4,424
    Income Taxes Payable                                           3,288
                                                          --------------
      Total Current Liabilities                                  33,415

Long Term Debt - Related                                            886
Long Term Debt - Non-Related                                     76,460
Deferred Income Taxes                                            13,154
                                                          -------------
      Total Liabilities                                         123,915

Stockholders' Equity:
    Preferred Stock                                                  --
    Common Stock of $.01 Par Value                                  104
    Additional Paid-In Capital                                   23,276
    Accumulated Deficit                                   (      1,825)
                                                           -----------
      Total Stockholders' Equity                                 21,555

    Total Liabilities and Stockholders' Equity             $    145,470
                                                            ===========

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                        (In thousands, except share data)



                                                                          Thirteen Weeks Ended
                                                                 --------------------------------------

                                                                     May 2, 1998               May 3, 1997
                                                                   ----------------           --------------

Net sales                                                         $          60,388       $           58,743
Cost of sales                                                                52,643                   50,527
                                                                         ----------              -----------
    Gross profit                                                              7,745                    8,216
Selling, general and administrative expenses                                  7,032                    6,789
                                                                         ----------              -----------
    Operating income                                                            713                    1,427

Interest expense - related parties                                              296                      230
Interest expense - non-related parties - net                                  1,389                    1,514
Other income - net                                                               34                      191
                                                                         ----------             ------------
    Loss before income taxes                                            (       938)             (       126)

Income tax (expense) benefit                                                    334              (        24)
                                                                         ----------               ----------
      Net loss                                                     $    (       604)       $     (       150)
                                                                         ==========               ==========

Basic and dilutive net loss per common share                       $    (      0.06)       $     (      0.02)
                                                                         ==========               ==========

Weighted average common shares outstanding                               10,171,429               10,000,000
                                                                       ============               ==========

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (In thousands)

                                                                          Thirteen Weeks Ended
                                                               ------------------------------------------
                                                                    May 2, 1998           May 3, 1997
                                                                    -----------           -----------
Cash Provided by Operating Activities:
    Net Loss                                                           $      (       604)      $     (    150)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operations:
    Depreciation and Amortization of Property and Equipment                         1,467                1,490
    Amortization of Intangible Assets                                                  85                  136
    Decrease in Provision for Deferred Taxes                                           25                  457
    (Gain) Loss on Sale of Property, Plant and Equipment                            - 0 -                   23

Changes in Assets and Liabilities:
    (Increase) Decrease in Accounts Receivable                                 (    3,671)               2,723
    (Increase) Decrease in Inventories                                         (      749)                 549
    Decrease in Assets Held for Disposition                                         - 0 -                2,222
    (Increase) Decrease in Prepaid Expenses                                    (      199)            (    303)
    (Decrease) in Accounts Payable                                                  1,229             (  1,077)
    Increase (Decrease) in Accrued Expenses and Other Liabilities              (      490)            (  2,354)
    (Decrease) In Asset Writedown and Restructuring Reserve                    (      287)            (    549)
    (Decrease) in Income Taxes Payable                                         (      379)            (    249)
                                                                                ----------             -------
      Net Cash Provided by Operations                                          (    3,573)               2,918

Cash Flows From Investing Activities:
    Proceeds From the Sale of Property, Plant and Equipment                             8                   92
    Additions to Property, Plant and Equipment                                 (    1,265)            (    774)
    Payment for Purchase of Glendale Hosiery Assets                            (    6,791)               - 0 -
                                                                             ------------              -------
      Net Cash Used in Investing Activities                                    (    8,048)            (    682)
Cash Flows From Financing Activities:
    Increase in Long-Term Debt - Net                                                3,698             (  8,105)
    Increase (Decrease) in Revolver                                                11,070                4,000
      Cash Paid for Refinancing                                                (    2,944)                - 0-
                                                                             ------------              -------
      Net Cash Used in Financing Activities                                        11,824             (  4,105)
Net (Decrease) in Cash and Cash Equivalents                                           203             (  1,869)
Cash and Cash Equivalents at Beginning of Period                                      680                   66
                                                                            -------------              -------
Cash and Cash Equivalents at End of Period                             $              883       $     (  1,803)
                                                                            =============              =======

Supplemental Disclosure of Cash Paid (Received) During the Period For:
    Income Taxes                                                       $             - 0-       $     (    184)
                                                                           ==============              =======
    Interest                                                           $            1,530       $        1,538
                                                                           ==============             ========


Supplemental Schedule of Non-Cash Investing and Financing Activities: The
    company purchased substantially all the assets of Glendale Hosiery Company. In conjunction with the acquisition, liabilities and debt were assumed as follows:
      Fair Value of Assets Acquired:                      22,016
      Cash Paid for Assets                                 6,791
      Subordinate Debt Issued                              1,236
      Stock Issued in Connection with Acquisition          1,264
            Liabilities and Debt Assumed                  12,725

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          FOR THE THIRTEEN WEEKS ENDED
                           MAY 2, 1998 AND MAY 3, 1997
                                   (Unaudited)



1.       Financial Statements
         --------------------
         The consolidated balance sheet as of May 2, 1998 and the consolidated statements of operations for the thirteen weeks ended May 2, 1998 and May 3, 1997, and the consolidated statements of cash flows for the thirteen weeks ended May 2, 1998 and May 3, 1997 have been prepared by Ithaca Industries, Inc. without audit. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial position of the Company at May 2, 1998 and the results of operations for the thirteen weeks ended May 2, 1998 and May 3, 1997, and the statements of cash flows for the thirteen weeks ended May 2, 1998 and May 3, 1997 have been made on a consistent basis.

         Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the audited financial statements and notes thereto for the years ended January 31, 1998 and February 1, 1997.

         The results of operations for the periods presented are not necessarily indicative of the operating results for the full year.

2.       Inventories
         -----------

         Inventories consist of the following:



                                                               MAY 2, 1998
                                                               -----------

    Raw Materials                                             $     16,960
    Work in Process                                                 16,782
    Finished Goods                                                  32,435
                                                                ----------
                                                                    66,177

    Less Excess of FIFO over LIFO Cost                                 400
                                                              ------------
                                                              $     65,777


         Included in the May 2, 1998 inventory numbers is $8,231 for the Glendale Hosiery Company which was acquired on March 24, 1998.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.       Acquisition and Refinancing
         ---------------------------

         Effective March 24, 1998, the Company purchased substantially all of the assets and assumed substantially all liabilities of Glendale Hosiery Company (Glendale). Glendale, located in Siler City, North Carolina, is in the business of manufacturing, marketing and distributing women's hosiery. The aggregate purchase price included cash, the Company's common stock, subordinated notes payable, and the assumption of indebtedness and liabilities.

         The Company has entered into $110 million of senior credit facilities ("Senior Credit Facilities"). The Senior Credit Facilities include a five-year bank credit facility consisting of a $25 million term loan and up to $70 million in revolving credit loans to be provided by a syndicate of banks led by NationsBank, N.A. The Senior Credit Facilities also include an additional $15 million term loan provided by Foothill Capital Credit Corporation and arranged by NationsBanc Montgomery Securities LLC. The Senior Credit Facilities were used to refinance the Company's existing credit agreement with another bank syndicate, to fund the acquisition of Glendale, and will also be used for general corporate purposes.

         The following represents the summary unaudited pro forma results of operations for the quarters ended May 2, 1998 and May 3, 1997 as if the acquisition of Glendale had occurred at the beginning of fiscal 1997. The pro forma results are not necessarily indicative of the results which may occur in the future.


                                           1998           1997
                                        ----------     ----------



Net Sales                             $  67,386        $  71,338

Net (Loss) Income                          (633)              61

Basic Net (Loss) Income Per Share          (.06)             .01

Diluted Net (Loss) Income Per Share        (.06)             .01

--------------------------------------- ----------------------------------------
--------------------------------------- ----------------------------------------
     NO DEALER, SALESPERSON, OR OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTA-        10,109,290 SHARES
TIONS OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY ANY
SECURITIES OTHER THAN THE SECURITIES TO
WHICH IT RELATES OR AN OFFER TO SELL OR
THE SOLICITATION OF AN OFFER TO BUY SUCH
SECURITIES IN ANY CIRCUMSTANCES IN WHICH
SUCH OFFER OR SOLICITATION IS UNLAWFUL.
NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF OR THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
 TO ITS DATE.
          ---------------------------              ITHACA INDUSTRIES, INC.
               TABLE OF CONTENTS

                                           Page          COMMON STOCK

Additional Information........................4
Prospectus Summary............................5          ____________
Risk Factors..................................9
Use of Proceeds..............................14           PROSPECTUS
Dividend Policy..............................14          _____________
Market for the Common Stock .................15
Capitalization...............................16
Selected Financial Data......................17
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations ................19
Business.....................................26
Directors and Management.....................31
Description of Capital Stock.................42
Selling Stockholders.........................50
Security Ownership of Certain
   Beneficial Owners and
   Management................................51
Plan of Distribution.........................54
Legal Matters................................55
Experts......................................55
Index to Financial Statements...............F-1
          ---------------------------


                                                         July 24, 1998


--------------------------------------- ----------------------------------------
--------------------------------------- ----------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the various expenses in connection with the sale and distribution of the Shares being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Commission registration fee.


Commission registration fee......................................       100
Legal fees and expenses..........................................    50,000
Accounting fees and expenses.....................................    30,000
Miscellaneous....................................................    10,000
                                                                   --------
   Total.........................................................  $ 90,100
                                                                   ---------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "Derivative Action")), if the relevant party acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of Derivative Actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification had been found liable to the corporation. The Statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        Section 8.1 of the Certificate and Article 8.1 of the By-Laws of the registrant calls for indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the By-Laws provide a right to indemnification for expenses (including attorneys' fees and disbursements, judgments, fines, excise taxes, penalties, amounts paid in settlement, charges and costs) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any Derivative Action) by reason of the fact that such person is or was serving as a director or officer of the registrant or that, being or having been a director or officer or an employee of the registrant, such person is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan. The By-Laws also provide that the registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the laws of Delaware, the Certificate and Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the

Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 15.  RECENT SALES OF UNREGISTERED SELLING STOCKHOLDERS.

        10,000,000 Shares of Common Stock were issued in reliance upon the exemption provided by 11 USC 1145.


ITEM    16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE (Defined terms are used herein as defined in the Prospectus.)


  Exhibit No.                Description of Exhibits
  -----------                -----------------------

     2.1* Plan of Reorganization (incorporated by reference to Exhibit A of Exhibit 2.1 to the Company's Form 8-K, dated October 3, 1996)

     2.2*                    Modification of the Plan of Reorganization

     2.3*                    Second Modification of the Plan of Reorganization

     2.4* Asset Purchase Agreement between Ithaca Industries, Inc. and Glendale Hosiery Company dated March 13, 1998 (incorporated by reference to Exhibit 2 to the Company's Form 8-K, dated April 3, 1998)

      3.1*                   Amended and Restated Certificate of Incorporation

     3.2*                    By-Laws (incorporated by reference to Exhibit F of
                             Exhibit 2.1 to the Company's Form 8-K, dated
                             October 3, 1996)

     4.1* Registration Rights Agreement (incorporated by reference to Exhibit H of Exhibit 2.1 to the Company's Form 8-K, dated October 3, 1996)

     4.2*                    Rights Agreements (incorporated by reference to
                             Exhibit 4 to the Company's Form 8-K, dated July 20,
                             1998)

     5*                      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
                             re: legality

     10.1* Loan and Security Agreement between the Company, various lenders, NationsBank, N.A. as agent, NationsBank Montgomery Securities LLC as syndication agent and arranger and BankAmerica Business Credit, Inc. as the documentation agent (incorporated by reference to Exhibit 10.1 to the Company's Form 10-K, dated May 1, 1998)

     10.2* Loan and Security Agreement between the Company, various lenders, and NationsBank, N.A. as collateral agent (incorporated by reference to Exhibit 10.2 to the Company's Form 10-K, dated May 1, 1998)

     10.3*                   LTIP (incorporated by reference to Exhibit I of
                             Exhibit 2.1 to the Company's Form 8-K, dated
                             October 3, 1996)

  Exhibit No.                Description of Exhibits

     10.4*                   Management Agreement

     10.5*                   Employment Agreement of Jim D. Waller

     10.6*                   Director Option Plan

     10.7*                   Cash Bonus Plan

      21*                    List of Subsidiaries of the Company

     23.1* Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in item 5)

     23.2                    Consent of KPMG Peat Marwick LLP

     23.3                    Consent of Deloitte & Touche LLP

      24*                    Power of Attorney

     27.1                    Financial Data Schedule for the year ended January
                             31, 1998

     27.2 Financial Data Schedule for the quarterly period ended May 2, 1998

-----------------------
*  Previously filed exhibit

FINANCIAL STATEMENT SCHEDULE:


                                                                           Page
                                                                           ----

Schedule II        Valuation and Qualifying Accounts--Year ended            S-1
                   January 31, 1998; 1 week Period ended
                   February 1, 1997, Post-confirmation; 42-Week
                   Period ended November 22, 1996; and Year ended
                   February 2, 1996, Preconfirmation.



ITEM 17.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        3. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        4. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        5. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilkesboro, North Carolina, on July 24, 1998.

                                        ITHACA INDUSTRIES, INC.


                                        By:  /s/ Richard P. Thrush
                                                Richard P. Thrush
                                               Senior Vice President-Finance
                                                and Administration, Secretary,
                                                Chief Accounting and Principal
                                                Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                    Title                   Date
          ---------                    -----                   ----
             *                 Chairman,-Chief-Executive
-----------------------------  Officer, President and
        Jim D. Waller          Director

             *
-----------------------------  Director
      Walter J. Branson

             *
-----------------------------  Director
       Marvin B. Crow
-----------------------------  Director

             *
-----------------------------  Director
      Francis Goldwyn

             *
-----------------------------  Director

             *
      Morton E. Handel
-----------------------------  Director

             *
     David N. Weinstein
-----------------------------  Director

             *
-----------------------------  Director
     James A. Williams


*  By:   /s/ Richard P. Thrush
       -----------------------------
        Name:  Richard P. Thrush
        Title:  Attorney-in-fact                                July 24, 1998

                                                                   Schedule II


                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                          YEAR ENDED JANUARY 31, 1998;
            10-WEEK PERIOD ENDED FEBRUARY 1, 1997, POST-CONFIRMATION;
                     42-WEEK PERIOD ENDED NOVEMBER 22, 1996;
                AND YEAR ENDED FEBRUARY 2, 1996, PRECONFIRMATION


                                          Balance at        Charged to                      Balance at
                                         beginning of        cost and                         end of
             Description                  year/period        expenses         Deductions    Year/period
          ------------------            --------------     -------------    -------------- -------------

Year ended January 31, 1998
(post-confirmation):
   Allowance for doubtful accounts      $    1,256,137         475,673         966,810        765,000
   Provision for claims and allowances       1,029,116       2,969,815       3,299,786        699,145
   Provision for assets held for
   disposition reserve for                   2,106,230               -       1,110,809        995,421
      plant closures                    --------------     -------------    -------------- -------------

                                        $    4,391,483       3,445,488       5,377,405      2,459,566
                                        ==============     =============    ============== =============
  Total

10-week period ended February 1, 1997
(post-confirmation):

   Allowance for doubtful accounts      $    1,508,296           2,329         254,488      1,256,137

   Provision for discounts                       4,760         544,529         549,289             --

   Provision for claims and allowances       1,244,737         893,886       1,109,507      1,029,116

   Provision for assets held for
      disposition reserve for
      plant closures                        12,204,000              --      10,097,770      2,106,230
                                        --------------     -------------    -------------  -----------

                                        $   14,961,793       1,440,744      12,011,054      4,391,483
 Total                                  ==============     =============    ============== ===========

42-week period ended November 22, 1996
(preconfirmation):
   Allowance for doubtful accounts      $     1,215,000         333,724          40,428      1,508,296

   Provision for discounts                       99,178       1,925,578       2,019,996          4,760

   Provision for claims and allowances        1,255,602       4,579,938       4,590,803      1,244,737

   Provision for assets held for
      disposition reserve for
      plant closures                         37,093,000              --      24,889,000     12,204,000
                                         --------------     -------------    -------------  ----------

                                        $    39,662,780       6,839,240      31,540,227     14,961,793

 Total                                  ==============     =============    ============== ===========

Year ended February 2, 1996
(preconfirmation):
   Allowance for doubtful accounts      $     1,215,000          54,965          54,965      1,215,000

   Provision for discounts                      146,974       2,776,842       2,824,638         99,178

   Provision for claims and allowances        1,373,208       6,530,524       6,648,130      1,255,602

   Provision for assets held for
      disposition reserve for
      plant closures                                --       51,591,000      14,498,000     37,093,000
                                         --------------     -------------    -------------  ----------

                                         $    2,735,182      60,953,331      24,025,733     39,662,780
  Total                                  ==============     =============    =============  ==========

                                  EXHIBIT INDEX


  Exhibit No.           Description of Exhibits
  -----------           ------------------------

     2.1* Plan of Reorganization (incorporated by reference to Exhibit A of Exhibit 2.1 to the Company's Form 8-K, dated October 3, 1996)

     2.2*               Modification of the Plan of Reorganization

     2.3*               Second Modification of the Plan of Reorganization

     2.4*               Asset Purchase Agreement between Ithaca Industries, Inc.
                        and Glendale Hosiery Company dated March 13, 1998 (incorporated by reference to Exhibit 2 to the Company's Form 8-K, dated April 3, 1998)

     3.1*               Amended and Restated Certificate of Incorporation

     3.2*               By-Laws (incorporated by reference to Exhibit F of
                        Exhibit 2.1 to the Company's Form 8-K, dated October 3,
                        1996)

     4.1* Registration Rights Agreement (incorporated by reference to Exhibit H of Exhibit 2.1 to the Company's Form 8-K, dated October 3, 1996)

     4.2* Rights Agreement (incorporated by reference to Exhibit 4 to the Company's Form 8-K, dated July 20, 1998)

     5*                 Opinion of Paul, Weiss, Rifkind, Wharton & Garrison re:
                        legality

     10.1* Loan and Security Agreement between the Company, various lenders, NationsBank, N.A. as agent, NationsBank Montgomery Securities LLC as syndication agent and arranger and BankAmerica Business Credit, Inc. as the documentation agent (incorporated by reference to
                        Exhibit 10.1 to the Company's Form 10-K, dated May 1,
                        1998)

     10.2* Loan and Security Agreement between the Company, various lenders, and NationsBank, N.A. as collateral agent (incorporated by reference to Exhibit 10.2 to the Company's Form 10-K, dated May 1, 1998)

     10.3*              LTIP (incorporated by reference to Exhibit I of Exhibit
                        2.1 to the Company's Form 8-K, dated October 3, 1996)

     10.4*              Management Agreement

     10.5*              Employment Agreement of Jim D. Waller

     10.6*              Director Option Plan

     10.7*              Cash Bonus Plan

     21*                List of Subsidiaries of the Company

     23.1* Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in item 5)

  Exhibit No.           Description of Exhibits
  ----------            -----------------------

     23.2               Consent of KPMG Peat Marwick LLP

     23.3               Consent of Deloitte & Touche LLP

     24*                Power of Attorney

     27.1               Financial Data Schedule for the year ended January 31,
                        1998

     27.2               Financial Data Schedule for the quarterly period ended
                        May 2, 1998

-----------------------
* Previously filed exhibit

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ithaca Industries, Inc.:

The audits referred to in our report dated March 27, 1998, included the related financial statement schedule as of and for the year ended January 31, 1998; the 10-week period February 1, 1997; the 42-week period ended November 22, 1996; and the year ended February 2, 1996 included in the registration statement (No. 333-23555) on Form S-1 of Ithaca Industries, Inc. and subsidiaries. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Our report dated March 27, 1998, contains an explanatory paragraph that states as of November 22, 1996 the Company adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Prospectus.


                                            /s/ KPMG Peat Marwick LLP

                                            KPMG Peat Marwick LLP


Atlanta, Georgia
July 22, 1998

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Post-Effective Amendment No. 2 to the registration statement (No. 333-2355) of Ithaca Industries, Inc. on Form S-1 of our report dated February 17, 1997, appearing in this registration statement, with respect to the financial statements of Glendale Hosiery Company for the fiscal years ended December 28, 1996 and December 30, 1995.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
July 24, 1998
Charlotte, North Carolina